Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement ”) is made and entered into as of the date of the last signature to this Agreement (the “Effective Date”), by and among LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation with a mailing address of c/o Sam Tawfik, 601 North State Road 7, Plantation, Florida 33317 and an email address of sam@lmpmotors.com, and or its assigns (“Purchaser”); BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation with a mailing address of 334 Old Grandview Road Beaver, West Virginia 25813, and an email address of ldavis@beckleyautomall.com (“BBGAM”), KING COAL CHEVROLET CO., a West Virginia corporation with a mailing address of 334 Old Grandview Road Beaver, West Virginia 25813, and an email address of ldavis@beckleyautomall.com (“KCC”), and HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation with a mailing address of 334 Old Grandview Road Beaver, West Virginia 25813, and an email address of ldavis@beckleyautomall.com (“HPV ” and, together with BBGAM and KCC, collectively, the “Seller”). The Purchaser and Seller may each be referred to herein as a “Party” or collectively as the “Parties.” ERNEST B. DAVIS, JR., an individual resident of West Virginia with a mailing address of 334 Old Grandview Road Beaver, West Virginia 25813, and an email address of erniedavis@hometownsubaru.com (“EBD”), LORI A. DAVIS, an individual resident of West Virginia with a mailing address of 334 Old Grandview Road Beaver, West Virginia 25813, and an email address of ldavis@beckleyautomall.com (“ LAD”), TRACY W. HYLTON, II, an individual resident of West Virginia with a mailing address of P.O Box 1109 Beckley, West Virginia 25802, and an email address of jerry@wrminc.com (“TWH” and, together with EBD and LAD, the “Shareholder ”), E & W, LLC, a West Virginia limited liability company (“ E & W”), and THE MEG RENTAL CORPORATION, a West Virginia corporation (“MEG”), each join in this Agreement for the purposes set forth in the attached joinder.

WITNESSETH

WHEREAS, the Seller owns certain assets used or useful in the operation of the Buick, GMC, Chevrolet, Hyundai, Kia, and Subaru motor vehicle sales and service dealerships set forth on Exhibit A (collectively, the “Franchised Dealerships”); and

WHEREAS, the Seller owns certain assets used or useful in the operation of 5 used motor vehicle dealerships, as set forth on Exhibit B (collectively, the “Ancillary Dealerships” and, together with the Franchised Dealerships, the “Business”); and

WHEREAS, the Franchised Dealerships and the Ancillary Dealerships are operated from the addresses set forth on Exhibit C (collectively, the “Dealership Premises”);

WHEREAS, the Shareholder owns, directly or indirectly, all of the outstanding and issued shares of stock in the Seller; and

WHEREAS, subject to, and in accordance with, the terms and conditions of this Agreement the Purchaser desires to purchase substantially all of the Dealership Assets from the Seller; and the Purchaser desires to secure dealer sales and service agreements from the Manufacturers appointing the Purchaser as an authorized Buick GMC, Chevrolet, Hyundai, Kia, and Subaru dealer at the Beckley BG Premises, the Oak Hill Chevrolet Premises, the Beckley Hyundai Premises, the Mt. Hope Kia Premises, and the Mt. Hope Subaru Premises, respectively; and

WHEREAS, the Seller desires to sell to the Purchaser substantially all of the Dealership Assets, subject to, and in accordance with, the terms and conditions of this Agreement; and

WHEREAS, in connection with the Purchaser’s acquisition of the Dealership Assets, the Purchaser has entered into (a) a real estate purchase agreement with MEG, an Affiliate of the Seller, for the sale and purchase of the Beckley BG Premises (the “Beckley BG REPA”); and (b) a real estate purchase agreement with E & W, an Affiliate of the Seller, for the sale and purchase of the Oak Hill Chevrolet Premises (the “Oak Hill Chevrolet REPA”); and

WHEREAS, in connection with the Purchaser’s acquisition of the Dealership Assets, the Purchaser or its assigns, as tenant, and MEG, as landlord, will enter into a lease agreement at the Closing for the use and occupancy of the Beckley Hyundai Premises, the Mt. Hope Kia Premises, the Mt. Hope Subaru Premises, and the Lewisburg Premises (the “MEG Lease Agreement”). The form of the MEG Lease Agreement shall be agreed upon by the Purchaser and MEG during the OA Prep Period; and

WHEREAS, in connection with the Purchaser’s acquisition of the Dealership Assets, the Purchaser or its assigns, as tenant, and E & W, as landlord, will enter into a lease agreement at the Closing for the use and occupancy of the Oak Hill Used Premises (the “E & W Lease Agreement”). The form of the E & W Lease Agreement shall be agreed upon by the Purchaser and E & W during the OA Prep Period; and

WHEREAS, in connection with the Purchaser’s acquisition of the Dealership Assets, the Parties will seek the consent of the Princeton Landlord, the Summersville Landlord, and the Beaver Landlord to permit the assignment of the Princeton Premises Lease, the Summersville Premises Lease, and the Beaver Premises Lease, respectively, to the Purchaser or its assigns.

NOW, THEREFORE, in consideration of the Parties’ execution of this Agreement, and the premises, mutual covenants and promises hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” of a Person shall mean a Person that, directly or indirectly, controls, is controlled by or is under common control with the first Person.

(b) “Applicable Law” shall mean all applicable provisions of any federal, state, local, municipal, statute, law, common law, permit, ordinance, code, rule, regulation, decision, order, decree, treaty or judgment enacted, promulgated or issued by any Governmental Authority in effect on the Closing Date.

(c) “Applicable Rate” means 8% per annum, computed on the basis of a 360-day year or, with respect to any amount that an Indemnifying Party has been finally adjudicated as liable to an Indemnifying Party pursuant to Section 6, such higher post-judgment interest as may be imposed by any court of competent jurisdiction

(d) “Assumed Liability Credits” shall mean the credits due Purchaser as set forth under Section 3.1(i) and (j)

(e) “Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

(f) “Beaver Landlord” shall mean Little General Store, Inc., a West Virginia corporation.

(g) “Beaver Premises Lease” shall mean that certain Lease Agreement dated May 1, 2019, by and between HPV and the Beaver Landlord, pursuant to which HPV is leasing the Beaver Premises from the Beaver Landlord.

(h) “Business Day” shall mean any day excluding Saturday, Sunday, and any day on which commercial banks are by law closed in the State of West Virginia.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Consent” shall mean all consents, approvals, authorizations, stipulations, ratifications, waivers, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

(k) “Contract” or “Contracts” shall mean all agreements, contracts, commitments, orders, licenses, leases and other instruments, arrangements and understandings (whether written or oral) to which a Person is a party, or by which any of its assets or properties are bound.

(l) “Control” (including the terms “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(m) “Current Financials” shall mean the internally prepared, un-audited financial statements of the Seller in the form required by the Manufacturers, for the fiscal years ending 2017, 2018, 2019, and year-to-date 2020.

(n) “Cut-Off Date” shall mean the date that is 180 days after the Effective Date.

(o) “Davis HoldCo” shall mean the entity formed by EBD and LAD to own an interest in LMP Beckley Holdings, LLC, a Delaware limited liability company.

(p) “DMS” shall mean a dealership management system.

(q) “EEOC” shall mean the U.S. Equal Employment Opportunity Commission.

(r) “EIN” shall mean Employer’s Innovative Network, LLC.

(s) “EIN Contract” shall mean collectively, the following contracts for providing employees to Seller: (a) contract between EIN and KCC, dated December 3, 2013; (b) contract between EIN and BBGAM dated September 17, 2013, and (c) contract between EIN and HPV dated September 17, 2013.

(t) “Employee Benefit Plan” shall mean any (i) employee benefit plan within the meaning of Section 3(3) of ERISA, (ii) profit sharing, bonus, compensation, stock purchase, stock option, employment, termination, severance, retention or other similar plan, agreement or arrangement, and (iii) hospitalization, medical, life, or supplemental unemployment benefits plan, program, agreement or arrangement, which are or have been sponsored, maintained or contributed to or required to be contributed to by the Seller, any of its subsidiaries or any ERISA Affiliate for the benefit of any former or current consultant, employee, officer or director of the Seller, any of its subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not.

(u) “Encumbrance” shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, or exercise of any other attribute of ownership that is imposed by agreement, understanding, Applicable Law or otherwise, whether of record or otherwise.

(v) “Environmental, Health and Safety Liabilities” shall mean any Losses, natural resource damages, Encumbrances, orders, and consulting fees, (i) which are incurred as a result of (A) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from the Dealership Premises, (B) the actual or alleged offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Seller or at the Dealership Premises or (C) the violation or alleged violation of any Environmental Laws or (ii) which arise under the Environmental Laws.

(w) “Environmental Laws” shall mean all Applicable Laws pertaining to the injury to, or the pollution or protection of human health and safety and the environment, including the regulation, control, clean-up, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances.

(x) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(y) “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Seller or any of its subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

(z) “Escrow Agent” shall mean Bass Sox Mercer, 2822 Remington Green Circle, Tallahassee, Florida 32308.

(aa) “Existing Leases” shall mean any lease agreements or arrangements existing prior to the Closing Date and related to the Beckley Hyundai Premises, the Mt. Hope Kia Premises, the Mt. Hope Subaru Premises, the Lewisburg Premises, or the Oak Hill Used Premises.

(bb) “GM” shall mean General Motors LLC.

(cc) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising legislative, executive, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government, or any tribunal or arbitrators of competent jurisdiction.

(dd) “Hazardous Substances” shall mean any chemical, material, substance, constituent, contaminant, waste or pollutant regulated under any Environmental Law, including:

(i) any toxic or hazardous wastes, materials, pollutants or substances, including petroleum products and by-products, flammable explosives, radioactive materials, asbestos, polychlorinated byphenyls, pesticides, herbicides, pesticide or herbicide containers, untreated sewage, industrial process sludge;

(ii) any substances defined as “hazardous substances” or “toxic substances” or similarly identified under CERCLA (42 U.S.C. § 9601 et seq., as amended);

(iii) “hazardous materials” as identified under the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended;

(iv) any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, 15 U.S.C. § 2601 et seq., as amended;

(v) any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; or

(vi) any toxic or hazardous wastes, materials, pollutants or substances regulated under any other Environmental Law including any so-called “Super Fund” or “Super Lien” legislation, now existing, pertaining to hazardous materials, pollutants or wastes.

(ee) “HMA” shall mean Hyundai Motor America, LLC.

(ff) “IRCA” shall mean the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder.

(gg) “KMA” shall mean Kia Motors America, Inc.

(hh) “Knowledge” means the actual knowledge of EBD or LAD, and Seller will be deemed to have “Knowledge” of a particular fact or other matter if the foregoing named individuals are actually aware of such fact or other matter, or if a reasonable person in his position would have been aware of such fact or matter.

(ii) “Liability” or “Liabilities” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

(jj) “Licenses” shall mean all licenses, grants, franchises, permits, approvals, Consents and other authorizations issued to or maintained by the Seller in connection with its ownership, possession, use, occupancy or operation of any of the Dealership Assets, or its operation of the Business.

(kk) “LMP HoldCo” shall mean LMP Automotive Holdings, LLC, a Delaware limited liability company.

(ll) “Losses” shall mean any and all damages (including punitive damages and consequential damages awarded to a third party by a court of competent jurisdiction in respect of a third-party claim), losses, charges, liabilities, claims, demands, Proceedings, payments, judgments, settlements, assessments, obligations, deficiencies, Taxes, interest, penalties, costs, and expenses (including reasonable attorneys’ fees).

(mm) “Manufacturer” shall mean either GM, KMA, SA, or HMA, as the case may be.

(nn) “Manufacturers” shall collectively mean GM, KMA, SA, and HMA.

(oo) “Manufacturer Parts Inventory” shall mean all of the Seller’s inventories of new, current, returnable, and non-obsolete Manufacturer parts and accessories in their original, unbroken packages, which are located on or in transit to the Seller as of the Closing Date, and which are listed in a applicable Manufacturer’s current parts and accessories price book/catalogues, with supplements in effect on the inventory date described in Section 3.2. Notwithstanding the foregoing, Manufacturer Parts shall not include any “Obsolete” parts, defined as parts (a) not being listed in the current Manufacturer’s Master Parts Price List/Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the applicable Manufacturer at not less than the value reflected in the Master Price List, or (b) that have been in the Seller’s inventory longer than 15 months prior to Closing Date.

(pp) “Material Adverse Change” shall mean any change in, or effect on, the Seller (including the business thereof) which is, or could reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the Seller.

(qq) “Miscellaneous Inventory” shall mean all miscellaneous inventory of the Seller located at the Dealership Premises on the Closing Date and consisting of non-Manufacturer Parts, batteries, tires, and paint, gas, oil and grease, etc., each of which is less than 1 year old, and all of which (in the case of fluids and paint) shall be in unopened containers and usable.

(rr) “OA Prep Period” shall mean a period of 30 days following the Effective Date.

(ss) “Operating Agreement” means that certain operating agreement by and between LMP HoldCo, Davis HoldCo, and the Purchaser, a form of which shall be agreed upon by the Parties during the OA Prep Period.

(tt) “Other Agreements” shall mean collectively, the Bill of Sale and Assignment, the Non-Competition and Non-Solicitation Agreement, and any other agreements, instruments, certificates, and documents executed by the Parties in connection herewith or therewith.

(uu) “Parts” shall mean collectively, the Manufacturer Parts and the Non-Manufacturer Parts.

(vv) “Permitted Encumbrances” shall mean (i) Encumbrances securing indebtedness or other monetary obligations that constitute an Assumed Liability and (ii) statutory Encumbrances securing real and personal property taxes assessed in West Virginia, prorated on a calendar year basis, to the extent that such property taxes are not yet due and payable as of the Closing Date.

(ww) “Person” shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority, or other entity (foreign or domestic).

(xx) “Princeton Landlord” shall mean Mitchem Enterprises, Inc. a Virginia corporation.

(yy) “Princeton Premises Lease” shall mean that certain Lease dated August 3, 2020, by and between BBGAM and the Princeton Landlord, pursuant to which BBGAM is leasing the Princeton Premises from the Princeton Landlord.

(zz) “Proceeding” shall mean any action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity.

(aaa) “Returns” shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(bbb) “Required Initial Capitalization” shall mean an amount equal to the Goodwill purchase price plus the Fixed Asset purchase price plus the Manufacturer’s required net working capital requirement less allowable debt incurred by LMP Beckley Holdings, LLC based upon such items, to be determined at the Closing.

(ccc) “SA” shall mean Subaru of America, Inc.

(ddd) “Service Loaners” shall mean motor vehicles owned by the Seller, located on the Dealership Premises on the Closing Date, and provided by the Seller to customers while their vehicles are being serviced by the Seller. Service Loaners shall include motor vehicles that are current in status as well as vehicles that have been retired from such status.

(eee) “Summersville Landlord” shall mean Harper Manor Estates, LLC, a West Virginia limited liability company.

(fff) “Summersville Premises Lease” shall mean that certain Commercial Lease Agreement dated May 1, 2020, by and between KCC and the Summersville Landlord, pursuant to which KCC is leasing the Summersville Premises from the Summersville Landlord.

(ggg) “Tax” or “Taxes” shall mean any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including all interest and penalties thereon and additions thereto whether disputed or not.

(hhh) “Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner, equity holder or employee of any such Indemnified Party or its Affiliates.

(iii) “Transaction” shall mean the sale by the Seller and the purchase by the Purchaser of an undivided interest in the Dealership Assets, and the assumption by the Purchaser of the Assumed Liabilities, all in accordance with the terms of this Agreement.

(jjj) “Treasury Regulations” shall mean the Federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

(kkk) “URL” shall mean a uniform resource locator.

(lll) “Used Vehicles” shall mean all vehicles that are located on the Dealership Premises on the Closing Date and owned and held by the Seller for resale, to include Service Loaners, but excluding New Vehicles, Demos, or company vehicles.

(mmm) “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law.

(nnn) “We-Owes” shall mean a promise by the Seller to a customer for the delivery of goods or services in the future.

1.2 Other Defined Terms. Certain other terms are defined in this Agreement (or the exhibits) and are used with the meanings so ascribed to them.

2. THE TRANSACTION

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 4.1 below), the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to each of the following assets (collectively, the “Dealership Assets”), free and clear of all Encumbrances (except Permitted Encumbrances):

(a) all of the Seller’s furniture, fixtures, signs, product marketing displays, office equipment and computers, machinery and shop equipment, parts equipment, special tools, lifts, hybrid charging stations and related equipment, removable compressors, shop tools, and other items of tangible personal property owned and used by the Seller in the operation of the Business, including those items listed on the outside appraisal of fixed assets pursuant to Section 3.1(b), and on Schedule 2.1(a) attached hereto (the “Fixed Assets”); provided, Fixed Assets does not include leasehold improvements, vehicles, or parts inventory;

(b) each new, undamaged, and not previously titled (even if later reversed) or reported sold (even if later reversed), 2020 and newer model year Manufacturer motor vehicles, which (i) has no more than 350 miles recorded on it odometer as of the Closing Date, (ii) has been in inventory fewer than 365 days as of the Closing Date, and (iii) is located at or in transit to the Dealership Premises as of the Closing Date (collectively, the “New Vehicles”);

(c) each vehicle that would be a New Vehicle but for having more than 350 miles recorded on its odometer as of the Closing Date (collectively, the “Demos”). Notwithstanding the foregoing, a Demo shall not include any vehicle with more than 4,000 miles recorded on its odometer as of the Closing Date;

(d) such of the Seller’s inventory of Used Vehicles for which the Parties are able to agree to a value. Any Used Vehicle(s) for which the Parties cannot reach an agreement on value shall be considered an Excluded Asset;

(e) the Seller’s assignable rights and privileges under (i) the Contracts identified on Schedule 2.1(e)(i) attached hereto, which are required to be assumed by Purchaser, (ii) the Contracts identified on Schedule 2.1(e)(ii), which as part of the Purchaser’s business due diligence the Purchaser shall elect whether to assume, (collectively with the Contracts identified on Schedule 2.1(e)(i), the “Assumed Contracts”); and (ii) other Assumed Liabilities;

(f) all of the Seller’s Manufacturer Parts Inventory;

(g) all of the Seller’s Miscellaneous Inventories;

(h) all of the Seller’s sublet repairs and work in process repairs for which (i) the Seller possesses an initial repair order signed by the customer authorizing such repair, (ii) the repair order has been open for fewer than 10 Business Days prior to the Closing Date, (iii) in the case of work in process repairs, the subject vehicle is present at the Dealership Premises on the Closing Date, and (iv) in the case of sublet repairs, the subject vehicle is present at the sublet repair facility on the Closing Date (collectively, the “WIP”). The Purchaser may review all WIP prior to the Closing Date;

(i) the Seller’s return privileges, if any, concerning the Manufacturer Parts;

(j) the Seller’s assignable rights to its email addresses, PO Boxes, telephone and facsimile numbers (local and toll-free), as listed on Schedule 2.1(j);

(k) to the extent transferable, all Licenses;

(l) all rights of the Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, each of which relates to an Assumed Liability and are not otherwise an Excluded Asset;

(m) all offices supplies, janitorial supplies, and similar items owned by the Seller and located at the Dealership Premises as of the Closing Date;

(n) any assignable rights relating to or arising out of or under any express or implied warranties from suppliers with respect to the Dealership Assets;

(o) all assignable rights of the Seller arising under any non-compete or restrictive covenant agreements between the Seller and any former member(s), or between the Seller and its employees, current or former;

(p) any insurance proceeds for claims or damages to the Dealership Assets that occurs prior to the Closing Date, unless such damages have been repaired prior to the Closing Date; and

(q) all of the Seller’s perpetual inventory records, sales records, customer lists, customer service records and all other customer data, deal jackets, supply and manufacturer lists, technical data, and sales and marketing literature, advertising materials, promotional materials, including merchandising literature from the Manufacturers, whether in hard or digital copies (the “Records”), and all of the Seller’s intangible property rights and goodwill associated with the Business, including all assignable franchise rights under the Manufacturers’ dealer sales and service agreements, all tradenames and URLs owned or controlled by the Seller and utilized by the Business, and any and all of the Seller’s rights to content and access (including usernames and passwords, or other access means) related to GooglePlusLocal, GooglePlusBusiness, yelp, LinkedIn®, Facebook®, MySpace®, foursquare, Twitter®, Dealer Rater, Edmunds, and Cars.com, and other intellectual property owned by Seller and used or useable in the Business, and all other intangible assets, rights and properties of the Seller whatsoever (along with the Records, collectively, the “Goodwill”), except as described in Section 2.2.

Notwithstanding the foregoing, the transfer of the Dealership Assets under this Agreement shall not include the assumption of any Liability in respect thereof unless the Purchaser expressly assumes such Liability under Section 2.3(a).

2.2 Excluded Assets. Notwithstanding any contrary provision contained herein, the Seller shall retain, and shall not sell to the Purchaser, the assets not included in the Dealership Assets, including the following specific items (collectively, the “Excluded Assets”):

(a) cash and cash equivalents on hand and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments;

(b) accounts receivable of the Seller (including any “contracts in transit,” rebates receivable, holdbacks, discounts receivable, credit life commissions receivable, A & H commissions and finance Seller receivables, both current and deferred);

(c) any prepaid expense, insurance, interest, utilities, or rent and any deposits related thereto, which accrue to the benefit of the Seller as of the day prior to the Closing Date;

(d) the minute book, corporate, accounting, and Tax records, and corporate seal of the Seller;

(e) any correspondence or records of the Seller that constitutes attorney-client privileged communications;

(f) the consideration for the Dealership Assets to be delivered by the Purchaser to the Seller under this Agreement;

(g) the Seller’s right to enforce this Agreement;

(h) vehicle parts and accessories that do not constitute Manufacturer Parts Inventory or Miscellaneous Inventories;

(i) vehicles not purchased by the Purchaser hereunder;

(j) the Seller’s contracts or policies of insurance and any refunds of taxes or tax loss carry forwards of the Seller;

(k) any assets leased by the Seller that would otherwise constitute Fixed Assets if not so leased, unless the Purchaser assumes such lease obligations;

(l) all rights under any Licenses and Contracts, except for Assumed Contracts and assigned Licenses;

(m) real estate owned by the Seller;

(n) those items of personal property owned by the Shareholder and located at the Dealership Premises, which are listed on Schedule 2.2(n);

(o) all Employee Benefit Plans;

(p) any and all new and used RV inventory, RV parts inventory, and heavy equipment owned by HPV and used in the RV business of HPV (“RV Business”);

(q) “Buy here Pay here” software; and

(r) the items listed on Schedule 2.2(r).

2.3 Assumption of Liabilities.

(a) At the Closing, the Purchaser shall assume (and shall agree to discharge, pay and perform in accordance with their terms) only the following Liabilities of the Seller (each an “Assumed Liability,” and collectively, the “Assumed Liabilities”), and no other liabilities or obligations of the Seller whatsoever:

(i) all of the Seller’s Liabilities under the Assumed Contracts arising on or after the Closing Date (other than any Liabilities arising out of any breach or default that occurred prior to the Closing Date);

(ii) all of the Seller’s Liabilities to customers under the conditions of the Seller’s vehicle order forms or special parts order forms arising with respect to any customer deposits received in the ordinary course consistent with past practices, to the extent that (A) the terms and conditions thereof are reasonably acceptable to the Purchaser and consistent with the Seller’s past practices and current market, (B) the associated deposit is not escheatable or otherwise subject to forfeiture to the State of West Virginia as unclaimed property, and (C) the associated vehicles are currently scheduled for production, which such Liabilities shall be reflected at the Closing on a schedule, and, along with any such Seller’s vehicle order or special parts order forms, shall be delivered at the Closing (the “Customer Deposits”); provided, however, that the Purchaser shall not assume any of the Seller’s Liabilities arising out of any breach of or default under such vehicle order that occurred prior to the Closing Date;

(iii) all of the Seller’s obligations to complete WIP;

(iv) all of the Seller’s We-Owes, the value of which shall be subtracted from the Asset Purchase Price; and

(v) all of the Seller’s Liabilities under the Princeton Premises Lease, the Summersville Premises Lease, and the Oak Hill Used Premises Lease arising on or after the Closing Date (other than any Liabilities arising out of any breach or default that occurred prior to the Closing Date).

(b) Except as otherwise provided in this Section 2.3, the Purchaser shall not assume, or in any way be responsible or liable for, any Retained Liabilities. “Retained Liabilities” shall mean each and every Liability of the Seller, other than the Assumed Liabilities, including (i) any Liabilities of the Seller arising out of the operation of the Business prior to the Closing Date, (ii) conditions existing or alleged to have existed or any acts or omissions occurring or alleged to have occurred at the Dealership Premises, in each case, alleged by a third party prior to the Closing Date, including any Liabilities described in this Agreement or the Schedules, (iii) any Liabilities attributable to violations of any Applicable Law, (iv) any Proceeding pending or threatened against the Seller, and (v) chargebacks from the cancellation/termination of finance or insurance products on vehicles sold by the Seller prior to the Closing Date.

(c) Except for the Assumed Liabilities, following the Closing, the Seller shall pay all amounts due to creditors of the Seller for goods or services provided to the Seller with respect to the Business as such amounts come due, it being understood that Seller shall use its best efforts to discharge such obligations in a timely manner so as not to result in any unreasonable interruption of business or delivery of services or products to the Purchaser. Seller retains the right of setoff with regard to any amounts due to creditors of the Seller.

(d) Without limitation of the foregoing, it is specifically understood and agreed between the Parties that the Purchaser shall not be responsible for any express or implied warranties given by the Seller to customers prior to the Closing Date. Further, should any customer make a claim upon any warranty given by the Seller or for defective vehicle repair by the Seller prior to the Closing, then, in that event, the Purchaser at its option may adjust any such minor item as it so desires, at the Seller’s expense, and on any major item shall notify the Seller and, upon the Seller’s approval, shall repair said item at the Seller’s expense. Any major item shall be defined as any item at cost to the Purchaser in excess of $250.00.

(e) Subject to Section 6.6, the obligations of the Seller and Purchaser under this Section 2.3 shall survive the Closing of this Transaction.

2.4 Simultaneous Transactions . This Agreement represents one facet of a three -part transaction. The other facets consist of the Beckley BG REPA and the Oak Hill Chevrolet REPA. The respective obligations of the Seller and the Purchaser to close the Transaction hereunder are conditioned on the closing of the transactions contemplated under the Beckley BG REPA and the Oak Hill Chevrolet REPA. In addition, this Agreement, the Beckley BG REPA, and the Oak Hill Chevrolet REPA are hereby cross-defaulted such that a default by a party under this Agreement, the Beckley BG REPA, or the Oak Hill Chevrolet REPA shall constitute a default by that same party or its Affiliate under the other agreements. If this Agreement is terminated and cancelled, the Beckley BG REPA and the Oak Hill Chevrolet REPA shall become void, and there shall be no further liability or obligation of any party to this Agreement, the Beckley BG REPA, or the Oak Hill REPA, except as otherwise provided for herein.

3. ASSET PURCHASE PRICE

3.1 Asset Purchase Price. The consideration to be paid by the Purchaser to the Seller for the Dealership Assets (the “Asset Purchase Price”) shall be an amount equal to the value of the following Dealership Assets and Assumed Liability Credits, determined and allocated as follows, and shall be payable at Closing in accordance with Section 4.5(a):

(a) Goodwill: The purchase price for the Goodwill, and all the items listed in Section 2.1 but not explicitly mentioned in this Section 3.1, shall be $14,000,000; PLUS

(b) Fixed Assets: The purchase price for the Fixed Assets shall be determined by a third-party appraiser, which shall be selected by the Parties during the Due Diligence Period. The purchase price for the Fixed Assets will be subject to (i) reduction (at replacement cost) prior to the Closing for Fixed Assets which are listed on Schedule 2.1(a) on the Effective Date but missing from the Dealership Premises or not in good working condition as of the Closing Date, and (ii) increase (at an appraised value) prior to the Closing Date for Fixed Assets which are not listed on Schedule 2.1(a) at the Effective Date, but are added to Fixed Assets prior to the Closing Date with the Purchaser’s prior written approval, not to be unreasonably withheld, conditioned, or delayed; PLUS

(c) Manufacturer Parts Inventory: The purchase price for the Manufacturer Parts Inventory shall be the value shown in the most recent Manufacturer parts and accessories price book or catalogues, as applicable, with all supplements in effect as of the date of an inventory, with such value to be reduced by any credits, discounts, allowances, rebates, or other incentives for which the Seller has received on said Manufacturer Parts Inventory on or before the Closing Date or would be eligible to receive after the Closing Date, but not reduced by the GM parts purchase target incentive; PLUS

(d) Miscellaneous Inventory: The purchase price for the Seller’s Miscellaneous Inventory shall be the Seller’s verifiable costs in such inventories; PLUS

(e) New Vehicles: The purchase price for each New Vehicle shall be an amount equal to the aggregate sum of (i) the Manufacturer’s invoice cost to the Seller, including Manufacturer charges for freight and handling, PLUS (ii) the wholesale cost (without internal markup) to the Seller of all “add-on” parts or accessory items (installed consistent with the Seller’s past practices, but specifically excluding reconditioning charges and soft adds such as etch, leather treatment, undercoatings, paint sealants, etc.), MINUS (iii) dealer holdback, floorplan assistance, advertising or marketing allowance and any dealer cash/rebates or carryover allowances, and any other dealer factory incentives with respect to such vehicles and for which the Seller has previously been paid, MINUS (iv) a credit in favor of the Purchaser equal to the value of any Manufacturer installed accessories removed or missing from a vehicle, valued at cost reflected on such vehicle’s invoice, MINUS (v) the amount of any PDI payment received from the Manufacturer but for which no PDI activity has been performed on such vehicle (such formula being hereinafter referred to as the “Triple Net Formula”). Any dealer-traded vehicle that constitutes a New Vehicle shall be valued in accordance with the Triple Net Formula. The value of each New Vehicle shall not include any cleaning or reconditioning charges or any Seller-imposed surcharge or “pack” (whether or not such amounts have been or were to be taken into income by the Seller); PLUS

(f) Demos: The purchase price for each Demo shall be calculated in accordance with the Triple Net Formula, except there shall be an additional credit in favor of the Purchaser in the amount of $0.25 per mile for each mile in excess of 350 miles recorded on such Demo’s odometer as of the Closing Date; PLUS

(g) Used Vehicles: The purchase price for each Used Vehicle shall be as mutually agreed upon by the Parties using the MMR Clean value of each vehicle as a guide for said Used Vehicle’s value; PLUS

(h) WIP: The purchase price for the WIP shall be the Seller’s cost of parts and accessories (with no internal markup) and the cost of the Seller’s service technician wage expense (with no internal markup); MINUS

(i) Customer Deposits: The sum of the value of all Customer Deposits held by the Seller as of the Closing Date for all New Vehicles or special-order parts and accessories to be delivered on or after the Closing Date; MINUS

(j) We-Owes: The sum of the value of all outstanding We-Owes issued prior to the Closing Date, which shall be reflected at the Closing on a schedule attached to the closing statement.

3.2 Physical Inventories. The classification and valuation of the Manufacturer Parts Inventory and Miscellaneous Inventory shall be established, in accordance with the provisions hereof, by a physical inventory count conducted by an independent inventory service reasonably acceptable to the Parties (the “Parts Inventory”). The Parts Inventory shall be taken as close as practicable to the Closing Date, but no later than 2 days before the Closing Date, and will be adjusted to reflect purchases and sales of the Parts between the date of such physical inventory count and the Closing Date. The Seller agrees that no such additions and deductions shall be made in such inventory except in the ordinary course consistent with past practices and, further, to keep its usual and adequate records of such additions and deductions, which records shall be made available to the Purchaser for review and verification.

3.3 Allocations. The Asset Purchase Price shall be allocated in accordance with Exhibit D, and at Closing, subject to any adjustments or prorations provided for herein, classified in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocations and classifications shall be binding upon the Parties. Each of the Parties shall take all actions and file all Returns (including IRS Form 8594 “Asset Acquisition Statement”) consistent with such allocation and classification. The Parties shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be reasonably requested by another Party to prepare such allocation

3.4 Audit of Seller’s 2018 and 2019 Financials; Non-Audited Financials.

(a) On or before the 10th Business Day after the Effective Date, the Seller agrees to engage a public accounting firm to commence an independent audit of the Seller’s book and records for the fiscal years 2018 and 2019 and to prepare audited financial statements and related statements of income (profit and loss), cash flow, and member equity (balance sheet) (collectively, the “Audited Financial Statements”), to be delivered to the Seller on or before the 60th day after the Effective Date. The Audited Financial Statements shall be prepared in accordance with (i) GAAP applied on a consistent basis throughout the periods covered thereby and shall be consistent with the books and records of the Seller; and (b) the standards and rules of the Public Company Accounting Oversight Board. Within 3 Business Days of receipt of the Audited Financial Statements, the Seller shall deliver to the Purchaser, together with the Audited Financial Statements, an opinion of Seller's independent auditors that the Audited Financial Statements present fairly the financial condition and results of operations of the business relating to the Dealership Assets of the Seller. Seller shall make available to the Purchaser and the Purchaser’s accountants the Seller’s work papers and backup materials used in the preparation of the Audited Financial Statements.

(b) Within 30 days after the Effective Date, the Seller shall provide to the Purchaser the following CPA-prepared financial statements for the fiscal years 2018 and 2019: profit and loss statement, cash-flow statement, and balance sheet. Such financial statements shall be prepared according to United States generally accepted accounting principles.

3.5 Prorations.

(a) All obligations and liabilities represented by ad valorem taxes and assessments on the Dealership Assets for the calendar year in which the Closing occurs, and all prepaid and accrued expenses related to utilities, prepaid items, non-refundable utility deposits and the like relating to the Business or Assumed Liabilities, shall be apportioned between the Seller and the Purchaser as of the Closing Date on a calendar-year basis, it being understood that the Seller shall be responsible for any such obligations and liabilities accrued or allocable to periods prior to the Closing Date (whether or not then paid) and the Purchaser shall be responsible for any such obligations and liabilities accruing or allocable for the periods on and after the Closing Date.

(b) To the extent not fixed at the Closing Date, the initial apportionment of taxes shall be upon the basis of the appropriate rate or charge for the preceding year or other applicable period and applied to the latest assessment. If any final bill, including one for taxes and other apportioned obligations and liabilities, is different from that upon which the initial apportionment is made, the Parties shall promptly thereafter make an appropriate adjustment.

(c) Payments between the Parties to effect any apportionment under this Section 3.5 shall occur on the Closing Date or promptly after such adjustments have been determined and mutually agreed to by the Parties.

3.6 Deposit.

(a) Within 3 Business Days of the Effective Date, the Purchaser shall deliver to the Escrow Agent the amount of $500,000.00, to be held in the Escrow Agent’s IOLTA Attorneys Trust Account (the “Deposit”). If the Transaction shall be consummated, the Deposit shall be applied to the Purchaser’s obligations at the Closing as set forth in Section 4.5, and if this Agreement shall be terminated and the Transaction abandoned, then the Deposit shall be applied as set forth in Section 8.2.

(b) By its execution of a counterpart of this Agreement or other signed agreement among Escrow Agent, the Seller, and the Purchaser, the Escrow Agent hereby accepts its designation as the escrow agent with respect to the Deposit, acknowledges receipt of the Deposit, subject to collection, and agrees to hold, invest and disburse the same as herein provided. The Escrow Agent shall not be liable for any acts taken in good faith, shall only be liable for its willful default or action, or gross negligence, and may, in its sole discretion, rely in good faith upon the written notices, communications, orders or instructions given by any Party; provided, however, that if any notice or correspondence is not executed by both the Purchaser and the Seller, the Escrow Agent shall give to the Purchaser or the Seller, as the case may be, copies of any notice or correspondence received from the other and shall not take any actions with regard thereto for 5 Business Days following the giving of such notice.

(c) In the event of a disagreement between the Seller and the Purchaser as to the proper disbursement of the Deposit, the Escrow Agent reserves the right to deposit said funds into the Registry of the Clerk of Court of Raleigh County, West Virginia (the “Court Registry”), by filing an interpleader action and Escrow Agent shall thereupon be discharged from the liability hereunder and shall be entitled to reimbursement from the Seller and the Purchaser for all attorney’s fees incurred and court costs expended in connection therewith. The parties acknowledge that the Escrow Agent is also the Purchaser’s attorney with respect to this Transaction and that, in the event an interpleader action is filed with respect to the Escrow Deposit, the Escrow Agent may continue to represent the Seller in such action or in any other action against the Seller with respect to this Agreement.

(d) The Seller and the Purchaser hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses which may be incurred by the Escrow Agent in connection with its acceptance of this appointment or the performance of its duties hereunder; provided, however, that if the Escrow Agent shall be found guilty of willful default or action, or gross negligence, then, in such event, the Escrow Agent shall bear all such losses, claims, damages, liabilities and expenses. In the event the Escrow Agent places the Deposit in the Court Registry, upon the delivery of same to the prevailing party, whether by court order or otherwise, the non-prevailing party shall (i) pay to the prevailing party at the time of such delivery, interest on said monies at the publicly announced prime rate of J.P. Morgan Chase Bank, as such rate may change from time to time, said interest to run from the date of deposit into the Court Registry until delivery of same to the prevailing party, and (ii) notwithstanding any contrary provision contained herein, pay to the Escrow Agent all monies necessary to reimburse the Escrow Agent for any losses, claims, damages, liabilities and expenses incurred by the Escrow Agent in connection with its appointment as the Escrow Agent or the performance of its duties hereunder.

4. CLOSING

4.1 Time, Date and Place of Closing.

(a) Subject to the provisions of Section 8, the closing of the Transaction (the “Closing”) shall take place at such time and location as the Parties shall mutually select on or before the 30th day following the later of: (i) Manufacturer’s approval of the Purchaser, as provided in Section 4.2(c) below, (ii) the expiration of the Due Diligence Period, or (iii) such other date agreed to by Seller and Purchaser (the “Closing Date”); provided, the satisfaction (or appropriate waiver in writing) of the conditions set forth in Sections 4.2 and 4.3 below; provided, the foregoing does not diminish the requirement of the fulfillment (or appropriate waiver in writing) of those conditions that by their terms or nature are to be satisfied at the Closing, and such conditions to be satisfied at the Closing shall not be grounds for delaying the scheduling of the Closing.

(b) The Closing shall be effective at 12:00:01 am (Eastern) on the Closing Date.

4.2 Conditions to Obligations of the Purchaser . The obligations of the Purchaser to make the payments and deliveries required under Section 4.5 and to consummate the Transaction are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of the Seller contained in this Agreement, or in any certificate, exhibit, Schedule or other document delivered by the Seller in connection with this Agreement shall be true and correct in all material respects, in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date and each of such representations and warranties that is qualified as to materiality shall be true and correct in all respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date (except in each case for such representations and warranties as are dated as of a particular date, which shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).

(b) Performance of Obligations. The Seller and the Shareholder shall have fully complied with and performed all of their obligations and covenants under this Agreement required to be performed or complied with prior to or at the Closing, including tendering for delivery to the Purchaser all of the items set forth in Section 4.4 below. It is contemplated that Seller’s floorplan liabilities and any other secured debt is paid at Closing.

(c) No Material Adverse Change. Between the Effective Date and the Closing Date there shall have been no Material Adverse Change.

(d) Manufacturer Approval. The Manufacturers shall have approved in writing the Transaction and the appointment of the Purchaser as an authorized motor vehicle dealer in the Manufacturers’ products at the applicable Dealership Premises, all on terms (including any facility or image improvement requirements) acceptable to the Purchaser, and the Manufacturers shall have issued to the Purchaser such documentation necessary for issuance of a West Virginia new motor vehicle dealer license. The Seller shall have executed all documents required by the Manufacturers to terminate its dealer sales and service agreements with the Manufacturers, to be effective as of the Closing Date and to be delivered to the Purchaser and the Manufacturers at Closing.

(e) Financing. Within 30 days of the Effective Date, the Purchaser shall have received a written commitment for floor plan and acquisition financing, all on terms and conditions acceptable to the Purchaser.

(f) Third Party Consents. With respect to each Assumed Contract that requires, prior to an assignment of the Seller’s interest therein, the Consent of a third party, each such third party shall, without cost to the Purchaser, have granted its Consent, in form and substance reasonably satisfactory to the Purchaser, authorizing the assignment of each of the Assumed Contracts from the Seller to the Purchaser.

(g) No Litigation. No Proceeding shall be pending, or threatened, or reasonably foreseeable, before any court or other Governmental Authority, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) restrain, enjoin, prohibit or prevent consummation of the Transaction or any other transaction contemplated by this Agreement, (ii) cause the Transaction to be rescinded following consummation, or (iii) affect adversely the right of the Purchaser to own the Dealership Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(h) Licenses. The Purchaser shall have obtained all required Licenses from Governmental Authorities to operate the Business at the Dealership Premises, in the same manner as currently operated by the Seller.

(i) Due Diligence. The Purchaser shall be satisfied with its due diligence investigations and inspections of the Business and the Dealership Assets. This provision shall be deemed satisfied at the end of the 2nd Business Day after the end of the Due Diligence Period, unless the Purchaser terminates this Agreement pursuant to Section 8.1(f).

(j) Landlord Consents. The Princeton Landlord, the Summersville Landlord, and the Beaver Landlord shall have consented to the Seller’s assignment of the Princeton Premises Lease, the Summersville Premises Lease, and the Beaver Premises Lease, respectively, to the Purchaser or its assigns.

(k) Subordination, Non-Disturbance and Attornment Agreement. Each of the Princeton Landlord’s lenders, the Summersville Landlord’s lenders, and the Beaver Landlord’s lenders shall have entered into a Subordination, Non-Disturbance and Attornment Agreement with regard to the Princeton Premises Lease, the Summersville Premises Lease, and the Beaver Premises Lease, respectively, in form reasonably acceptable to the Purchaser’s counsel.

(l) Leases. MEG and E & W shall each have executed the MEG Lease Agreement and the E & W Lease Agreement, respectively.

(m) REPAs. The Beckley BG REPA and the Oak Hill Chevrolet REPA shall have closed simultaneously with the Closing.

4.3 Conditions to Obligations of the Seller. The obligations of the Seller to make the deliveries set forth in Section 4.4 and to consummate this Transaction are subject to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement, or in any certificate, exhibit, Schedule or other document delivered by the Purchaser in connection with this Agreement shall be true and correct in all material respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date and each of such representations and warranties that is qualified as to materiality shall be true and correct in all respects in each case on the Effective Date and at and as of the Closing Date as though made on and as of the Closing Date (except in each case for such representations and warranties as are dated as of a particular date, which shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).

(b) Performance of the Purchaser’s Obligations. The Purchaser shall have fully complied with and performed all its obligations and covenants under this Agreement required to be performed or complied with prior to or at the Closing, including tendering for delivery to the Purchaser all of the items set forth in Section 4.5 below.

(c) No Litigation. No Proceeding shall be pending, or threatened, or reasonably foreseeable, before any court or other Governmental Authority, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) restrain, enjoin, prohibit or prevent consummation of any of the Transaction or any other transaction contemplated by this Agreement, or (ii) cause the Transaction to be rescinded following consummation.

(d) Landlord Consents. The Princeton Landlord, the Summersville Landlord, and the Beaver Landlord shall have consented to the Seller’s assignment of the Princeton Premises Lease, the Summersville Premises Lease, and the Beaver Premises Lease, respectively, to the Purchaser or its assigns.

(e) Leases. The Purchaser, or its Affiliate(s), shall have executed the MEG Lease Agreement and the E & W Lease Agreement.

(f) REPAs. The Beckley BG REPA and the Oak Hill Chevrolet REPA shall have closed simultaneously with the Closing.

(g) Manufacturer Approval. The Manufacturers shall have approved in writing the Transaction and the appointment of the Purchaser as an authorized motor vehicle dealer in the Manufacturers’ products at the applicable Dealership Premises, all on terms (including any facility or image improvement requirements) acceptable to each of the Manufacturers, and the Purchaser shall have obtained from each of the Manufacturers all documentation necessary for issuance of a West Virginia new motor vehicle dealer license. Each of the Manufacturers shall have executed all documents required to terminate its dealer sales and service agreements with the Seller, to be effective as of the Closing Date and to be delivered to the Seller at Closing.

4.4 Deliveries by the Seller at the Closing. On or before the Closing Date, the Seller and the Shareholder, as the case may be, shall deliver the following to the Purchaser (or as otherwise provided herein), each, where applicable, duly executed (or endorsed, as the case may be) by the Seller and/or Shareholder:

(a) (i) such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance (collectively, the “Conveyance Instrument”) as will effectively convey to the Purchaser all title to and interest in the Dealership Assets, together with releases or termination statements of all Encumbrances (other than Permitted Encumbrances) on the Dealership Assets, and (ii) an instrument of assignment and assumption with respect to the Assumed Liabilities (the “Assignment and Assumption Instrument,” and along with the Conveyance Instrument, collectively, the “Bill of Sale and Assignment”), in substantially the form attached hereto as Exhibit E;

(b) an instrument of assignment and assumption with respect to the tradenames, trademarks, domain names and URLs listed on Schedule 5.2(q), in substantially the form attached hereto as Exhibit F (the “IP Assignment Agreement”);

(c) an agreement concerning the allocation of the Asset Purchase Price and preparation of IRS Form 8594, in substantially the form attached hereto as Exhibit G (the “8594 Agreement”);

(d) a non-competition and non-solicitation agreement, in substantially the form attached hereto as Exhibit H (the “Non-Competition Agreement”);

(e) a post-Closing agreement (the “Post-Closing Agreement”), as applicable;

(f) a closing and disbursement statement enumerating the Asset Purchase Price, prorations, and adjustments, all in accordance with this Agreement or as otherwise agreed upon by the Seller and the Purchaser (the “Closing Statement”);

(g) an assignment and assumption agreement with respect to the Princeton Premises Lease, the Summersville Premises Lease, and the Beaver Premises Lease (the “Lease Assumption Instrument”);

(h) the Operating Agreement;

(i) all manufacturer statements of origin furnished by a Manufacturer for the New Vehicles, Demos, and Service Loaners, and all titles for the Used Vehicles and the company vehicles (collectively, the “Titles”), along with a limited power of attorney in favor of the Purchaser with respect to the Titles;

(j) letters of good standing from the West Virginia State Tax Department (“WVSTD”) stating that, as of a date not more than 20 days prior to the Closing Date, the Seller is in compliance with all of the requirements of the WVSTD pertaining to the filing of tax returns and payment of taxes. The foregoing certifications shall be collectively referred to as the “Tax Certificates.” If the Seller is unable to deliver the Tax Certificates, the Purchaser may waive this delivery requirement subject to the Seller authorizing the Withheld Tax Amount described in Section 7.11 and executing the Tax Escrow Agreement attached hereto as Exhibit I;

(k) all owners’ manuals, all headsets, all DVD remotes (if applicable), all navigation system SD cards and DVDs, all floor mats, and at least 2 keys and wireless key fobs for each New Vehicle, Demo, and Service Loaner, and 1 key to each of the Used Vehicles acquired by the Purchaser;

(l) schedules, inventories, and other data from the Seller’s DMS reasonably requested by the Purchaser as part of building closing inventory/accounting schedules;

(m) a certificate dated the Closing Date and executed by an authorized representative of the Seller, certifying (i) that the representations and warranties of the Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, (ii) the covenants and agreements to be performed or complied with by the Seller prior to the Closing have been performed and complied with in all respects, (iii) the resolutions of the Seller authorizing the execution and delivery of this Agreement and the agreements contemplated hereby and approving the consummation of the Transaction, and (iv) the incumbency and signatures of any representatives of the Seller executing this Agreement;

(n) such document(s) as may be required by the Manufacturers to (i) memorialize or confirm the surrender or termination by the Seller of its dealer sales and service agreements and franchise rights with respect to the Manufacturers’ brands, (ii) confirm successful Closing of the Transaction, or (iii) memorialize the agreed disposition of the Seller’s parts accounts (e.g., the “Parts Account Settlement Acknowledgement”);

(o) certificates of good standing with respect to the Seller from the West Virginia Secretary of State, dated as of a recent date prior to the Closing Date;

(p) the cancellation of, or transfer to the Purchaser, of all fictitious names associated with the Business;

(q) written terminations of the Existing Leases;

(r) the Capital Contribution, which shall be satisfied by a credit on the Closing Statement in favor of the Purchaser at Closing, as further described in Section 4.7; and

(s) such other documents or instruments as may be required under this Agreement or as may be reasonably requested by the Purchaser in connection with the consummation of the Transaction.

4.5 Deliveries by the Purchaser at the Closing. On or before the Closing Date, the Purchaser shall deliver or cause to be delivered the following to the Seller (or as otherwise provided herein), each, where applicable, duly executed (or endorsed, as the case may be) by the Purchaser:

(a) delivery to the Escrow Agent (who will serve as a disbursement agent at the Closing) by wire transfer in immediately available funds of an amount equal to the sum of the Asset Purchase Price, subject to the adjustments provided herein MINUS the Deposit MINUS the Indemnification Escrow Amount MINUS the Withheld Tax Amount MINUS the amount of the Capital Contribution and PLUS or MINUS any adjustments for prorations and other payments and withholdings to be paid or otherwise borne by the Seller or the Purchaser under this Agreement, which such net amount shall be disbursed by the Escrow Agent to the Seller by wire transfer to an account designated by the Seller, in immediately available funds;

(b) the Deposit, which shall be disbursed by the Escrow Agent to the Seller by wire transfer in immediately available funds or by certified check;

(c) the Membership Interest, described in Section 4.7;

(d) the Bill of Sale and Assignment;

(e) the IP Assignment Agreement;

(f) the 8594 Agreement;

(g) the Non-Competition Agreement;

(h) the Post-Closing Agreement;

(i) the Lease Assumption Instrument;

(j) the Operating Agreement;

(k) evidence of the issuance to the EBD and LAD of a combined 15% membership interest in the Purchaser;

(l) the Closing Statement;

(m) as applicable, the Tax Escrow Agreement;

(n) a certificate of good standing with respect to the Purchaser from the West Virginia Secretary of State, dated as of a recent date prior to the Closing Date;

(o) a certificate dated the Closing Date and executed by an officer of the Purchaser, certifying (i) that the representations and warranties of the Purchaser in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, (ii) the covenants and agreements to be performed or complied with by the Purchaser prior to the Closing have been performed and complied with in all respects, (iii) the resolutions of the Purchaser authorizing the execution and delivery by the Purchaser of this Agreement and the agreements contemplated hereby and approving the consummation of the Transaction, and (ii) the incumbency and signatures of the officer of the Purchaser executing this Agreement;

(p) the MEG Lease Agreement and the E & W Lease Agreement, each executed by the Purchaser; and

(q) such other documents or instruments as may be reasonably required by the Seller in accordance with this Agreement, each in form and substance reasonably satisfactory to the Purchaser.

4.6 Post-Closing Matters.

(a) Delivery of Possession. The Seller shall take all necessary action to provide the Purchaser with possession of the Dealership Assets on the Closing Date. Within 5 Business Days after the Closing Date, the Seller shall remove from the Dealership Premises the Excluded Assets not sold to the Purchaser hereunder, during which time the Purchaser shall not be liable for any damages or losses to any of the Seller’s assets while on the Dealership Premises. If any of the Seller’s Excluded Assets remain on the Dealership Premises after such period, the Purchaser shall provide the Seller with written notice to remove the remaining Excluded Assets within 5 Business Days, and any Excluded Assets not removed by the Seller by the end of such additional period shall be deemed included in the Transaction. The Seller agrees to indemnify and hold the Purchaser harmless from any claims from customers or employees concerning their respective assets located on the Dealership Premises on the Closing Date.

(b) Records. The Purchaser agrees to store the Records, at no expense to the Seller, for the period(s) required under Applicable Law. The Purchaser shall be obligated to exercise only the same degree of care in the safeguard and maintenance of said Records as the Purchaser provides its own records. After the Closing Date, the Purchaser shall give to the Seller, and its agents, reasonable access to the Records as shall be necessary for recordkeeping and tax purposes, or in connection with any third-party demand or claim made by or against the Seller.

(c) Seller’s Receivables. Following the Closing, the Purchaser agrees for a period of 120 days or 4 month-ends, whichever is greater (the “Run Out Period”), to accept payment of the Seller’s accounts receivable payments arising out of the operation of the Business prior to Closing and to hold same for prompt payment over to the Seller. At the end of the Run Out Period, the Purchaser shall no longer be obligated to accept payments of such accounts receivable. If the Purchaser does accept payment of any of the Seller’s accounts receivable after expiration of the Run Out Period, the Purchaser shall promptly pay same over to the Seller. It is understood that the Purchaser’s responsibility, so far as such collection is concerned, is only to accept monies paid on such accounts receivable and shall not include any obligation to attempt to enforce payment thereof, or to send out bills or statements therefor.

(d) Run Out of Books. The Purchaser agrees to turn over to the Seller all payments, mail, invoices, general correspondence, and any other business-related items (“Residual Transactions”) related to the Seller’s Business operations prior to the Closing Date that are received by the Purchaser after the Closing Date, so the Seller may account for such items in the wind-down of its business affairs. The Purchaser and Seller will work closely to reasonably ensure that all Residual Transactions that may impact both the Purchaser and Seller will be reconciled, reviewed, and settled on a weekly basis for the first month and thereafter on a bi-weekly basis through the end of the Run Out Period.

(e) Erroneous Payments. The Parties shall in good faith work together and use their commercially reasonable efforts to ensure that (i) amounts paid by the Seller but owed by the Purchaser as a result of Manufacturer or vendor erroneously billing the Seller for items arising out of or in connection with the operation of the Business following Closing shall be paid over to the Seller promptly, and (ii) amounts paid by the Purchaser but owed by the Seller as a result of Manufacturer or vendor erroneously billing the Purchaser for items arising out of or in connection with the operation of the Dealership prior to Closing shall be paid over to the Purchaser promptly.

(f) Further Assurances.

(i) To the extent that any of the Assumed Contracts is not assignable without the consent of another party, this Agreement shall not constitute an assignment or attempted assignment thereof at any time prior to receipt of such consent. If such consent shall not be obtained on or prior to the Closing, the Seller agrees to cooperate with the Purchaser after the Closing in implementing any reasonable arrangement designed to provide for the Purchaser the benefits under any such Assumed Contracts.

(ii) The Seller shall, from time to time after the Closing, deliver to the Purchaser such further deeds, bills of sale and assignment, documents of title and other instruments necessary or desirable, in the reasonable opinion of the Purchaser’s counsel, to perfect the transfers of the Dealership Assets and the Assumed Liabilities to the Purchaser, free and clear of all Encumbrances other than the Permitted Encumbrances. The Purchaser shall, from time to time after the Closing, deliver to the Seller such further assignments, instruments of assumption, or other documents as may be necessary or desirable, in the reasonable opinion of the Seller’s counsel, to perfect or clarify the Purchaser’s assumption of the Assumed Liabilities.

(g) Post-Closing Assistance and Allstate Office. Notwithstanding anything herein to the contrary, Purchaser will allow (i) Alex Williams to assist Seller with the closing of Seller’s financial statements for the month of the Closing, and (ii) the Allstate Office, operated by a relative of Seller, to remain on the Beckley BG Premises for up to 12 months, and shall not require a rental payment from the Allstate Office.

(h) Survival. The matters under this Section 4.6 shall survive the Closing.

4.7 Membership Interest; Capital Contribution.

(a) On the Closing Date, the Purchaser shall deliver or cause to be delivered to Davis HoldCo a 15% membership interest in the Purchaser (the “Membership Interest”).

(b) On the Closing Date, in exchange for the Purchaser’s issuance of the Membership Interest, Davis HoldCo shall deliver or cause to be delivered to the Purchaser an amount equal to 15% of the Required Initial Capitalization (the “Capital Contribution”), which shall be delivered in the form of a credit in the closing statement in favor of the Purchaser at Closing. The Membership Interest shall be subject to the Operating Agreement.

5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties by the Purchaser. The Purchaser hereby represents and warrants to the Seller as of the Effective Date and as of the Closing Date as follows:

(a) Corporate Matters.

(i) The Purchaser is duly organized, validly existing, and in good standing under the laws of the state of its formation and in West Virginia.

(ii) The execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by the Purchaser have been duly authorized by all requisite company action. Except for the required Licenses and the Consent of the Manufacturers to the appointment of the Purchaser as an authorized dealer in the Manufacturers’ products, no approval or consent of any other person is required in connection with the execution, delivery, and performance by the Purchaser of this Agreement and the Other Agreements to which it is a party.

(iii) This Agreement has been, and at the Closing the Other Agreements to which the Purchaser is a party will be duly executed and, assuming due authorization, execution, and delivery by the Seller and Shareholder, this Agreement constitutes and the Other Agreements to which the Purchaser is a party will constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(iv) The execution and delivery by the Purchaser of this Agreement and the Other Agreements to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not constitute (with or without the giving of notice or the lapse of time or both) a violation of, contravene, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (A) any term or provision of the articles of organization or operating agreement of the Purchaser, (B) any Contract to which the Purchaser is subject or by which it is bound, or (C) subject to compliance with any Applicable Law.

(b) Brokers. Except as set forth in Schedule 5.1(b), no broker, agent, consultant, finder or other similar person has assisted the Purchaser in procuring, negotiating or executing this Agreement, and the Purchaser is under no contract with any such party.

(c) Financial Ability. Purchaser has the financial ability to consummate the Transaction and will have the financial ability to consummate the Transaction at Closing.

(d) No Material Misrepresentation or Omission. No representation or warranty by the Purchaser contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished by the Purchaser to the Seller under the provisions hereof or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.2 Representations and Warranties by the Seller. The Seller represents and warrants to the Purchaser as of the Effective Date and as of the Closing Date as follows:

(a) Corporate Matters.

(i) Each of BBGAM, KCC, and HPV are corporations duly organized, validly existing and in good standing under the laws of the State of West Virginia.

(ii) The execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by the Seller have been duly authorized by all requisite company action (including approval by the Shareholder). Except for the Consent of the Manufacturers to the appointment of the Purchaser as an authorized dealer in the Manufacturers’ products, and the approval of the Princeton Landlord, the Summersville Landlord, and the Beaver Landlord to the assignment of the Princeton Premises Lease, the Summersville Premises Lease, and the Beaver Premises Lease, respectively, no approval or consent of any other person is required in connection with the execution, delivery, and performance by the Seller and the Shareholder of this Agreement and the Other Agreements to which they are parties.

(iii) This Agreement has been, and at the Closing the Other Agreements to which the Seller is a party will be duly executed and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes and the Other Agreements to which the Seller is a party will constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(iv) The execution and delivery by the Seller of this Agreement and the Other Agreements to which the Seller is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not constitute (with or without the giving of notice or the lapse of time or both) a violation of, contravene, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (A) any term or provision of the articles of incorporation or by-laws of the Seller, (B) any Contract to which the Seller is subject or by which it is bound, or (C) subject to compliance with any Applicable Law.

(b) Title. The Seller owns, and has, or shall have as of the Closing Date, good title to, the Dealership Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances. Except as set forth in Schedule 5.2(b), all Fixed Assets located at the Dealership Premises and utilized by the Seller in the operation of its Business are owned by the Seller.

(c) Taxes. The Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, social security, franchise, license, information returns and other applicable tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it as of the Effective Date with respect to the Business and the Dealership Assets. To the Seller’s Knowledge, each such return is true, correct, and complete, and the Shareholder has paid all taxes, assessments, amounts, interest and penalties due to any Governmental Authority. To its Knowledge, the Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which the Seller has created sufficient reserves or made other adequate provision. No Governmental Authority is now asserting or, to the Seller’s Knowledge, threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to the Seller, the Business, or the Dealership Assets.

(d) Contracts. Except as set forth in Schedule 5.2(d):

(i) Each Assumed Contract listed on Schedule 2.1(e) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, similar laws affecting creditors’ rights and remedies generally and general principles of equity. No event or condition has occurred and is continuing which, with or without the lapse of time or giving of notice, constitutes, or would ripen into or become, a breach of or default under an Assumed Contract by the Seller, or, to the Seller’s Knowledge, by any other party thereto, in any term, covenant or condition of each Assumed Contract; and

(ii) Except for (A) the Assumed Contracts, (B) Contracts listed on Schedule 2.1(e)(ii) which Purchaser has elected not to assume, and (C) Contracts involving in each case less than $2,000.00 over their respective terms or which are terminable at will by the Seller without payment or penalty of any nature whatsoever, the Seller is not a party to any assignable Contract.

(e) Employees and Employment Matters. Unless otherwise set forth in detail in Schedule 5.2(e), to Seller’s knowledge:

(i) The Seller has complied with all requirements of Applicable Law relating to the Seller’s employees (each an “Employee” and collectively, the “Employees”) and will have paid all wages, salary, vacation, and sick leave (even if not specifically accrued for by the Seller), and bonuses due to the Employees (the “Employee Compensation”) through the Closing Date (including any accrued bonuses). The Seller has not received any notice regarding a current claim against it for (A) overtime pay, wages, salary or bonus, excluding current payroll periods or (B) vacation time, excluding time earned in current payroll periods.

(ii) The Seller is not currently paying any pension, deferred compensation, or retirement allowance to anyone.

(iii) The Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus or commission agreements, pay plans, deferred compensation agreements, profit sharing agreements, welfare or health benefit agreements, or retirement plans or arrangements, whether or not legally binding. In accordance with the deadlines in Section 7.4, the Seller shall deliver to the Purchaser true and correct copies of each agreement, plan, or arrangement described on Schedule 5.2(e), if any.

(iv) The Seller has taken no action that would interfere with any employment by the Purchaser of any Employee.

(v) The Seller is not aware that any Employee intends to terminate his or her employment relationship with the Seller. The Seller has no contract for the future employment of any Employee.

(vi) The Seller is not aware of any Employee who intends to refuse employment with the Purchaser after the Closing or will terminate his/her employment with the Purchaser within 2 weeks after the Closing Date.

(vii) There have been no Employee walk-outs, strikes, or similar events within the last 3 years.

(viii) No current or former Employee has filed a charge with the EEOC within the last 2 years.

(ix) The Seller maintains current files containing all Labor Condition Applications and related public and non-public access documentation which they must present upon request by the Department of Labor including all documentation noted in 20 CFR §655.760. The Seller also maintain current files containing all documentation which they are required to maintain in the event of an audit related to labor certification for permanent employment filings, including all documentation noted in 20 CFR §655 and 656 and the rules and regulations promulgated thereunder.

(x) The Seller has taken the required actions under Applicable Law to confirm the identity and work status eligibility of its Employees. The Seller has not received any written notice of any inspection or investigation relating to their alleged noncompliance with or violation of IRCA, nor has the Seller been warned, fined or otherwise penalized for any failure to comply with IRCA or for any willful violation of any other immigration law, rule or regulation.

(xi) The Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans as set forth in the Code and ERISA, including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA.”

(xii) Subject to the Purchaser’s observance and performance of the covenant by the Purchaser set forth in Section 7.3(g) of this Agreement, the Seller has not violated and will not violate the WARN Act.

(f) Financial Statements. True, correct and complete copies of the Current Financials have been delivered by the Seller to the Purchaser for Purchaser’s review in connection with its due diligence investigation of the Business and the Dealership Assets. The Current Financials (i) have been prepared in accordance with the Manufacturers’ reporting requirements, (ii) represent actual, bona fide transactions, and (iii) fairly present the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such records. To the Knowledge of the Seller, neither the Seller nor its independent accountants have identified or been made aware of any fraud, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Seller, or any claim or allegation regarding any of the foregoing. Except as disclosed on Schedule 5.2(f), since June 1, 2020, there has been:

(i) no business condition or any fact that has specific application to the Seller that may result in a Material Adverse Change;

(ii) no damage to, or destruction or loss of, any assets of the Seller materially and adversely affecting the Dealership Assets or the condition (financial or otherwise), business, operations or prospects of the Business;

(iii) no sale, lease, abandonment or other disposition or removal of any assets that would have constituted Dealership Assets except in the ordinary course consistent with past practices with replacement by assets of similar utility and value;

(iv) no material increases in the compensation, commissions or bonuses payable to any employee or agent of the Seller performing services with respect to the Business; no entry into or amendment or modification of any employment, severance or similar contract; no adoption of or material increase in benefits under any employee benefit plan or program; and no labor problems, strikes or other occurrences of a similar nature; or

(v) no change in the accounting methods used by the Seller with respect to the Business.

(g) Absence of Undisclosed Liabilities. Except as set forth in Schedule 5.2(g), the Seller has no debts, claims, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or un-asserted, except (1) to the extent disclosed or reserved against in the Seller’s balance sheet for the 12 months ended December 31, 2019, and (2) for liabilities and obligations that were incurred after December 31, 2019 in the ordinary course consistent with past practices and that, individually or in the aggregate, do not exceed $10,000.

(h) Condition of the Dealership Assets and Dealership Premises. Except as set forth in Schedule 5.2(h):

(i) the Dealership Assets constitute all of the assets used by the Seller in connection with, and necessary for, the operation of the Business in the ordinary course and as historically operated by the Seller;

(ii) the Seller has not received notice of and has no actual knowledge of (A) any pending or contemplated condemnation, eminent domain or rezoning Proceeding affecting the Dealership Premises, (B) any proposal or other consideration for increasing the assessed value of the Dealership Premises for state, county, local or other ad valorem or similar Taxes by an amount that would materially affect the profitability of the Business, or (C) any Proceedings or public improvements which could or might result in the levy of any special Tax or assessment against the Dealership Premises;

(iii) the only real estate, properties, and interests used by the Seller in the Business or necessary to the operation of the Business are the Dealership Premises;

(iv) a true and correct copy of the Princeton Premises Lease is attached hereto as Exhibit J;

(v) a true and correct copy of the Summersville Premises Lease is attached hereto as Exhibit K; and

(vi) a true and correct copy of the Beaver Premises Lease is attached hereto as Exhibit L.

(i) Litigation. Except as set forth in Schedule 5.2(i), there is no Proceeding pending or, to the Knowledge of the Seller, threatened against or relating to the Seller (including in connection with or relating to the Transaction or the Other Agreements or of any action taken or to be taken in connection therewith or the consummation of the transactions contemplated hereby or thereby).

(j) Compliance with Applicable Laws. Except as set forth in Schedule 5.2(j), To its Knowledge, the Seller has complied in all material respects with all Applicable Laws relating to the Business, the Dealership Assets and its use and occupation of the Dealership Premises (including zoning laws), and is not and has not been either charged with, in receipt of any notice or warning of, or to the Knowledge of the Seller, under investigation with respect to, any failure or alleged failure to comply with any provision of any Applicable Law.

(k) Brokers. Except as set forth in Schedule 5.2(k), no broker, agent, consultant or other similar person has assisted Seller in procuring, negotiating or closing this Transaction, and the Seller is under no contract with any such party.

(l) Environmental. Except as set forth in Schedule 5.2(l):

(i) To the Seller’s Knowledge, there are no Hazardous Substances present at, on, in or under any portion of the Dealership Premises the Seller operated such portion of the Dealer Premises and was owned by the Shareholder, or a Shareholder Affiliate, except for consumables used and waste generated in the ordinary course of the Seller’s business, in each case in compliance with applicable Environmental Laws.

(ii) The Seller has not received any notice, whether oral or written, from any Governmental Authority or other Person of any actual or threatened Environmental, Health and Safety Liabilities that are pending or unresolved with respect to the Dealership Premises Storage or the Business.

(iii) To the Seller’s Knowledge, all gasoline, oil and other petroleum products stored, treated, used or disposed of on, in or about any portion of the Dealership Premises by the Seller have been stored, treated, used or disposed of in full and strict compliance with all Applicable Laws. All such above -ground gasoline, oil or petroleum product storage tanks placed upon the Dealership Premises by the Seller or used by the Seller on the Dealership Premises, if any, have been properly registered.

(iv) The Seller has provided to the Purchaser all material environmental reports, assessments, audits, studies, investigations, data and other nonprivileged written environmental information in its custody, possession or control concerning the Business or the Dealership Premises.

(m) Manufacturer Communications. Except as set forth on Schedule 5.2(m), no Manufacturer has (i) notified the Seller of any deficiency in dealership operations (including brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) advised the Seller of a present or future need for facility improvements, upgrades, or relocation in connection with the Business; (iii) notified the Seller of such Manufacturer’s desire to alter the configuration of the Business, including facility utilization; (iv) notified the Seller of a plan to establish an additional dealer within 40 or fewer miles from the Dealership Premises, (v) notified the Seller of the relocation of an existing dealership for any of such Manufacturer’s products within 20 miles of the Dealership Premises, or (vi) notified the Seller of any reduction in the Seller’s new vehicle allocation for such Manufacturer’s products. The Seller is not a party to any “exclusive use agreement,” “site control agreement,” or other Contract with any Manufacturer (other than a dealer sales and service agreement) concerning the occupation and use of the Dealership Premises.

(n) Manufacturer Audits. Except as set forth on Schedule 5.2(n), in the last 5 years, no Manufacturer has conducted any audit of the Seller’s sales practices and documentation or service practices and warranty claim documentation, and the Seller has not been subject to a chargeback of monies previously paid to the Seller with respect to its vehicle sales and warranty claims.

(o) Dealership Marketing Plans. Except as set forth on Schedule 5.2(o), in the last 5 years, the Seller has not participated, and currently does not participate, in customer marketing or added value plans such as “tires for life,” “batteries for life,” “lifetime oil changes,” customer coupon programs, customer gift certificates, extended service warranties, insurance related products, or similar customer programs, and the Seller has not offered its customers any products or services for which the Seller, or any of its Affiliates, has an ongoing responsibility for administration and the Liability thereof.

(p) Tradenames; Domain Names; URLs. Schedule 5.2(p) sets forth a complete list of all tradenames and trademarks that have been utilized by the Seller in its Business and a list of all Internet domain names or URLs registered, owned, or leased by the Seller, Shareholder, or their Affiliates. The Seller owns, solely and exclusively, or possesses the valid and enforceable right to use all of the Seller’s tradenames.

(q) Odometer Accuracy. The odometer on each of the motor vehicles included in the Seller’s inventory on the Closing Date represents the actual mileage that such motor vehicle has been driven unless otherwise disclosed on the odometer disclosure statement accompanying such motor vehicle.

(r) Privacy Laws. The Seller has complied with the Gramm-Leach-Bliley Act (the “GLB Act”) with respect to customer information received by the Seller, including, if applicable, responsibility for providing any notice required, and the Seller has implemented and maintained privacy practices to protect any financial information received by the Seller from its customers. Schedule 5.2(r) contains a copy of the Seller’s internal policies and procedures document for compliance with the GLB Act and a copy of the notice provided to the Seller’s customers.

(s) Solvency. The Seller is not insolvent and will not be rendered insolvent by the Transaction. As used in this Section 5.2(s), “insolvent” means that the sum of the Seller’s debts and other probable Liabilities exceeds the present fair saleable value of the Seller’s assets.

(t) Intellectual Property Rights. The Seller either owns or is otherwise entitled to use (under a license or otherwise) all Proprietary Rights necessary to conduct the business of the Business as presently conducted. For purposes of this Agreement, “Proprietary Rights” means all (i) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (ii) copyrights and registrations and applications for registration thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software data and documentation, (v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (vi) other proprietary rights or any intellectual property, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

(u) Licenses. Schedule 5.2(u) contains a list of all Licenses that, to the Knowledge of Seller, constitute all material Licenses as required for the operation of the Business as presently conducted and as presently intended to be conducted. The Seller currently has all such Licenses, and to its Knowledge, the Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such License, nor are any facts or circumstances that could form the Basis for any such default or violation.

(v) No Material Misrepresentation or Omission. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished by the Seller to the Purchaser under the provisions hereof or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.3 Representations and Warranties by the Shareholder. The Shareholder represents and warrants to the Purchaser as of the Effective Date and as of the Closing Date as follows:

(a) Corporate Matters.

(i) Each of BBGAM, KCC, and HPV are corporations duly organized, validly existing and in good standing under the laws of the State of West Virginia.

(ii) The execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by the Seller have been duly authorized by all requisite company action (including approval by the Shareholder). Except for the Consent of the Manufacturers to the appointment of the Purchaser as an authorized dealer in the Manufacturers’ products, and the approval of the Princeton Landlord, the Summersville Landlord, and the Beaver Landlord to the assignment of the Princeton Premises Lease, the Summersville Premises Lease, and the Beaver Premises Lease, respectively, no approval or consent of any other person is required in connection with the execution, delivery, and performance by the Seller and the Shareholder of this Agreement and the Other Agreements to which they are parties.

(iii) This Agreement has been, and at the Closing the Other Agreements to which the Seller and/or the Shareholder are parties will be duly executed and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes and the Other Agreements to which the Seller and/or the Shareholder are parties will constitute the legal, valid and binding obligations of each of the Seller and the Shareholder, as applicable, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(iv) The execution and delivery by the Seller of this Agreement and the execution and delivery by the Seller and the Shareholder of the Other Agreements to which the Seller and/or the Shareholder are parties, and the consummation by the Seller and the Shareholder, as applicable, of the transactions contemplated hereby and thereby, will not constitute (with or without the giving of notice or the lapse of time or both) a violation of, contravene, be in conflict with, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), or constitute a default under (A) any term or provision of the articles of incorporation or by-laws of the Seller or the Shareholder, (B) any Contract to which the Seller or the Shareholder are subject or by which they are bound, or (C) subject to compliance with any Applicable Law.

(b) Legal Capacity. The Shareholder has the necessary legal capacity to join this Agreement for the purposes set forth in the applicable joinder(s) and the Seller’s Closing Documents to which the Shareholder is a party and to perform his or her obligations hereunder and thereunder, if any.

6. SURVIVAL; INDEMNIFICATION

6.1Survival. Subject to Section 6.6, the representations, warranties, covenants and agreements made by the Parties and in any agreement, certificate, instrument or other document delivered under this Agreement shall survive the Closing and consummation of the Transaction for a period of 24 months following the Closing.

6.2 Indemnities of the Seller.

(a) Subject to the provisions of this Article 6, the Seller shall, jointly and severally, indemnify, hold harmless and agree to defend the Purchaser and its Affiliates, officers, directors, employees, agents, consultants, representatives, stockholders and controlling Persons and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all Losses incurred by any of the Purchaser Indemnified Parties (the “Purchaser Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the Purchaser Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

(i) any misrepresentation or breach of any warranty of the Seller or the Shareholder made or contained in this Agreement;

(ii) any failure of the Seller to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation in respect thereof;

(iii) any Retained Liability or Excluded Asset;

(iv) any non-compliance by the Seller with any fraudulent transfer law in connection with the Transaction; or

(v) any brokerage or finder’s fees or commissions or similar payments based upon any Contract made, or alleged to have been made, by any Person, with the Seller or the Shareholder (or any Person acting on their behalf) in connection with the Transaction.

(b) Basket. In no event will any amount be recovered from the Seller for any Purchaser Damages resulting from matters described in Section 6.2(a)(i), until the aggregate amount of all Purchaser Damages incurred by the Purchaser Indemnified Parties exceeds $50,000 (the “Basket”), in which event the Seller, jointly and severally, will be obligated, subject to the other provisions of this Agreement, to indemnify the Purchaser Indemnified Parties to the full extent of such Purchaser Damages, including the Basket, on a dollar for dollar basis; provided, however, that the Seller’s Liability for any Purchaser Damages will not be limited as set forth in this Section 6.2(b) if such Purchaser Damages relate to a breach of representation or warranty set forth in Sections 5.2(a) 5.2(b), 5.3(a) or 5.3(b) (inclusive).

(c) Cap. In no event will the amount recovered from the Seller for any Purchaser Damages resulting from matters described in Section 6.2(a) exceed $3,000,000.00 (the “Cap”), provided, however, that the Seller’s Liability for any Purchaser Damages will not be limited as set forth in this Section 6.2(c) if such Purchaser Damages relate to a breach of representation or warranty set forth in Sections 5.2(a) 5.2(b), 5.3(a) or 5.3(b) (inclusive).

(d) Insurance. The Seller’s indemnification obligations shall be reduced to the extent that the subject matter of any indemnification claim brought by the Purchaser is covered by and paid to Purchaser pursuant to a warranty or indemnification from a third-party or third-party insurance.

(e) Indemnification Escrow. At the Closing, an amount equal to $600,000.00 of the Asset Purchase Price shall be withheld and delivered to the Escrow Agent and deposited in escrow by the Purchaser (the “Indemnification Escrow Amount”), to be held for a period of 24 months following the Closing Date (the “Indemnification Escrow Period”) to secure the Seller’s indemnification obligations under this Section 6.2. The Escrow Agent shall deposit the Indemnification Escrow Amount in a non-interest-bearing account to be held in accordance with the form of escrow agreement (“Indemnification Escrow Agreement”) attached hereto as Exhibit M.

(i) 50% of the Indemnification Escrow Amount shall be released and paid by the Escrow Agent to the Seller on the 1st anniversary of the Closing Date (the “First Release”); provided, however, the First Release shall be reduced by any amounts either (A) paid to a Purchaser Indemnified Party from the Indemnification Escrow Amount, or (B) subject to a disputed claim as of the date of the First Release.

(ii) The remaining portion of the Indemnification Escrow Amount shall be released and paid by the Escrow Agent to the Seller on the 2nd anniversary of the Closing Date (the “Second Release”); provided, however, the Second Release shall be reduced by any amounts either (A) paid to a Purchaser Indemnified Party from the Indemnification Escrow Amount, or (B) subject to a disputed claim as of the date of the Second Release.

(iii) If the Seller receives notice from the Purchaser of a request for indemnification during the Indemnification Escrow Period and the Seller does not dispute its indemnification obligation in connection therewith within 10 Business Days of receiving written notice from the Purchaser as provided below in this Section 6.2(e)(iii), the Purchaser may, only after complying with the procedures described in the Indemnification Escrow Agreement, set off the amount owed to it in respect of such indemnification obligation against the Indemnification Escrow Amount. Such amount will reduce the Indemnification Escrow Amount and any corresponding release owed to the Seller during the applicable period set forth in this Section 6.2(e), or upon termination of the Indemnification Escrow Period, as the case may be. Prior to exercising its right of set-off hereunder, the Purchaser shall notify the Seller in writing of the matter in dispute together with all material facts and circumstances reasonably necessary for the Seller to determine the Basis for such claim or asserted obligation.

6.3 Indemnities of the Shareholder.

(a) Subject to the provisions of this Section 6, EBD shall, severally, indemnify, hold harmless and agree to defend the Purchaser Indemnified Parties, at all times from and after the date of this Agreement, from and against any and all Purchaser Damages which may now or in the future be paid, incurred or suffered by or asserted against the Purchaser Indemnified Parties by any Person resulting or arising from or incurred in connection any misrepresentation or breach of any warranty of the Shareholder made or contained in this Agreement, to the extent that such misrepresentation or breach is caused by the act or omission of EBD.

(b) Subject to the provisions of this Section 6, LAD shall, severally, indemnify, hold harmless and agree to defend the Purchaser Indemnified Parties, at all times from and after the date of this Agreement, from and against any and all Purchaser Damages which may now or in the future be paid, incurred or suffered by or asserted against the Purchaser Indemnified Parties by any Person resulting or arising from or incurred in connection any misrepresentation or breach of any warranty of the Shareholder made or contained in this Agreement, to the extent that such misrepresentation or breach is caused by the act or omission of LAD.

(c) Subject to the provisions of this Section 6, TWH shall, severally, indemnify, hold harmless and agree to defend the Purchaser Indemnified Parties, at all times from and after the date of this Agreement, from and against any and all Purchaser Damages which may now or in the future be paid, incurred or suffered by or asserted against the Purchaser Indemnified Parties by any Person resulting or arising from or incurred in connection with any misrepresentation or breach of any warranty of the Shareholder made or contained in this Agreement, to the extent that such misrepresentation or breach is caused by the act or omission of TWH.

(d) For the sake of clarity, neither EBD, LAD nor TWH shall be required to indemnify, hold harmless or defend any of the Purchaser Indemnified Parties from or against any Purchaser Damages resulting from or incurred in connection with any misrepresentation or breach of any warranty of the Shareholder made or contained in this Agreement which is not caused, in whole or in part, by the act or omission of such Person.

(e) Exhaustion against the Seller. In no event will any amount be recovered from EBD, LAD or TWH individually for any Purchaser Damages resulting from matters described in Sections 6.2(a), 6.2(b) or 6.2(c) (inclusive) unless and until (i) the applicable Purchaser Indemnified Parties have first made claims for indemnification against the Seller with respect to such Purchaser Damages, (ii) such claims are held by a court described in Section 9.6 to be valid, and (iii) the applicable Purchaser Indemnified Parties are unable to enforce such claims against the Seller or unable to collect the full amount of such Purchaser Damages (as determined by said court) from the Seller.

(f) Individual Caps.

(i) In no event will the amount recovered collectively from EBD individually and LAD individually for any Purchaser Damages resulting from matters described in Section 6.3(a) exceed $1,500,000.00.

(ii) In no event will the amount recovered from TWH individually for any Purchaser Damages resulting from matters described in Section 6.3(b) exceed $1,500,000.00.

(g) Insurance. The indemnification obligations of EBD, LAD and TWH shall be reduced to the extent that the subject matter of any indemnification claim brought by the Purchaser is covered by and paid to Purchaser pursuant to a warranty or indemnification from a third-party or third-party insurance.

6.4 Indemnities of the Purchaser.

(a) Subject to the provisions set forth in this Section 6, the Purchaser shall, and hereby does indemnify, hold harmless and agree to defend the Shareholder and the Seller and its Affiliates, officers, directors, employees, agents, consultants, representatives, stockholders and controlling Persons and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement, from and against any and all Losses incurred by any of the Seller Indemnified Parties (the “Seller Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the Seller Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

(i) any misrepresentation or breach of any warranty of the Purchaser made or contained in this Agreement;

(ii) any failure of the Purchaser to perform any covenant or agreement made or contained in this Agreement or fulfill any obligation in respect thereof;

(iii) any brokerage or finder’s fees or commissions or similar payments based upon any Contract made, or alleged to have been made, by any Person, with the Seller or the Shareholder (or any Person acting on their behalf) in connection with the Transaction;

(iv) a failure of Purchaser to fulfill the obligations of an Assumed Contract or other Assumed Liability; or

(v) any and all liabilities arising from or related to the operation of the business and Dealership Assets after Closing.

(b) Basket. In no event will any amount be recovered from the Purchaser for any Seller’s Damages resulting from matters described in Section 6.4(a)(i) until the aggregate amount of all Seller Damages incurred by the Seller Indemnified Parties exceeds the Basket, in which event the Purchaser will be obligated, subject to the other provisions of this Agreement, to indemnify the Seller to the full extent of such Seller’s Damages, including the Basket, on a dollar for dollar basis.

6.5 Claim Procedures. Each Person that desires to make a Claim for indemnification pursuant to this Section 6 (an “Indemnified Party”) will provide notice (a “ Claim Notice”) thereof in writing to the Purchaser (if the Indemnified Party is a Seller Indemnified Party) or to the Seller and the Shareholder, as applicable, (if the Indemnified Party is a Purchaser Indemnified Party) (in each such case, an “Indemnifying Party”), specifying the nature and Basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 6.4, receipt by a Person of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Person will require delivery of a Claim Notice to the Indemnifying Party within 20 days following the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve an Indemnifying Party from Liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

6.6 Limitations on Indemnification.

(a) Except as otherwise provided herein, and except for claims for indemnification arising out of (i) the Seller’s Retained Liabilities and Excluded Assets, (ii) the Seller’s breach of Sections 5.2(a) and 5.2(b), (iii) the Purchaser’s breach of Section 5.1(a), or (iv) the Seller’s or Purchaser’s willful, fraudulent, or intentional misrepresentation, each of which shall survive the Closing through the period that ends 60 days after all statutes of limitation applicable to the underlying claim(s), any other claims for indemnification by the Seller or the Purchaser Indemnitees under this Agreement must be made within 24 months following the Closing.

(b) The representations, warranties and covenants that are the subject of an on-going claim timely submitted by a Party under this Section 6.6 shall survive until the claim is finally determined

(c) In no event will either Party or the Shareholder be liable for any consequential, incidental, indirect, special, or punitive damages.

6.7 Calculation, Timing, Manner and Characterization of Indemnification Payments.

(a) Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim will be made within 15 Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Section 6 or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s Liability to the Indemnified Party under this Agreement.

(b) Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim will be made as and when Losses with respect thereto are incurred by the Indemnified Party and within 15 Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party.

(c) All amounts due and payable under this Agreement (i) with respect to a Third-Party Claim, will bear interest at the Applicable Rate from the date due and payable hereunder until the date paid and (ii) with respect to a Claim other than a Third-Party Claim, will bear interest at the Applicable Rate from the date the Indemnified Party suffers the Losses until the date paid. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(d) Notwithstanding the foregoing, the Purchaser acknowledges and agrees that it shall first offset any indemnification obligations of the Seller, so agreed or finally adjudicated arising under this Section 6, against the Indemnification Escrow Amount. To the extent the remaining balance of the Indemnification Escrow Amount (after taking into account prior offsets or any releases of any portion of the Indemnification Escrow Amount pursuant to Section 6.2(d)) is less than any amounts to which the Purchaser is entitled to indemnification, the Seller shall remain liable for the balance of any amounts owed pursuant to such indemnification obligations and shall satisfy them in accordance with this Section 6.7.

6.8 Third-Party Claims.

(a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

(b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent Judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Section 6.8 to the contrary, the Purchaser will in all cases be entitled to control the defense of a Third-Party Claim if the Purchaser reasonably believes (i) such Third-Party Claim could result in Liabilities which, taken together with other then outstanding Claims by the Purchaser under this Agreement, could exceed the remaining potential Losses payable by the Seller under this Agreement or the amount that the Purchaser believes it will be able to collect from the Seller under this Agreement or (ii) such Third-Party Claim could adversely affect in any material respect the Purchaser or its Affiliates (other than as a result of money damages) or if injunctive or other non-monetary relief has been sought against the Purchaser or its Affiliates.

6.9 Exclusive Remedy. In the absence of fraud or criminal conduct, the indemnification provisions in this Section 6 will be the sole and exclusive remedy and recourse for any breach of this Agreement by the Purchaser and Seller, except as expressly provided in this Agreement. In addition, any Party will be entitled to seek specific performance against any other Party in accordance with this Agreement.

6.10 Materiality. For purposes of determining the amount of Losses that are the subject matter of a Claim for indemnification or reimbursement hereunder, each such representation or warranty shall be read without regard and without giving effect to the term “material” or “materiality” or similar phrases contained in such representation or warranty.

6.11 Treatment. Any indemnity payments made under this Agreement will be treated for all U.S. federal income Tax purposes as an adjustment to the aggregate Asset Purchase Price, unless otherwise required by any applicable Legal Requirement.

7. OTHER AGREEMENTS

7.1 Covenants of the Seller. On and after the Effective Date and until the Closing Date:

(a) Continuing Operation of Business. The Seller will (i) carry on the Business in the ordinary course consistent with past practices, shall not engage in any transaction or activity or enter into any Contract or make any commitment except in the ordinary course consistent with past practices, (ii) comply with all Applicable Laws, (iii) file all required tax returns and pay all required Taxes, (iv) maintain or cause to be maintained in full force and effect fire, property damage, and extended coverage insurance in the amount of the full replacement cost of the Dealership Assets under the Seller’s blanket insurance policy or policies, (v) use its commercial reasonable efforts to preserve and promote the Business and preserve intact the reputation of the Business and the Seller’s relationship with Employees, customers, and vendors, (vi) maintain all of the Dealership Assets (including all buildings, structures and improvements on the Dealership Premises) in good operating condition and repair, ordinary wear and tear excepted, and make any necessary repairs, and (vii) not take or permit any act or omission to act which would have a Materially Adverse Change to the Business.

(b) Financial Statements. The Seller will furnish to the Purchaser within 15 days after the end of each month a statement of income and a balance sheet as of the end of such month with respect to the Business, all of which shall be prepared in accordance with the Manufacturers’ accounting standards.

(c) Books and Records. The Seller will maintain books, accounts and records relating to the Business in the ordinary course consistent with past practices.

(d) Negative Covenants of the Seller. After the Effective Date and without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, the Seller will not with respect to the Business:

(i) enter into any employment, collective bargaining or professional services Contract;

(ii) change employment terms, including with respect to wages, salary or bonuses, or institute or modify any benefit plans or programs, except in the ordinary course consistent in all material respects with past practices;

(iii) make any material change in management personnel;

(iv) enter into any new, or amend or terminate any Assumed Contract;

(v) take or omit to take any action which would cause a material breach of any Assumed Contract;

(vi) implement any operation decision(s) of a material nature relating to the Business; or

(vii) make any change in the “dealer agreement” (or any equivalent Contract with the Manufacturers).

Except as set forth in Schedule 7.1(d), none of the foregoing has occurred between January 1, 2020 and the Effective Date.

(e) Parts Return. Upon the satisfaction of the Manufacturer approval condition in Section 4.2(d), if the Seller has any Parts return privileges or allowances that are not assignable, then the Seller shall initiate a Parts return (designating for return Parts selected by the Purchaser) prior to the Closing Date, with the intent of exhausting any such non-assignable outstanding return privileges or allowances.

(f) Dealer Trades. From the Effective Date through the Closing Date, the Seller agrees not to transfer any of its New Vehicle inventory to any new vehicle dealer unless the Seller receives in trade for placement in its New Vehicle inventory a replacement New Vehicle of like kind and quality and in a model and trim that the Seller has sold in the 3-month period prior to the Effective Date.

(g) Damage Disclosure. At Closing, the Seller agrees to inform the Purchaser as to whether or not any of the motor vehicle inventory sold to the Purchaser hereunder is known by the Seller to have incurred damages, and will provide repair records for such vehicles.

(h) No Interference. The Seller shall not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, Employee, or other business associate of the Business, or the Seller, from maintaining the same business relationships with the Business and the Purchaser after the Closing Date as they maintained with the Business and the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the Business to the Purchaser from and after the Closing Date.

(i) Changes in Warranties, Representations and Schedules. The Seller (i) shall not take or permit any action or omit to take any action which would cause any of the representations and warranties of the Seller contained in this Agreement or the Other Agreements become untrue, and (ii) shall promptly notify the Purchaser in writing of any changes to the Seller’s warranties and representations contained herein.

7.2 Third Party Consents.

(a) Each Party shall cooperate in good faith and shall use its respective reasonable best efforts to obtain any Consents required under this Agreement.

(b) Within 2 Business Days after the Effective Date, the Seller shall deliver a notice on the Seller’s letterhead, addressed to each Manufacturer, and prepared in accordance with Applicable Law, expressing the Seller’s desire to consummate the Transaction and otherwise obtain the Manufacturers’ consent to the Transaction and appointment of the Purchaser as an authorized dealer in the Manufacturers’ products at the applicable Dealership Premises. Such notice shall include a request that the Manufacturers provide to the Seller and the Purchaser any forms or applications necessary to achieve the Transaction. The Seller will provide any and all information and assistance reasonably necessary to assist the Purchaser in its application to the Manufacturers.

7.3 Employees of the Seller; Employee Benefits; Payroll Tax Related Matters.

(a) Within 10 Business Days after the Effective Date, the Seller shall provide to the Purchaser:

(i) a complete and correct list of the names, job title, and current salary, bonus and commission arrangements, written or unwritten, for each Employee of the Seller working at or for the Business; and

(ii) true and correct copies of each employment/bonus/commission agreement, plan or arrangement described on Schedule 5.2(e).

(b) On the Closing Date, the Seller shall, and shall direct EIN to also, terminate the employment of all of its Employees working at or for the Business, and shall fully pay and satisfy all outstanding Liabilities of the Seller for wages and other compensation, including any unused vacation, sick leave, or paid time-off benefits (even if not specifically accrued for by the Seller), or bonuses, in whole or part, even though a partial month of business has only occurred prior to the Closing Date. Nothing in this Agreement is intended to confer upon any Employee any rights or remedies, including, any rights of employment of any nature or kind whatsoever. Notwithstanding the foregoing, on the Closing Date, if Purchaser assumes the EIN Contract, Seller shall, with respect to all such Employees employed by EIN, fully pay and satisfy all outstanding Liabilities of the Seller for wages and other compensation, including any unused vacation, sick leave, or paid time-off benefits (even if not specifically accrued for by the Seller), or bonuses, in whole or part, even though a partial month of business has only occurred prior to the Closing Date, and Purchaser shall reimburse Seller for any deposit held by EIN for said EIN Contract.

(c) The Seller shall after the Closing Date, in accordance with Applicable Law, terminate or take all appropriate action in connection with Employee Benefit Plans, if any, that are applicable to the Seller and/or Employees. The Seller acknowledges that the Purchaser shall have no responsibility or liability or obligation of any nature under any Employee Benefit Plans to any person, firm or corporation whatsoever; it being understood and agreed that if any Applicable Law provides that the Purchaser is or will be liable for any liability or obligation under any Employee Benefit Plans despite the Seller’s contractual liability for such liability or obligation hereunder, and the Seller fails to pay or perform such liability or obligation within 5 Business Days of the Purchaser’s written demand, then any and all such amounts may be subject to indemnification in accordance with Section 6.

(d) The Seller, or, where appropriate, the Seller’s health and welfare benefit plans that are “group health plans,” shall retain liability for and shall pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code, and Sections 601-608 of ERISA) arising out of a “qualifying event” prior to the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in section 4980B of the Code) regardless of when services were rendered or expenses incurred. The Parties acknowledge that, after giving effect to the actions to be taken at the Closing, the Seller will not have any employees and will not maintain any health and welfare benefit plans after the Closing Date. No later than 10 Days prior to the Closing Date, the Seller shall provide the Purchaser with a list of all individuals to whom the Seller is as of that date liable to provide access to COBRA benefits as well as those employees who have terminated their employment with the Seller prior to Closing and may still apply for COBRA benefits. In accordance with Treasury Regulation Section 54.4980B9 Q&A-8, as of the Closing Date (or, if later, the date on which the Seller ceases to offer any group health plan coverage), the Purchaser, or its health and welfare benefit plans that are “group health plans,” will assume the Seller’s post-Closing non-default liability to provide the Business’s “merger and acquisition qualified beneficiaries” (as that term is defined under COBRA, which includes qualified beneficiaries whose COBRA qualifying event occurred before or in connection with the sale and who is, or whose COBRA qualifying event occurred in connection with a covered employee whose last employment before the COBRA qualifying event was, associated with assets being sold) access to continuing health insurance coverage required under COBRA (at such “beneficiaries’” cost), as well as providing applicable employee notices required under COBRA, and the Seller shall provide to the Purchaser sufficient employee information to enable the Purchaser to carry out such obligations..

(e) Upon the Parties’ receipt of the Manufacturers’ written approvals of the Transaction and agreement to appoint the Purchaser as an authorized dealer in the Manufacturers’ products, the Purchaser may begin to interview key Employees for purposes of considering whether and on what terms to offer employment to them effective as of the Closing Date, in accordance with the Purchaser’s hiring practices and requirements. It is the intention of the Purchaser, and the Seller hereby acknowledges such intention, that any Employees that the Purchaser hires will be new employees of the Purchaser as of the Closing Date or the date of hire, whichever is later. Such new employees shall only be entitled to such compensation and employee benefits as are agreed to by such employees and the Purchaser, or as are otherwise provided by the Purchaser, in its sole discretion.

(f) If requested by the Purchaser, the Seller agrees to provide reasonable assistance to the Purchaser in the latter’s efforts to be restated as a successor employer for employment tax purposes with respect to the Employees hired by the Purchaser, including the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004 -53, Section 4, Standard Procedure, for federal payroll tax purposes. The Purchaser agrees to perform the obligations imposed upon it under such Revenue Procedure, together with such requirements as may be imposed by FICA. If requested by the Purchaser, the Seller shall execute all documents reasonably necessary to allow the Purchaser to benefit from and take advantage of the payroll tax withholding and deductions of the Seller for the current Tax year, as may be allowed by the Internal Revenue Service and/or state agencies.

(g) If the Purchaser does not assume the EIN Contract, Purchaser agrees to hire a sufficient number of Employees upon similar employment terms so as not to (i) require any Employee notice from Seller or EIN under the WARN Act prior to Closing, or, (ii) otherwise create or impose any liability upon Seller or EIN arising from or related to the WARN Act.

7.4 Schedule Delivery; Access to Property and Records. All schedules to this Agreement (each a “Schedule,” and collectively, the “Schedules”) shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement and delivered by the Seller on or before the 30th Day after the Effective Date (the “Schedule Due Date”), along with a signed certificate from the Seller that the Schedules so delivered are complete (the “Schedule Certificate”). Without limiting the foregoing, each Schedule shall identify with particularity and describe in relevant detail all relevant facts to be described in such Schedules; the mere listing of (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made by the Seller herein unless the representation or warranty has to do with the existence of the document or other item itself. Notwithstanding anything herein to the contrary, the Seller shall have the ability to update the Schedules attached hereto within 5 days of learning of a fact that would cause a change to any of the Schedules, with an updated Schedule Certificate attached thereto. The Seller shall disclose to the Purchaser in writing promptly upon discovery thereof (the “Updated Disclosures”) any material variances from the representations and warranties contained in Section 5.2 and/or any information necessary or appropriate to make such representations and warranties true and correct as of such date. None of the foregoing supplemental disclosures shall limit or otherwise affect the remedies available to the Purchaser hereunder; provided, that if such Updated Disclosures (i) were not required to be disclosed to make the representations and warranties true and correct in all material respects as of the Effective Date, (ii) disclose underlying events that occurred and circumstances that arose exclusively between the Effective Date and the Closing, or (iii) are of an Immaterial (as defined below) nature, and are delivered to the Purchaser at least 5 Business Days prior to the Closing Date (any disclosure meeting the requirements of clauses (i), (ii), or (iii), shall constitute a “Qualifying Updated Disclosure”), then such Qualifying Updated Disclosure(s) shall amend and supplement the representations and warranties in Section 5.2 as of the Closing Date for purposes of indemnification under Section 6.2 hereunder but not for purposes of determining whether the conditions set forth in Section 4.2(a) have been satisfied, if the Purchaser gives a written termination notice within 10 Business Days after its receipt of such Qualifying Updated Disclosures and such termination is based on the failure to satisfy the conditions set forth in Section 4.2(a) as a result of the contents of such Qualifying Updated Disclosures. For purposes of this Section 7.4, the term “Immaterial” shall refer to a level of insignificance that would not have affected any decision of a reasonable person in the Purchaser’s position regarding whether to enter into this Agreement or would not affect any decision of a reasonable person in the Purchaser’s position regarding whether to consummate the Transaction.

7.5 Due Diligence Inspections.

(a) The Purchaser shall have 60 days from the later of (i) the Effective Date, or (ii) the date on which the Schedule Certificate is delivered by the Seller in accordance with Section 7.4 above (the “Due Diligence Period”) to complete to its satisfaction due diligence regarding the Business and the Dealership Assets, including obtaining such reports and studies as the Purchaser deems appropriate. The Parties agree that the Due Diligence Period shall be extended, as applicable, so that the Purchaser shall have no less than 10 Business Days to review the Audited Financial Statements after receipt by the Purchaser.

(b) The Purchaser may conduct due diligence regarding the Business, including obtaining such reports and studies as the Purchaser deems appropriate. The Seller agrees to provide to the Purchaser and Purchaser’s representatives reasonable access to the books, records, reports, information and facilities of the Dealership, and will make the officers, comptroller, accountants and attorneys of the Seller available at reasonable times to discuss with the Purchaser and Purchaser’s representatives such aspects of the Business as the Purchaser may wish.

(c) The Purchaser may, at Purchaser’s expense, commission the services of a qualified geotechnical and environmental consultant (hereinafter referred to as the “Engineer”) to conduct a “Phase I Environmental Site Assessment” (a “Phase I”) upon the Dealership Premises to identify any “recognized environmental conditions” and to determine whether the Dealership Premises are in substantial compliance with applicable Environmental Laws, in general accordance with standards recommended by the American Society for Testing and Materials -- ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process.” The Purchaser will provide the Seller a copy of the Engineer’s Phase I report(s). All access to the Dealership Premises must be arranged and scheduled with EBD (cell phone: (304)673-6533), so that the Seller, or its representative, is present or available at the time of inspection. The Purchaser shall have no obligation to indemnify the Seller with respect to the presence of any Hazardous Substances discovered during the Purchaser’s due diligence nor shall the Purchaser have any obligation to engage in the remediation of the Dealership Premises with respect to such Hazardous Substances.

(d) Should the Purchaser be dissatisfied with its inspections during the Due Diligence Period, it may terminate this Agreement under Section 8.1(f), and thereafter the Purchaser’s right to inspect or to receive data and information shall terminate.

(e) No investigation made by, nor any disclosure made prior to or after the Effective Date by, the Purchaser on the one hand, or by the Seller, on the other hand, shall affect the enforceability of, or the remedies available under this Agreement with respect to, any such representations, warranties, covenants, agreements or undertakings or their survival.

(f) After Manufacturer approval and prior to the Closing Date, the Seller agrees to afford the Purchaser and its agents, attorneys, accountants and representatives such access to the Dealership Premises, business records and properties of the Seller, and shall furnish to the Purchaser such information concerning the Business, as the Purchaser shall reasonably deem necessary or desirable for the purpose of enabling the Purchaser to prepare for Closing, including preparation of closing inventory schedules. The Seller will make its appropriate officers, employees and representatives available to the Purchaser at all reasonable times for the purpose of assisting, in all reasonable respects, the Purchaser with Closing preparations.

7.6 Confidentiality.

(a) Except as may be required by law or legal process, the Purchaser agrees that any confidential information received in due diligence will be kept confidential by the Purchaser and its representatives and will not be disclosed by the Purchaser to any Person except the Manufacturers, the Purchaser’s attorneys, accountants, representatives, financial sources, engineers, etc., or otherwise with the specific prior written consent of the Seller. The foregoing obligations and restrictions shall not apply to that part of the Seller’s information that (a) was or becomes generally available to the public other than as a result of a disclosure by the Purchaser, or (b) was available, or becomes available, to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by the Seller. Notwithstanding anything herein to the contrary, the Purchaser may provide notice of this Transaction to the United States Securities and Exchange Commission by filing of a copy of this Agreement.

(b) The Parties also agree that the terms and conditions of this Agreement, the Transaction, and the fact the Transaction exists, are to remain confidential. Neither the Seller nor the Purchaser will issue or approve a news release or other announcement of the Transaction without the prior approval of the other as to the contents of the announcement and its release, which approval will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the fact the Transaction exists may be disclosed after the Effective Date by the Seller to its vendors and by the Purchaser to Seller’s employees and contractors, with the prior written approval of the other. Furthermore, nothing in this Section 7.6 shall be construed to prohibit the Purchaser or the Purchaser’s Affiliates from applying for, and publishing in the local or regional newspaper as required by West Virginia law, fictitious names for the operation of the Business post-Closing, and the Purchaser shall not be required to obtain the Seller’s permission to make such applications and publications.

7.7 Expenses.

(a) General. Except as may otherwise be provided in Section 7.7(b) or Section 9.12, whether or not the Transaction is consummated, each Party shall bear its own costs and expenses incurred in connection with the negotiation, drafting and execution of this Agreement. Except as otherwise set forth below or elsewhere in this Agreement, each Party shall bear its own costs and expenses of consummating the Transaction.

(b) Specific Expenses. Notwithstanding the foregoing:

(i) The Seller shall pay all costs, expenses and fees to obtain the Audited Financial Statements, release and discharge any Encumbrances on the Dealership Assets (other than Permitted Encumbrances), all federal and state Taxes of Seller in connection with the Transaction, one-half (1/2) of the fees, costs, and expenses of the Parts Inventory, and one-half (1/2) of the fees, costs, and expenses of the Fixed Assets appraisal.

(ii) The Purchaser shall all pay all costs, expenses and fees related to its due diligence and financing, all federal and state Taxes of Purchaser in connection with the Transaction, one-half (1/2) of the fees, costs, and expenses of the Parts Inventory, and one-half (1/2) of the fees, costs, and expenses of the Fixed Assets appraisal.

(iii) Provided, however, notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, in Section 8.1), in the event that this Agreement is terminated by the Purchaser pursuant to Section 8.1(d) or 8.1(f) or is terminated by the Seller pursuant to Section 8.1(c), then, in any such case, the Purchaser shall pay to the Seller, as reimbursement, an amount equal to one-half (1/2) of all costs, expenses and fees incurred by the Seller in connection with (A) the Audited Financial Statements (but not to exceed $75,000.00), (B) the Parts Inventory and (C) the Fixed Assets appraisal (the “Reimbursement Amount”), and, upon written demand from the Seller, the Escrow Agent shall, without undue delay, disburse to the Seller a portion of the Deposit equal to the Reimbursement Amount.

(iv) The Purchaser shall pay (or reimburse the Seller, as the case may be) for all costs, expenses and fees related to its due diligence and financing.

7.8 Pre-Closing Access. The Seller shall afford to the Purchaser and its employees and subcontractors, on reasonable prior notice, reasonable access before Closing to the Dealership Premises for the purpose of installing communications lines (“ New Communications Lines”) which in the Purchaser’s reasonable judgment are necessary to allow the Purchaser, immediately after Closing, to connect those premises and the computer systems, telephone systems, networks and data bases in them to the Purchaser’s computer systems, telephone systems, networks and data bases; provided, however, that the Purchaser shall not use the New Communications Lines before the Closing, other than for testing purposes, without the Seller’s consent. If this Agreement is terminated for any reason, the Purchaser shall undertake to promptly, but in no event later than 30 days after such termination, remove the New Communications Lines. The Purchaser’s installation and, if applicable, removal of the New Communications Lines shall be done in a manner that does not unreasonably interfere with the Seller’s operation of the Business and that does not damage the Dealership Premises. At least 1 week before the anticipated Closing Date, the Seller shall provide the Purchaser with digital access to the Seller’s vehicle inventory. The Purchaser may also arrange for the Seller’s employees to attend DMS and other training prior to Closing so long as such training does not materially interfere with such employee’s work duties to the Seller.

7.9 Records. The Seller agrees to deliver to the Purchaser on the Closing Date the Records in a format that meets the Purchaser’s reasonable requests. To the extent the Records are in a digital form, the Purchaser and the Seller acknowledge and understand that the transfer of a copy of a digital form of the Records involves a joint and collaborative effort of the Parties along with the Seller’s DMS vendor and requires the cooperation of the Parties and the vendor. The Seller agrees to contact its DMS vendor and arrange for the transfer of a copy of its Records that are in digital form on its DMS to the Purchaser on or before the Closing, either through the creation of a separate sign-on and creation of a mirror store on the Seller’s DMS or transfer of a copy of the Records to a location of the Purchaser’s choice, it being contemplated that the Purchaser shall have all necessary access to these Records immediately after the Closing. Should the Purchaser obtain access to the Records prior to the Closing, the Purchaser shall hold the Records subject to Section 7.6. In the event the Transaction does not close, any Records in the Purchaser’s possession or control shall be destroyed and the Purchaser shall be enjoined from using the Records for its or any of its affiliates’ benefit. The Parties agree to equally share in the expense of creating a mirror store and separate sign-on on the Seller’s DMS.

7.10 No Negotiations or Discussions. Until the earlier of (i) termination of this Agreement by Purchaser or Seller pursuant to the terms of this Agreement, or (ii) the Closing Date, the Seller and the Shareholder shall deal exclusively with the Purchaser regarding the sale of the Dealership Assets. In order to avoid any possible interference with or frustration of this Transaction, neither the Seller nor the Shareholder shall, directly or indirectly (including any agent or designee, or use of the services of a third party), at any time on or prior to the Closing Date, pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than the Purchaser and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of all or any of the Dealership Assets, Dealership Premises or stock of the Seller or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with the Seller or the Shareholder, which would hinder or frustrate the Purchaser from closing in accordance with the terms of this Agreement (a “Prohibited Discussion”). If any person or entity other than the Purchaser makes inquiry of the Seller or the Shareholder of any matter which could involve a Prohibited Discussion, then the Seller or the Shareholder (as the case may be) shall inform the Purchaser in writing and inform such person or entity of the existence of this Agreement, and that any Prohibited Discussion would constitute a violation of this Agreement.

7.11 Tax Certificate; Withheld Amount; Clearance In the event the Tax Certificate is not delivered to the Purchaser prior to the Closing Date, an amount equal to 1½ times the average aggregate amount of the Seller’s sales tax obligations and liabilities paid each month during the 6 month period prior to the Closing Date, shall be withheld from the Asset Purchase Price and shall remain in escrow with the Escrow Agent (the “Withheld Tax Amount”), to be held in accordance with the Tax Escrow Agreement for the purpose of assuring the Purchaser that the aggregate of the Seller’s unpaid sales tax obligations to the WVSTD (as contemplated under West Virginia Code) and any related amounts, will be paid.

7.12 Unemployment Rate Factor; Worker’s Compensation Experience Factor.

(a) The Purchaser, at its election, may utilize the Seller’s State of West Virginia unemployment rate factor to the extent allowed under law. The Seller agrees to assist and cooperate with the Purchaser in such efforts.

(b) The Purchaser, at its election, may utilize the Seller’s worker’s compensation experience factor to the extent allowed under West Virginia law. The Seller agrees to assist and cooperate with the Purchaser in such efforts.

8. TERMINATION AND ABANDONMENT

8.1 Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual agreement of the Seller and the Purchaser; or

(b) by the Purchaser by Notice to the Seller, if the conditions set forth in Section 4.2 have not been satisfied or the deliveries required by Section 4.4 shall not have been complied with and performed, and any such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Cut-Off Date unless such failure shall be due to the failure of the Purchaser to comply with any of its obligations to be performed or complied with by it prior to the Closing; or

(c) by the Seller by Notice to the Purchaser, if the conditions set forth in Section 4.3 have not been satisfied or the deliveries required by Section 4.5 have not been complied with and performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Cut-Off Date, unless such failure shall be due to the failure of the Seller to comply with any of its obligations to be performed or complied with by it prior to the Closing; or

(d) by the Purchaser if the Closing has not occurred on or before the Cut-Off Date, or such later date as the Parties may agree upon, unless the Purchaser is in material breach of or default under this Agreement; or

(e) by the Seller if the Closing has not occurred on or before the Cut-Off Date, or such later date as the Parties may agree upon, unless the Seller or the Shareholder is in material breach of or default under this Agreement; or

(f) by the Purchaser, within 2 Business Days after the expiration of the Due Diligence Period, as extended, if the Purchaser is dissatisfied with its due diligence inspections; or

(g) by either Party, after the expiration of the OA Prep Period, if the form of the Operating Agreement, the MEG Lease Agreement, or the E & W Lease Agreement has not been substantially agreed upon, with the substantial form thereof being appended to this Agreement through Amendment to this Agreement, with such Operating Agreement to be executed by the Parties at Closing; or

(h) by either Party, if there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing the Closing; or

(i) by either Party, if a Manufacturer shall exercise, or purport to exercise, any right of first refusal to purchase all or any material portion of the Dealership Assets.

8.2 Rights and Obligations on Termination.

(a) Except as otherwise provided in Section 8.2(b) below, if this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void, the Escrow Agent shall return the Deposit to Purchaser, and there shall be no liability or obligation on the part of any Party or their respective officers, directors, partners, members, shareholders, principals, agents or representatives.

(b) Notwithstanding the provisions of Section 8.2(a) above:

(i) if this Agreement is terminated and abandoned pursuant to Section 8.1(c), due to a material breach or material default by the Purchaser under any of its express or implied covenants and obligations hereunder, then the Seller shall be entitled to the Deposit, which will constitute payment in full payment of liquidated damages of the Seller, and which shall be the Seller’s sole and exclusive remedy.

(ii) if this Agreement is terminated and abandoned pursuant to Section 8.1(b) due to a material breach or material default by the Seller under any of its express covenants and obligations hereunder, then the Purchaser, at its sole discretion, may seek specific performance or reimbursement by the Seller of its reasonable out of pocket costs not to exceed $250,000.00. The Seller agrees that it is estopped from subsequently asserting in any action to enforce the provisions of the covenants contained herein that the Purchaser has an adequate remedy at law and therefore is not entitled to specific performance or injunctive relief.

(c) The Parties acknowledge and agree that the rights and obligations set forth in this Section 8.2 shall not in any way affect or limit the respective rights and obligations of the Parties that arise out of, and survive, the Closing of the Transaction, including the provisions of Section 6 above.

9. MISCELLANEOUS

9.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

9.2 No Waiver. The waiver by any Party of a breach of any covenant, agreement or undertaking contained herein shall be made only by an instrument in writing signed by the Party giving such waiver, and no such waiver shall operate or be construed as a waiver of any prior or subsequent breach of the same covenant, agreement or undertaking. Except as otherwise specifically provided herein, the exercise of any remedy provided by law or otherwise, and the provisions of this Agreement for any remedy, shall not exclude any other remedy.

9.3 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining part of such provision, and the validity, legality and enforceability of the other provisions hereof shall not be affected thereby. Any provision of this Agreement that is held invalid, illegal or unenforceable in any jurisdiction shall not be deemed invalid, illegal or unenforceable in any other jurisdiction.

9.4 Entire Agreement; Amendment. This Agreement, together with all exhibits and Schedules hereto constitutes the entire agreement among the Parties pertaining to the Transaction, and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. Except as otherwise provided herein, no supplement to, or modification of, this Agreement shall be binding unless executed in writing by each of the Parties.

9.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of West Virginia without regard to any principles of conflict of laws.

9.6 Submission to Jurisdiction; Jury Trial Waiver. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of West Virginia, Raleigh County, in any Proceeding for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Person to be served at the address and in the manner provided for the giving of Notices in Section 9.9. Nothing in this Section 9.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH PROCEEDING, AND WAIVES INCIDENTAL, CONSEQUENTIAL, AND PUNITIVE DAMAGES.

9.7 Assignability. Subject to the terms and conditions of this Section 9.7, the Purchaser may assign its rights under this Agreement, in whole or in part, to any Affiliate of the Purchaser. Except as expressly provided in this Section 9.7, neither this Agreement, nor any of the rights and obligations arising hereunder, may be assigned by either Party without the prior written consent of the other Party.

9.8 Notices. All notices, demands and other communications (each, a “Notice”) required or permitted hereunder shall be in writing (including facsimile), and shall be (a) sent by registered or certified mail, First Class postage attached, (b) sent by hand or overnight delivery, or (c) sent by electronic mail or facsimile, in each case addressed to the respective Parties at the addresses first set forth above, or to such other address and to the attention of such other Persons as a Party hereto may specify from time to time by Notice to the other Parties. Each Notice shall be deemed given and be effective only upon actual receipt (or refusal of receipt). Copies of any Notices shall be provided as below:

If to the Purchaser, then to its Counsel (which copy shall not constitute notice) to:

Bass Sox Mercer

Attention: Robert A. Bass, Esq.

2822 Remington Green Circle

Tallahassee, Florida 32308

Telephone: (850) 878-6404

Email: bassra@dealerlawyer.com

If to the Seller or to Shareholder, then to their Counsel (which copy shall not constitute notice) to:

Underwood & Roberts, PLLC

Attention: Jeff Roberts

3110 Edwards Mill Road, Suite 100

Raleigh, North Carolina 27612

Email: jgroberts@rlulaw.com

and

Jones & Associates

Attention: E. Forrest Jones

13 Kanawha Boulevard West

Charleston, West Virginia 25387

Email: efjones@efjones.com

9.9 Counterparts; Effective Date; Facsimile Copies. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument, and shall be effective as of the date when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A facsimile copy of this Agreement and any signatures on any counterpart hereof shall be considered for all purposes as originals.

9.10 Time of Essence; Computation of Time. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement and each of its provisions. Whenever this Agreement requires that something be done within a period of days, such period shall: (a) not include the day from which such period commences; (b) include the day upon which such period expires; (c) expire at 8:00 p.m. (ET) on the date by which such thing is to be done; or (d) be extended by 2 Business Days if the final day of such period falls on a Saturday, Sunday, or bank holiday in the state where such thing is to be done.

9.11 Agreement Not Recordable. No Party shall have the right or the authority to file this Agreement or any notice thereof of record in any public office unless the same is necessary in order to assert, vindicate, enforce or defend the Party’s rights under this Agreement.

9.12 Attorneys’ Fees. Should any Party institute any suit, action or Proceeding in court or otherwise to enforce or interpret this Agreement by reason of or with respect to an alleged breach of any provision hereof, the prevailing Party shall be entitled to receive from the non-prevailing Party such amount as the court may judge to be reasonable attorneys’ and paralegals’ fees for the services rendered to the prevailing Party in such action or Proceeding, plus the prevailing Party’s costs and expenses therein, regardless of whether such suit, action or Proceeding is prosecuted to judgment.

9.13 Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and the Other Agreements and have contributed to their revision; and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and the Other Agreements. The words “include,” “includes,” “included,” “including,” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

*****

[signatures on following page]

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase and Contribution Agreement on the day and year noted below.

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Sam Tawfik
Sam Tawfik, CEO

Dated:	August 28, 2020

SELLER:

BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation

By:	/s/ Ernest B. Davis, Jr.
Ernest B. Davis, Jr., President

Dated:	August 28, 2020

KING COAL CHEVROLET CO.,
a West Virginia corporation

By:	/s/ Ernest B. Davis, Jr.
Ernest B. Davis, Jr., President

Dated:	August 28, 2020

HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation

By:	/s/ Ernest B. Davis, Jr.
Ernest B. Davis, Jr., President

Dated:	August 28, 2020

JOINDERS

The undersigned joins in this Agreement solely for the purposes of agreeing to: (a) negotiate the MEG Lease Agreement, as described in the Eighth Recital; (b) execute the MEG Lease Agreement at the Closing; and (c) terminate the Existing Leases at the Closing, as provided for in Section 4.4(q).

THE MEG RENTAL CORPORATION,
a West Virginia corporation

By:	/s/ Ernest B. Davis, Jr.	Dated: August 28, 2020
Ernest B. Davis, Jr., President

The undersigned joins in this Agreement solely for the purposes of agreeing to: (a) negotiate the E & W Lease Agreement, as described in the Ninth Recital; (b) execute the E & W Lease Agreement at the Closing; and (c) terminate the Existing Leases at the Closing, as provided for in Section 4.4(q).

E & W, LLC,
a West Virginia limited liability company

By:	/s/ Ernest B. Davis, Jr.	Dated: August 28, 2020
Ernest B. Davis, Jr., Member

By:	/s/ Tracy W. Hylton, II	Dated: August 28, 2020
Tracy W. Hylton, II, Member

The undersigned join in this Agreement solely for the purposes of agreeing to: (a) negotiate the Operating Agreement (as defined in the Agreement) and execute the Operating Agreement at the Closing; (b) negotiate the Non-Competition Agreement (as defined in the Agreement) and execute the Non-Competition Agreement at the Closing; (c) make the representations and warranties of the Shareholder set forth in Section 5.3 of the Agreement; and (d) perform the indemnification obligations of such undersigned under Section 6.3 of the Agreement.

ERNEST B. DAVIS, JR.	LORI A. DAVIS

/s/ Ernest B. Davis, Jr.	/s/ Lori A. Davis

Dated: August 28, 2020	Dated: August 28, 2020

The undersigned joins in this Agreement solely for the purposes of agreeing to: (a) negotiate the Non-Competition Agreement (as defined in the Agreement) and execute the Non-Competition Agreement at the Closing; (b) make the representations and warranties of the Shareholder set forth in Section 5.3 of the Agreement; and (c) perform the indemnification obligations of such undersigned under Section 6.3 of the Agreement.

TRACY W. HYLTON, II

/s/ Tracy W. Hylton, II

Dated: August 28, 2020

ACKNOWLEDGMENT BY ESCROW AGENT

The undersigned, on behalf of Bass Sox Mercer, joins in the execution of this Agreement for the purpose of agreeing to act as the Escrow Agent hereunder.

Dated: August 28, 2020

BASS SOX MERCER

By:	/s/ Robert A. Bass
Robert A. Bass, Esq.
Shareholder

The undersigned Escrow Agent acknowledges receipt of the $500,000.00 earnest money deposit referred to in Section 3.6 of the foregoing Asset Purchase Agreement, and agrees to hold and disburse said funds and all accrued interest thereon in accordance with the terms of said Agreement.

Dated: August ___, 2020

BASS SOX MERCER

By:
Robert A. Bass, Esq.
Shareholder

INDEX TO EXHIBITS AND SCHEDULES

Exhibit Letter	Description of Exhibit

A	Franchised Dealerships
B	Ancillary Businesses
C	Dealership Premises
D	Allocation
E	Bill of Sale and Assignment
F	IP Assignment Agreement
G	8594 Agreement
H	Non-Competition Agreement
I	Tax Escrow Agreement
J	Princeton Premises Lease
K	Summersville Premises Lease
L	Beaver Premises Lease
M	Indemnification Escrow Agreement

Schedule Number	Description of Schedule

2.1(a)	Fixed Assets
2.1(e)(i)	Firm Assumed Contracts
2.1(e)(ii)	Proposed Assumed Contracts
2.1(j)	Email Addresses, PO Boxes, Telephone and Facsimile numbers
2.2(n)	Excluded Assets
2.2(r)	Additional Excluded Assets
5.1(b)	Purchaser’s Brokers
5.2(b)	Title
5.2(d)	Exceptions to Assumed Contracts
5.2(e)	Employees and Employment Matters
5.2(f)	Exceptions to Financial Statements
5.2(g)	Absence of Undisclosed Liabilities
5.2(h)	Condition of the Dealership Assets and Real Estate
5.2(i)	Litigation
5.2(j)	Compliance of Applicable Laws
5.2(k)	Seller’s Brokers
5.2(l)	Environmental
5.2(m)	Manufacturer Communications
5.2(n)	Manufacturer Audits
5.2(o)	Dealership Marketing Plans
5.2(p)	Tradenames; Domain Names; URLs
5.2(r)	GLB Act Compliance
5.2(u)	Licenses
7.1(d)	Negative Covenants

EXHIBIT A

FRANCHISED DEALERSHIPS

Entity Name	Brands	D/B/A	Location
Beckley Buick-GMC- Auto Mall, Inc.	Buick and GMC	Beckley Buick GMC Auto Mall	3934 Robert C. Byrd Drive, Beckley, West Virginia 25801

King Coal Chevrolet Co.	Chevrolet	King Coal Chevrolet	1508 East Main Street, Oak Hill, West Virginia 25901

Hometown Preowned Vehicles, Inc.	Hyundai	Hyundai of Beckley	3921 Robert C. Byrd Drive, Beckley, West Virginia 25801

Hometown Preowned Vehicles, Inc.	Kia	Hometown Kia	111 Midtown Avenue, Mt. Hope, West Virginia 25880

Hometown Preowned Vehicles, Inc.	Subaru	Hometown Subaru	117 Midtown Avenue, Mt. Hope, West Virginia 25880

EXHIBIT B

ANCILLARY DEALERSHIPS

Entity Name	Operations	Location
Beckley Buick-GMC- Auto Mall, Inc.	Used Car Dealership	199 Rogers Street, Princeton, West Virginia 24740

Beckley Buick-GMC- Auto Mall, Inc.	Used Car Dealership	368 Seneca Trail, Lewisburg, West Virginia 24901

King Coal Chevrolet Co.	Used Car Dealership	874 Broad Street, Summersville, West Virginia 26651

Hometown Preowned Vehicles, Inc.	Used Car Dealership	762 Ritter Drive, Beaver, West Virginia 25813

Hometown Preowned Vehicles, Inc.	Used Car Dealership	111 Pacwood Drive, Oak Hill, West Virginia 25901

*	The RV Business of Hometown Preowned Vehicles, Inc. is specifically excluded.

EXHIBIT C

DEALERSHIP PREMISES

Address	Owner	Method of Transfer
3934 Robert C. Byrd Drive, Beckley, West Virginia 25801 (the “Beckley BG Premises”)	MEG	Purchase
1508 East Main Street, Oak Hill, West Virginia 25901 (the “Oak Hill Chevrolet Premises”)	E & W	Purchase
3921 Robert C. Byrd Drive, Beckley, West Virginia 25801 (the “Beckley Hyundai Premises”)	MEG	Lease
111 Midtown Avenue, Mt. Hope, West Virginia 25880 (the “Mt. Hope Kia Premises”)	MEG	Lease
117 Midtown Avenue, Mt. Hope, West Virginia 25880 (the “Mt. Hope Subaru Premises”)	MEG	Lease
199 Rogers Street, Princeton, West Virginia 24740 (the “Princeton Premises”)	Princeton Landlord	Assignment
368 Seneca Trail, Lewisburg, West Virginia 24901 (the “Lewisburg Premises”)	MEG	Lease
874 Broad Street, Summersville, West Virginia 26651 (the “Summersville Premises”)	Summersville Landlord	Assignment
762 Ritter Drive, Beaver, West Virginia 25813 (the “Beaver Premises”)	Beaver Landlord	Assignment
111 Pacwood Drive, Oak Hill, West Virginia 25901 (the “Oak Hill Used Premises”)	E & W	Lease

EXHIBIT D

ALLOCATION

New
		Fixed	Manufacturer	Misc.	Vehicles &	Used		Customer
	Goodwill	Assets	Parts	Inventory	Demos	Vehicles	WIP	Deposits	We-Owes
Buick and GMC	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Chevrolet	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Hyundai	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Kia	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Subaru	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Princeton Used	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Lewisburg Used	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Summersville Used	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Beaver Used	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing
Oak Hill	TBD during the Due Diligence Period	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing	TBD at the Closing

EXHIBIT E

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

(see attached)

Exhibit E

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed as of the ____ day of ________, 2020 (the “Closing Date”), by and between BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation, KING COAL CHEVROLET CO., a West Virginia corporation, and HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation (collectively, the “Seller”), in favor of LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (the “Purchaser,” and together with the Seller, the “Parties”).

This Agreement is executed and delivered pursuant to that certain Asset Purchase Agreement dated August ____, 2020, by and among the Seller, the Purchaser, and others (the “Purchase Agreement”), relating to the Seller’s Buick, GMC, Chevrolet, Hyundai, Kia, Subaru and used motor vehicle dealerships (collectively, the “Business”) located at the Dealership Premises.

Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

KNOW ALL MEN BY THESE PRESENTS:

1.  CONVEYANCE. Pursuant to the Purchase Agreement and in consideration of the receipt of Ten Dollars ($10.00) in hand paid by the Purchaser to the Seller, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby sells, transfers, sets over and assigns to the Purchaser all of the Seller’s right, title and interest in and to each of the assets described in Exhibit A attached hereto and made a part hereof (collectively, the “Dealership Assets”), to have and to hold the same unto the Purchaser forever, free and clear of all Encumbrances (except Permitted Encumbrances and the Assumed Liabilities). The Seller shall, however, retain and not sell to the Purchaser, the assets not included in the enumeration of the Dealership Assets, including, without limitation, the items described in Exhibit B attached hereto and made a part hereof (collectively, the “Excluded Assets”).

2.  WARRANTY OF TITLE. The Seller warrants that the representation as to warranty of title given by Seller in the Purchase Agreement is true and correct as of the Closing Date, and Seller covenants and agrees to defend the title vested in the Purchaser under this Bill of Sale as required by the Purchase Agreement.

3.  FURTHER ASSURANCES. The Seller agrees that, at any time and from time to time after the Closing Date, it will upon request of the Purchaser and at the Purchaser’s sole cost, duly execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, bills of sale, assignments, transfers, or assurances as may be reasonably required to assign, transfer, convey and confirm to the Purchaser the Purchased Asset Interest.

4.  ASSIGNMENT AND ASSUMPTION. The Seller does hereby sell, transfer, set over and assign unto the Purchaser all of the Seller’s rights and privileges in and to the liabilities and obligations described in Exhibit C attached hereto (collectively, the “Assumed Liabilities”).

The Purchaser hereby accepts the foregoing assignment of the Assumed Liabilities as defined in the Purchase and Contribution Agreement and assumes, covenants and agrees to fully and faithfully perform and discharge each and every covenant, duty, obligation, liability and term on the part of the Seller to be performed in connection with the Assumed Liabilities relating to periods from and after the Closing Date, to the extent, and only to the extent, such obligations first accrue and are required to be performed subsequent to the Closing Date (provided that such obligations did not arise as a result of a breach by the Seller of any contract on or prior to the Closing Date or a breach of the Seller’s covenants and agreements under the Purchase Agreement).

Exhibit E

Except for the Assumed Liabilities expressly set forth in Exhibit C, the Purchaser shall not assume, or in any way be responsible or liable for, any Retained Liabilities. “Retained Liabilities” shall having the meaning for such defined term as is set forth in the Purchase Agreement.

Without limitation of the foregoing, it is specifically understood and agreed between the Parties that the Purchaser shall not be responsible for any express or implied warranties given by the Seller to customers prior to the Closing Date. Further, should any customer make a claim upon any warranty given by the Seller or for defective vehicle repair by the Seller prior to the Closing, then, in that event, the Purchaser at its option may adjust any such minor item as it so desires, at the Seller’s expense, and on any major item shall notify the Seller and, upon the Seller’s approval, shall repair said item at the Seller’s expense. Any major item shall be defined as any item at cost to the Purchaser in excess of $250.00. The Parties further agree that any breach of this Agreement will be subject to and governed by Article 6 of the Purchase Agreement.

5.  BINDING EFFECT. The terms, covenants and agreements herein contained shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.

6.  GOVERNING LAW. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of West Virginia. The Parties agree that the state or federal courts in and for Raleigh County, West Virginia are the proper venue and exclusive jurisdiction for any disputes hereunder. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

7.  COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument. Facsimile and/or electronic copies of this Agreement and any signatures on any counterpart hereof shall be considered for all purposes as originals.

8.  INCONSISTENCIES. If there is any conflict or inconsistency between the terms of this Bill of Sale and the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

9.  AMENDMENTS. This Agreement may be amended only by a written agreement executed by the Parties. No waiver granted shall be deemed effective unless in writing and executed by the party against whom enforcement of the waiver is sought.

10. CLOSING DATE. This Agreement shall be effective as of the Closing Date.

[signatures on following page]

Exhibit E

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and sealed by their respective duly authorized representatives on the date first set forth above.

SELLER:

BECKLEY BUICK-GMC AUTO MALL, INC.,
a West Virginia corporation

By:
Ernest B. Davis, Jr., President

KING COAL CHEVROLET CO.,
a West Virginia corporation

By:
Ernest B. Davis, Jr., President

HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation

By:
Ernest B. Davis, Jr., President

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Sam Tawfik, CEO

Signature Page to Bill of Sale and Assignment and Assumption Agreement

Exhibit E

EXHIBIT A

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

Dealership Assets

●	All of the Seller’s furniture, fixtures, signs, product marketing displays, office equipment and computers, machinery and shop equipment, parts equipment, special tools, lifts, hybrid charging stations and related equipment, removable compressors, shop tools, company vehicles, and other items of tangible personal property owned and used by the Seller in the operation of the Business, including those items listed on the Seller’s depreciation schedules and on Schedule 1 attached hereto (the “Fixed Assets”);

●	The Seller’s New Vehicles and Demos listed on Schedule 2 attached hereto;

●	The Seller’s Used Vehicles listed on Schedule 3 attached hereto;

●	The Seller’s assignable rights and privileges under the Contracts identified on Schedule 4 attached hereto (the “Assumed Contracts”);

●	The Seller’s Parts, all as summarized on Schedule 5 attached hereto;

●	The Seller’s WIP, as listed on Schedule 6 attached hereto (“WIP”);

●	The Seller’s return privileges, if any, concerning the Manufacturer Parts;

●	The Seller’s assignable rights to its email addresses, PO Boxes, telephone and facsimile numbers (local and toll-free), as listed on Schedule 7 attached hereto;

●	To the extent transferable, all Licenses;

●	All assignable rights of the Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof;

●	The Seller’s offices supplies, janitorial supplies, and similar items;

●	Any assignable rights relating to or arising out of or under any express or implied warranties from suppliers with respect to the Dealership Assets;

●	All assignable rights of the Seller arising under any non-compete or restrictive covenant agreements between the Seller and any former member(s), or between the Seller and its current or former employees;

●	Any insurance proceeds for claims or damages to the Dealership Assets, except such proceeds which have been used prior to the Closing Date for repair or restoration; and

●	All of the Seller’s perpetual inventory records, sales records, customer lists, customer service records and all other customer data, deal jackets, supply and manufacturer lists, technical data, and sales and marketing literature, advertising materials, promotional materials, including merchandising literature from the Manufacturers, whether in hard or digital copies, and all of the Seller’s intangible property rights and goodwill associated with the Business, including all assignable franchise rights under the Manufacturers’ dealer sales and service agreements, and any and all of the Seller’s rights to content and access (including usernames and passwords, or other access means) related to GooglePlusLocal, GooglePlusBusiness, yelp, LinkedIn®, Facebook®, MySpace®, foursquare, Twitter®, Dealer Rater, Edmunds, and Cars.com, and other intellectual property owned by the Seller and used or useable in the Business, and all other intangible assets, rights and properties of the Seller whatsoever, except the Excluded Assets.

Exhibit E

EXHIBIT B

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

Excluded Assets

●	Cash and cash equivalents on hand and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments;

●	Accounts receivable of the Seller (including any “contracts in transit,” rebates receivable, holdbacks, discounts receivable, credit life commissions receivable, A & H commissions and finance Seller receivables, both current and deferred);

●	Any prepaid expense, insurance, interest, utilities, or rent and any deposits related thereto, which accrue to the benefit of the Seller as of the day prior to the Closing Date;

●	The minute book, corporate, accounting, and Tax records, and corporate seal of the Seller;

●	Any correspondence or records of the Seller that constitutes attorney-client privileged communications;

●	The consideration for the Purchased Asset Interest to be delivered by the Purchaser to the Seller under the Purchase Agreement;

●	The consideration (membership interest) for the Contributed Asset Interest;

●	The Seller’s right to enforce the Purchase Agreement;

●	Vehicle parts and accessories that do not constitute Manufacturer Parts Inventory or Miscellaneous Inventories;

●	Vehicles not purchased by the Purchaser;

●	The Seller’s contracts or policies of insurance and any refunds of taxes or tax loss carry forwards of the Seller;

●	Any assets leased by the Seller that would otherwise constitute Fixed Assets if not so leased (unless the Purchaser assumes such lease obligations);

●	All rights under any Licenses and Contracts, except for the Assumed Contracts and assigned Licenses;

●	Real estate owned by the Seller;

●	Those items of personal property owned by the Shareholder, as listed on Schedule 8 attached hereto; and

●	All of the Seller’s Employee Benefit Plans.

Exhibit E

EXHIBIT C

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

Assumed Liabilities

●	All of the Seller’s Liabilities under the Assumed Contracts, as listed on Schedule 4 attached hereto, arising on or after the Closing Date (other than any Liabilities arising out of any breach or default that occurred prior to the Closing Date);

●	All of the Seller’s Liabilities to customers under the conditions of the Seller’s vehicle order forms or special parts order forms, as listed on Schedule 9 attached hereto (“Customer Deposits”);

●	All of Seller’s obligations to complete WIP, as listed on Schedule 6 attached hereto; and

●	All of the Seller’s We-Owes, as listed on Schedule 10 attached hereto (“We-Owes”), the value of which shall be subtracted from the Asset Interest Price.

EXHIBIT F

ASSIGNMENT OF INTANGIBLE PROPERTY

(see attached)

Exhibit F

ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (the “Assignment”) is made as of the _____ day of ________________, 2020 (the “Effective Date”), by and between BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation, KING COAL CHEVROLET CO., a West Virginia corporation, and HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation (collectively, “Assignor”), and LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Assignee”).

WITNESSETH:

WHEREAS, this Assignment is executed and delivered pursuant to that certain Asset Purchase Agreement dated August _____, 2020 (the “Purchase Agreement”), by and among Assignor, Assignee, and others, concerning the assets of Assignor’s Buick, GMC, Chevrolet, Hyundai, Kia, Subaru and used motor vehicle dealerships located in Beckley, Oak Hill, Mt. Hope, Princeton, Lewisburg, Summersville and Beaver, West Virginia (collectively, the “Business”); and

WHEREAS, Assignor owns or has an interest in the Intangible Property and desires to transfer such Intangible Property to Assignee.

NOW, THEREFORE, it is agreed that:

1.  Recitals and Capitalized Terms. The above recitals are true and correct and are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2.  Transfer and Assignment. Assignor hereby transfers and assigns to Assignee, effective as of the Effective Date, all of Assignor’s right, title, benefit and interest in and to the following assets regarding the Business, subject to the terms and conditions contained in the Purchase Agreement:

All of Assignor’s tradenames and URLs owned or controlled by the Seller and utilized by the Business, as listed on Schedule 1 attached hereto (collectively, the “Intangible Property”).

3. Acceptance of Assignment. Assignee hereby accepts the Assignment set forth in Section 2 above.

4.  Representation and Warranty. Assignor represents and warrants that all corporate action to authorize this Assignment has been completed.

5.  Cooperation. Assignor and Assignee agree to promptly do all things necessary or appropriate to accomplish the transfer to Assignee of the Intangible Property.

6.  Binding Effect. The terms, covenants, and agreements herein contained shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

7.  Governing Law. This Assignment shall be construed in accordance with and shall be governed by the laws of the State of West Virginia.

8.  Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument. Facsimile and/or electronic copies of this Assignment and any signatures on any counterpart hereof shall be considered for all purposes as originals.

9.  Inconsistencies. If there is any conflict or inconsistency between the terms of this Assignment and the Purchase Agreement, the terms of the Purchase Agreement shall govern.

[signatures on following page]

1

Exhibit F

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:

BECKLEY BUICK-GMC AUTO MALL, INC.,
a West Virginia corporation

By:
Ernest B. Davis, Jr., President

KING COAL CHEVROLET CO.,
a West Virginia corporation

By:
Ernest B. Davis, Jr., President

HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation

By:
Ernest B. Davis, Jr., President

ASSIGNEE:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Sam Tawfik, CEO

Signature Page to Assignment of Intangible Property

(sale-purchase)

2

EXHIBIT G

AGREEMENT REGARDING IRS FORM 8594

(see attached)

Exhibit G

AGREEMENT REGARDING IRS FORM 8594

THIS AGREEMENT REGARDING IRS FORM 8594 (this “Agreement”) is made as of the _____ day of _____, 2020 by and among BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation, KING COAL CHEVROLET CO., a West Virginia corporation, and HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation (collectively, “Seller”), and LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller, Purchaser, and others, entered into that certain Asset Purchase Agreement dated August _____, 2020 (the “Purchase Agreement”), concerning the assets of Seller’s Buick, GMC, Chevrolet, Hyundai, Kia, Subaru and used motor vehicle dealerships described therein (the “Dealership Assets”), on the terms and conditions set forth therein; and

WHEREAS, the parties desire to agree upon the fair market values and the allocation of the asset interest price for the Dealership Assets among the various classes of assets as will be set forth on Form 8594 which will be attached to the respective Federal Income Tax Returns of Purchaser and Seller so that the form which is submitted to the Internal Revenue Service by each of them will be identical as to such fair market values and allocation.

NOW, THEREFORE, in consideration of the promises and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Fair Market Values/Allocation of Asset Interest Price. The parties agree that the aggregate fair market values and the aggregate allocation of the asset interest price of the Dealership Assets among the various classes of assets as provided for on Form 8594 shall be as set forth in Part II of the Form 8594 attached hereto as Exhibit A and made a part hereof. Each party agrees to complete and attach a Form 8594, completed identically to Exhibit A attached hereto, to its Federal Income Tax Return for the year in which the closing of the purchase and sale of the Dealership Assets under the Purchase Agreement takes place.

2.  Taxes and Expenses. Each of the parties shall be solely responsible for the preparation and timely filing of its respective Federal Income Tax Return and Form 8594 and the payment of all taxes, interest and/or penalties, if any, associated therewith.

3.  Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of West Virginia.

4.  Attorneys’ Fees and Costs, Etc. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees from the non-prevailing party. As used herein, costs and reasonable attorneys’ fees include any costs and reasonable attorneys’ fees in any appellate proceeding.

5.  No Third-Party Beneficiary. This Agreement is solely between the parties hereto and no person not a party to this Agreement shall have any rights hereunder, either as a third-party beneficiary or otherwise.

6.  Complete Agreement. This Agreement and the Purchase Agreement constitute the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification. To the extent there is any conflict between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

[signatures on following page]

1

Exhibit G

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation		LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation

By:		By:
	Ernest B. Davis, Jr., President		Sam Tawfik, CEO

KING COAL CHEVROLET CO., a West Virginia corporation

By:
Ernest B. Davis, Jr., President

HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation

By:
Ernest B. Davis, Jr., President

Signature Page to Agreement Regarding IRS Form 8594

2

EXHIBIT A

FORM 8594

(see attached)

3

EXHIBIT H

NON-COMPETITION AGREEMENT AND NON-SOLICITATION AGREEMENT

(see attached)

Exhibit H

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of ___, 2020 (the “Effective Date”), by and among LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Purchaser”); BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation, KING COAL CHEVROLET CO., a West Virginia corporation, and HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation (collectively, “Seller”); and ERNEST B. DAVIS, JR., an individual resident of West Virginia, LORI A. DAVIS, an individual resident of West Virginia, and TRACY WARREN HYLTON, II, an individual resident of West Virginia (collectively, “Shareholder,” and together with Seller, the “Restricted Parties,” and each, a “Restricted Party”).

RECITALS

WHEREAS, Seller owned and operated franchised Buick, GMC, Chevrolet, Hyundai, Kia, and Subaru motor vehicle sales and service dealerships and five used car dealerships (collectively, the “Dealership”) located at certain properties in Beckley, Oak Hill, Mt. Hope, Princeton, Lewisburg, Summersville and Beaver, West Virginia (collectively, the “Dealership Premises”); and

WHEREAS, Seller’s operation of the Dealership has resulted in Seller developing a significant reputation in its market and the surrounding regions in connection with the sales, lease, repair and service of Buick, GMC, Chevrolet, Hyundai, Kia, and Subaru new motor vehicles, the sales lease, repair and service of used vehicles, and the general operation of the Dealership; and

WHEREAS, Shareholder has been actively involved in the management, development, and strategic direction of the Dealership and has acquired considerable experience/skill and has contributed to the goodwill of the Dealership; and

WHEREAS, Purchaser, Seller and Shareholder entered into that certain Asset Purchase and Contribution Agreement dated August ___, 2020, regarding the Dealership (the “Purchase Agreement”); and

WHEREAS, if any of the Restricted Parties were to resume the business activities of a motor vehicle dealership, including but not limited to selling vehicles and/or vehicle parts, clothing or accessories, in the area of the Dealership after the Effective Date, such activities could have a material impact on the Protected Business (defined below). Accordingly, the execution of and compliance with the terms of this Agreement by the Restricted Parties are essential to the business acquired pursuant to the Purchase Agreement; and

WHEREAS, in order to protect the future business operations of Purchaser from such competition, the Restricted Parties have agreed, for the Term, not to compete with Purchaser and to refrain from soliciting or hiring any of Purchaser’s employees following the Effective Date.

NOW, THEREFORE, in order to induce Purchaser to close the transactions pursuant to the Purchase Agreement, the transfer of financial consideration under the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Recitals. The Recitals above are herein incorporated by reference.

1

Exhibit H

2. Definitions. As used in this Agreement the following terms shall have the following meanings:

(a)  “Affiliate” or “Affiliates” of a Person shall mean a Person that, directly or indirectly, controls, is controlled by or is under common control with the first Person.

(b)  “Clients” includes any customer or other party who engages or has engaged in business with Purchaser or with any other Protected Party as a customer. The term “Clients” includes any party whose business is actively solicited by any Protected Party at any time during the term of this Agreement.

(c)  “Competition” means any activity that is, directly or indirectly, competitive with the Dealership. Competition includes working within the Restricted Area and making any offer or sale of, or marketing, any product or service competitive with the activities of Protected Business as conducted by the Dealership on the Effective Date, even though the business of producing, processing, shipping, or marketing such product or service may be located outside the Restricted Area. Competition also includes the sale, rental, or service of new or used vehicles originally distributed by, or financed or otherwise regulated by other vehicle manufacturers. For purposes of this Agreement, direct or indirect competition will include but not be limited to competition as a sole proprietor, partner, corporate officer, director, manager, member, employee, lender, consultant, agent, independent contractor, trustee, guarantor, advisor (including as an advisor to a family member), or in any other capacity whatsoever pursuant to which the Restricted Party holds any beneficial interest in a competitor, derives any income or other benefit from a competitor, or provides any service, advice, support (financial or otherwise), or assistance of any type whatsoever to a competitor. Notwithstanding the foregoing, the mere ownership and leasing of real estate in the Restricted Area (without more) by Shareholder (or by an entity owned by Shareholder) to a Person whose business may compete with Purchaser shall not constitute an act by Shareholder if competing with Seller. Notwithstanding the foregoing, the sale of parts and/or vehicles in Seller’s possession on the Effective Date that are not purchased by Purchaser shall not be deemed competing with Purchaser.

(d)  “Confidential Information” shall mean any business information relating to the Restricted Parties’ operation of the Business, and regarding any of the operations, services, employee compensation, pricing procedures, organization, finances, marketing, or sales and service customer lists of the Business, including, but not limited to, all Records (as defined in the Purchase Agreement) purchased by Purchaser. Confidential Information also includes without limitation, all procedures, concepts, methods, and other matters and information, specifically including but not limited to information such as price lists, publicity, marketing strategies, Client, distributor, contractor, supplier and vendor identities and lists, revenues, key contact personnel, financial relationships, methods of soliciting business, documents, financial data, and marketing programs. The term “Confidential Information” is intended to be interpreted very broadly to encompass all items described in this paragraph regardless of whether each item satisfies the legal concept of a trade secret. Confidential Information shall not include any information that is or becomes available to the general public through no fault of the Restricted Parties.

(e)  “Motor Vehicle Dealership Business” shall mean the operation of a motor vehicle dealership sales and/or service business, including but not limited to the sales and service of new or used motor vehicles, internet sales, and the sale of motor vehicle parts and accessories. Notwithstanding the foregoing, Motor Vehicle Dealership Business shall not include the operation of Seller’s ongoing recreational vehicle dealership sales and/or service business (“RV Dealership Business”).

2

Exhibit H

(f)  “Person” shall mean an individual, a partnership, an association, a corporation, a limited liability company, a trust, an unincorporated organization, or any other business entity or enterprise.

(g)  “Protected Business” means the Dealership, as acquired and operated by Purchaser, including, but not limited to, the operation of the motor vehicle dealership and the sale, rental, and/or service of (i) new and used products originally distributed by, or financed or otherwise regulated by General Motors LLC, Kia Motors America, Inc., Subaru of America, Inc. or Hyundai Motor America, LLC (collectively, “Manufacturer”); (ii) other used motor vehicles; and (iii) retail distribution of new motor vehicle parts and accessories.

(h)  “Protected Party” and “Protected Parties” include Purchaser, its shareholders, directors, officers, and their respective successors and assigns.

(i)  “Restricted Area” means from a location within a 75-mile radius of the Dealership Premises from which the Dealership sold Buick, GMC, Chevrolet, Hyundai, Kia or Subaru new vehicles as of the Effective Date.

Any capitalized terms used herein which are not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

3.  Non-Competition. After the Effective Date and through the end of a 36-month period after Seller (or Shareholder) no longer is a limited liability company member of Purchaser or any of its Affiliate(s) (the “Term”), each of the Restricted Parties agrees, during the Term, not to be involved directly or indirectly, either as an employee, officer, director, agent, lender, stockholder, partner, member, self-employed individual, contractor, or consultant with a Person, or as manager, owner or operator with any Person engaged in a Motor Vehicle Dealership Business within the Restricted Area. Further, during the Term, each of the Restricted Parties agrees not to engage in Competition with any Protected Party within the Restricted Area. Competition within the Restricted Area includes activities outside the Restricted Area to the extent that such activities include contacting Clients within the Restricted Area or otherwise involve buying, selling, repairing or otherwise dealing in or with competitive goods or services within the Restricted Area; provided, however, that general advertising or marketing (but not direct marketing to Clients, such as direct mail, email, or telephone solicitation) that may be published in the Restricted Area will not violate the foregoing restriction so long as such products do not promote the sale or service of products of Manufacturer or its Affiliates or any other vehicle manufacturer or contain their trademarks. The provisions of this Section 3 will not, however, prevent any Restricted Party from owning less than 1% of the outstanding stock of any publicly traded corporation engaged in competition, so long as no Restricted Party engages in such corporation’s business or otherwise engages in Competition with any Protected Party. Notwithstanding anything herein to the contrary, neither (i) the operation by Seller or Shareholder of the RV Dealership Business in the Restricted Area, nor (ii) the future incidental sale of a vehicle or vehicle parts in the Restricted Area by any Person in or with respect to which a Restricted Party owns an interest or manages as of the Effective Date, shall be a breach of this Section 3.

4.  Non-Solicitation and Hiring. During the Term, without the prior express written consent of Purchaser, which such consent may be withheld in Purchaser’s absolute discretion, the Restricted Parties will not (and will not attempt to, permit or cause any of its Affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to) for any reason: (a) hire or solicit to hire any employee under the control of the Dealership, which has had a business relationship with the Dealership (and after the Effective Date, Purchaser) at any time during the period of time from 6 months prior to the Effective Date through the Term (each, a “Restricted Person”), or (b) directly or indirectly recruit, induce, encourage or solicit any Restricted Person to do any of the following (or engage in any discussion, the topic, intent, goal or result of which is, to cause or encourage any such person or entity to): (i) terminate or alter his, her or its employment, contract or relationship with the Dealership (and after the Effective Date, Purchaser), (ii) act in such a manner that his, her or its employment contract or relationship with the Dealership (and after the Effective Date, Purchaser) is terminated or altered, or (iii) become associated with, provide services to or become an employee, agent or representative of any other Person. Notwithstanding anything herein to the contrary, the hiring by a Restricted Party (or Person in or with respect to which a Restricted Party owns an interest or manages) of a Restricted Person that responds to a general publication or advertisement made by a Restricted Party (or any such Person in or with respect to which a Restricted Party owns an interest or manages) for the purpose of obtaining applicants for employment shall not be a breach of this Section 4.

3

Exhibit H

5.  No use of Confidential Information. The Restricted Parties will not (and will not attempt to, permit or cause any of its Affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to attempt), for any reason, directly or indirectly, disclose to any Person, or use or otherwise exploit for the Restricted Parties’ own benefit or for the benefit of any other Person, any Confidential Information, including but not limited to the solicitation of prior customers of Seller’s Business.

6.  Reasonableness of Restrictions. Each of the Restricted Parties agrees that the restrictions contained herein have been carefully negotiated with a view toward avoiding unreasonable interference with the ability of each of the Restricted Parties to engage in gainful employment or other advantageous economic activities. In particular, the scope of the Protected Business, the Restricted Area, and the duration of the Restricted Period have been carefully defined to provide necessary protection to the Protected Parties without unreasonably limiting the ability of the Restricted Parties to engage in productive and profitable activities. Each Restricted Party represents that said party (a) is familiar with the covenants set forth in this Agreement; (b) is fully aware of the obligations imposed on the Restricted Parties hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants; (c) has received specific, bargained for consideration for the covenants contained in this Agreement; and (d) the performance of such Restricted Party’s obligations under this Agreement will not conflict with, or result in a violation or breach of, any other agreement to which such Restricted Party is a part or any judgment, order or decree to which such Restricted Party is subject.

7. Enforcement.

(a)  Injunctive Relief; Individual Restricted Party Liability. The parties hereto recognize that because of the role of Restricted Parties in the management, operation and ownership of the Dealership and because of the knowledge of the Dealership’s customers, business plans and financial strengths and weaknesses, irreparable damage will result to Purchaser in the event of a breach of the terms of this Agreement by a Restricted Party. Each Restricted party shall be liable to Purchaser for a breach of this Agreement by such Restricted Party. A Restricted Party that has not committed a breach of this Agreement shall not be liable in any manner whatsoever to Purchaser with respect to a breach of this Agreement by another Restricted Party. The Restricted Parties agree that in such event Purchaser shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain and enjoin each Restricted Party that has breached this Agreement from violating the restrictive covenants in Paragraphs 3, 4, or 5 above (collectively, the “Restrictive Covenants”) without the necessity of posting any bond or proving special damages or irreparable injury. Moreover, it is agreed that the Restricted Party which has breached this Agreement shall be responsible for any and all expenses incurred by Purchaser, including reasonable and necessary legal fees of Purchaser in any litigation between Purchaser and such Restricted Party involving such breach of this Agreement in which Purchaser prevails. It is understood and agreed between the parties to this Agreement that in the event there is a suit in equity by Purchaser against a Restricted Party to enforce this Agreement, and the Court shall refuse for any reason to enforce this Agreement by injunction, such suit in equity shall not be a bar to a later suit to recover damages.

4

Exhibit H

(b)  Interpretation; Severability. The parties hereto expressly agree and acknowledge that it is not their intention that the Restrictive Covenants in this Agreement violate any public policy or statutory or common law. If a court of competent jurisdiction renders a ruling (sustained on appeal, if any) holding that any one or more of the provisions of this Agreement, including the stated term and/or geographic coverage of the Restrictive Covenants, constitute an unreasonable restriction, then the parties specifically agree that the Restrictive Covenants shall not be rendered void but shall apply to such extent and as to such time period and geographic areas as the court may determine constitutes a reasonable restriction under the circumstances.

(c)  Term Extended. Notwithstanding anything herein to the contrary, and provided Purchaser furnishes written notice to the Restricted Parties of its objection to a breach of this Agreement, the Term shall be automatically extended with respect to a particular Restricted Party by a period of time equal to any and all times during which such particular Restricted Party is found to be in breach of this Agreement.

8.  Jury Waiver. THE PARTIES EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN.

9.  Advice of Legal Counsel. Each Restricted Party acknowledges and represents that, in executing this Agreement, he or it has consulted with legal counsel (or has affirmatively chosen not to do so) and is fully aware of his or its rights and obligations under this Agreement. This Agreement shall not be construed against any party by reason of its drafting or preparation.

10.  Governing Law. This Agreement shall be governed in all respects by the laws of the State of West Virginia (without regard to the conflict of laws principles thereof).

11.  Severability. If any provision of this Agreement shall be held invalid, illegal, or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining part of such provision, and the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.

12.  Assignment; Incorporation by Reference. Purchaser may freely assign its rights and duties under this Agreement by providing Seller written notice. Purchaser and Seller each hereby covenants and agrees that Article 9 of the Purchase Agreement is incorporated herein by reference and shall be a part of this Agreement, mutatis mutandis, and otherwise modified as necessary to apply to this Agreement as if herein stated.

[signatures on following page]

5

Exhibit H

IN WITNESS WHEREOF the parties hereto have executed this Non-Competition Agreement under seal or caused this Non-Competition Agreement to be executed under seal as of the day and year first written above.

WITNESSES:	PARTIES:
BECKLEY BUICK-GMC AUTO MALL, INC.,
a West Virginia corporation

By:
Print Name:	Ernest B. Davis, Jr., President

KING COAL CHEVROLET CO.,
a West Virginia corporation

By:
Print Name:	Ernest B. Davis, Jr., President

HOMETOWN PREOWNED VEHICLES, INC.,
a West Virginia corporation

By:
Print Name:	Ernest B. Davis, Jr., President

Print Name:	ERNEST B. DAVIS, JR.

Print Name:	LORI A. DAVIS

Print Name:	TRACY WARREN HYLTON, II

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Print Name:	Sam Tawfik, CEO

6

EXHIBIT I

TAX ESCROW AGREEMENT

(see attached)

Exhibit I

TAX ESCROW AGREEMENT

THIS TAX ESCROW AGREEMENT (the “Agreement”), dated as of ___ ____, 2020 (the “Effective Date”), is by and among BECKLEY BUICK- GMC AUTO MALL, INC., a West Virginia corporation, KING COAL CHEVROLET CO., a West Virginia corporation, and HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation (collectively, “Seller”), LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Purchaser”), and BASS SOX MERCER (“Tax Escrow Agent”).

This Agreement is executed and delivered pursuant to that certain Asset Purchase Agreement by and among Seller, Purchaser, and others, dated August ____, 2020 (the “Purchase Agreement”), regarding the assets of Seller’s Buick, GMC, Chevrolet, Hyundai, Kia, Subaru and used motor vehicle dealership operations (the “Dealership”) located in Beckley, Oak Hill, Mt. Hope, Princeton, Lewisburg, Summersville and Beaver, West Virginia. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

Under Section 7.11 of the Purchase Agreement, the parties agreed to withhold the Withheld Tax Amount from the Asset Interest Price paid at Closing for the purpose of assuring Purchaser that the aggregate of Seller’s unpaid sales tax obligations to the WVSTD (as contemplated under West Virginia Code) and any related amounts, including any interest and penalties (collectively, the “Taxes”), will be paid.

AGREEMENT

The parties, intending to be legally bound, hereby agree as follows:

1. Establishment of Escrow

(a) Purchaser is depositing with Tax Escrow Agent the sum of $______ in immediately available funds (the “Withheld Tax Amount”) (as reduced by any disbursements, the “Escrow Fund”). Wiring instructions for Tax Escrow Agent are attached hereto as Exhibit A. Tax Escrow Agent acknowledges receipt of the Escrow Fund. Seller acknowledges and agrees that the establishment of the Escrow Fund does not limit its obligations and liabilities under the Asset Purchase Agreement.

(b)  Tax Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2. Claims to be Paid. The Escrow Fund shall be held by the Tax Escrow Agent for the purpose of, and to be applied to, payment of the following:

(a) Any and all amounts claimed by the applicable State of West Virginia authorities, or any other applicable governmental authority(ies) having jurisdiction over the Taxes (collectively, the “Department”) to be owed by Seller, in connection with the Taxes (defined above), or any other claim, lien or assessment issued in connection therewith if not paid by Seller upon final adjudication.

(b) Seller reserves the right to contest the validity of any such claim, lien or assessment.

1

Exhibit I

3. Distribution. The Tax Escrow Agent shall distribute the Escrow Fund as follows:

(a)  At such time as Seller delivers to Tax Escrow Agent a copy of a filed Sales Tax Return regarding Seller’s liability to the Department, which shall include all taxes, penalties and interest, and proof of payment of Sales Tax Due, then, at Seller’s direction, (i) the Tax Escrow Agent shall pay to the Department from the Escrow Fund the balance of such tax liability determined to be due such Department, or (ii) the Tax Escrow Agent shall hold a portion of the Escrow Fund sufficient to pay the amount of any such contested tax liability determination, including a sufficient reserve for interest and penalty, until Seller’s appeal is finally determined by the Department or court with jurisdiction to hear such appeal.

(b)  At the time the Tax Escrow Agent receives full payment confirmation reasonably acceptable to counsel for Seller and Purchaser, the Tax Escrow Agent shall promptly pay the balance of the Escrow Fund to Seller.

(c)  The Tax Escrow Agent may also make such partial payments from the Escrow Fund as Seller and Purchaser may jointly authorize and direct from time to time due to partial releases of Seller’s obligations under the subject matter of this Agreement. It is the express intention of the parties that the Tax Escrow Agent shall make payments from the Escrow Fund concurrent with receipt from Seller of a clearance certificate or a notice of sales tax liability.

4. Duties of Tax Escrow Agent

(a)  Tax Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b)  Tax Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Tax Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Tax Escrow Agent (and any successor Tax Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Tax Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays. This Section 4(b) shall survive notwithstanding any termination of this Agreement or the resignation of Tax Escrow Agent.

(c)  Tax Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Tax Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Tax Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Tax Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Tax Escrow Agent.

(d)  Tax Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

2

Exhibit I

(e)  Tax Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof.

(f)  Tax Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(g)  Tax Escrow Agent (and any successor Tax Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Tax Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Tax Escrow Agent shall be discharged of and from any and all future obligations arising in connection with this Agreement. The resignation of Tax Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Tax Escrow Agent has not received a designation of a successor Tax Escrow Agent, Tax Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Tax Escrow Agent or a joint written disposition instruction by the other parties hereto or a final binding decision of an arbitration panel, as provided herein. Purchaser and Seller shall have the right to replace Tax Escrow Agent at any time by joint written Notice to Tax Escrow Agent and joint written designation of a successor Tax Escrow Agent. In such event, Tax Escrow Agent shall promptly resign, and the preceding provisions of this Section 4(g) pertinent to Tax Escrow Agent’s resignation shall become applicable.

(h)  In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Tax Escrow Agent is in doubt as to what action it should take hereunder, Tax Escrow Agent shall be entitled to retain the Escrow Fund until Tax Escrow Agent shall have received (i) a final binding decision of an arbitration panel, as provided herein, or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Tax Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any arbitration decision shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Tax Escrow Agent to the effect that the decision is final and binding. Tax Escrow Agent shall act on such decision and legal opinion without further question.

(i)  No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Tax Escrow Agent’s name or the rights, powers, or duties of Tax Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless Tax Escrow Agent shall first have given its specific written consent thereto.

(j)  The other parties hereto authorize Tax Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry system.

5.  Limited Responsibility. This Agreement expressly sets forth all the duties of Tax Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Tax Escrow Agent. Tax Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

3

Exhibit I

6.  Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by email (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to Seller:

Beckley Buick-GMC Auto Mall, Inc.,

King Coal Chevrolet Co., and

Hometown Preowned Vehicles, Inc.

Attn: Lori A. Davis

334 Old Grandview Road

Beaver, WV 25813

Email: ldavis@beckleyautomall.com

with a copy to:

Jones & Associates

Attention: E. Forrest Jones

13 Kanawha Blvd West, Suite 200

Charleston, WV 25387

Email: efjones@efjones.com

If to Purchaser:

LMP Automotive Holdings, Inc.

Attn: Sam Tawfik

601 North State Road 7

Plantation, Florida 33317

Email: sam@lmpmotors.com

with a copy to:

Bass Sox Mercer

Attn: Robert A. Bass, Esq.

2822 Remington Green Circle

Tallahassee, Florida 32308

Email: bassra@dealerlawyer.com

If to Tax Escrow Agent:

Bass Sox Mercer

Attn: Robert A. Bass, Esq.

2822 Remington Green Circle

Tallahassee, Florida 32308

Email: bassra@dealerlawyer.com

7.  Jurisdiction. Any Proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of West Virginia, County of Raleigh, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of West Virginia, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Upon depositing such monies with the court, the Tax Escrow Agent shall be released from any further liability under this Agreement. Reasonable charges for the Tax Escrow Agent’s attorneys’ fees and court costs may be deducted from the Escrow Account.

4

Exhibit I

8.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.  Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

10.  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.  Exclusive Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser, Seller and the Tax Escrow Agent.

12.  Governing Law. This Agreement shall be governed by the laws of the State of West Virginia without regard to conflicts of law principles.

[signature page follows]

5

Exhibit I

IN WITNESS WHEREOF, the parties have executed and delivered this Tax Escrow Agreement as of the date first written above.

WITNESSES:	SELLER:

BECKLEY BUICK-GMC AUTO MALL, INC.,
a West Virginia corporation

By:
Print Name:	Ernest B. Davis, Jr., President

KING COAL CHEVROLET CO.,
a West Virginia corporation

By:
Print Name:	Ernest B. Davis, Jr., President

HOMETOWN PREOWNED VEHICLES, INC.,
a West Virginia corporation

By:
Print Name:	Ernest B. Davis, Jr., President

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC.,
a Delaware corporation

By:
Print Name:	Sam Tawfik, CEO

TAX ESCROW AGENT:

BASS SOX MERCER

By:
Print Name:	Robert A. Bass, Esq.
Shareholder

6

EXHIBIT J

PRINCETON PREMISES LEASE

(see attached)

LEASE

THIS LEASE (the "Lease") executed and effective this 3 day of August, 2020, by and between MITCHUM ENTERPRISES, INC., a Virginia corporation with the mailing address of PO Box 877 TAZ VA (the "Landlord"), and BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation whose mailing address is 3934 Robert C. Byrd Drive Beckley, WV 25801 (the "Tenant").

WITNESSETH:

1. PREMISES AND DEMISE. For the term, at the rent and otherwise upon the other terms, conditions, provisions and agreements hereinafter set forth, Landlord does hereby let and lease unto Tenant the real property and improvements located at 199 Rogers Street, Princeton, West Virginia 24740 (the "Property").

2. USE OF PROPERTY. The Property is to be used by the Tenant for the operation of a used motor vehicles sales and services facility. No other use shall be permitted without written consent of the Landlord, which consent shall be in the sole and absolute discretion of the Landlord.

3. TERM. The term of this Lease shall commence on 8/1, 2020, and continue as a month-to-month tenancy until such time as it is terminated by either party (the "Lease Term"). To terminate this Lease, either Landlord or Tenant must provide written notice to the other party at least 30 days prior to the date on which the Premises are to be vacated.

4. RENT. Tenant hereby covenants and agrees to pay Landlord, at its office or such other place as Landlord may from time to time designate, as monthly rent for the Property during the term of this Lease, without any deductions or set off whatsoever, the monthly sum in the amount of $6000.00 payable in advance, on or before the 5th day of each and every calendar month for the life of this Lease.

5. UTILITIES. Tenant shall, during the term of this Lease, and any extension thereof, pay all specific charges for gas, electricity, heat, telephone, water, and any other utilities used or supplied to the Property.

6. PROPERTY EXPENSES. During the Lease Term, the Landlord shall pay for all assessments, substantial repairs, maintenance, taxes, insurance, general utilities, sewer charges, all ad valorem taxes and assessments of every nature levied and assessed against the Property, and any substantial cost or expense of any nature whatsoever in connection with the ownership, use or operation of the Property.

7. PROPERTY INSURANCE. Landlord shall, at its sole cost and expense, purchase and keep insured on behalf of Landlord during the original term hereof and any extension thereof, the buildings and structures on the Property, against loss or damage by fire, lightning, windstorm, and other perils commonly included in and referred to as "extended coverage" insurance, in an amount acceptable to Landlord.

8. LANDLORD'S REMEDIES ON DEFAULT. Any of the following occurrences, conditions or acts shall constitute a default ("Event of Default") under this Lease: nonpayment of rent or failure to observe or perform any other terms, conditions and provisions of this Lease. In case of any event of

1

default hereinbefore provided, in addition to all its other remedies under law or in equity, the Landlord shall have the immediate right of reentry and may remove all persons and property from the Leased Premises by summary proceedings, force or otherwise. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention to be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Further, Landlord's remedies shall be cumulative (including Landlord's right to receive its reasonable attorney's fees in the event of a Tenant default or an action by Landlord to enforce any provision of this Lease) and no action or exercise of one or more of Landlord's remedies shall be a waiver of Landlord's additional remedies at law or in equity.

9. RESTRICTION AGAINST TENANT ASSIGNING OR SUBLETTING. It is agreed that this Lease shall not be assigned or transferred and that neither the premises, nor any part thereof, shall be sublet without the prior written consent of Landlord, which shall not be unreasonably withheld.

10. INDEMNIFICATION. The Tenant agrees to indemnify and hold the Landlord harmless from all loss, cost and expense by reason of injury to any person or personal property on or about the Property. The Tenant further agrees to carry public liability insurance referred to above for the purpose of covering part of this indemnification.

11. VALIDITY OF PROVISIONS. Should any provision of this Lease be declared invalid or unenforceable, it shall not affect the validity or enforceability of the remaining terms of the Lease which shall be enforceable to the fullest extent permitted by law.

12. ENTIRE AGREEMENT. It is distinctly understood between the parties hereto that all agreements and understandings of any character heretofore made between them are embodied in this instrument, and no changes shall be made herein unless the same shall be in writing and duly signed by the parties hereto in the same manner and form as this Lease has been executed.

13. SURRENDER OF POSSESSION. Tenant shall upon termination of this Lease by lapse of time or otherwise, surrender up and deliver the Property; reasonable wear and use thereof and damage by fire and the elements excepted.

14. QUIET ENJOYMENT. Provided Tenant is not in default of any term, condition or agreement of this Lease, and subject to the condemnation and casualty provisions of this Lease, the Landlord hereby covenants and agrees with the Tenant that if the Tenant shall perform all of the covenants and agreements contained herein, the Tenant shall at all times during the term of this Lease have the peaceful and quiet enjoyment in possession of the leased premises without hindrance from the Landlord or any person or persons lawfully claiming said premises.

15. NOTICES. All notices required or permitted to be given under this Lease shall be sufficient if hand-delivered or mailed to the party involved at its address set forth herein, or at such other address as either party may provide in writing from time to time to the other. If this Lease is assigned by Landlord, Landlord shall provide Tenant notice of the address of assignee to which notices may be sent. Notices shall be sent to the Landlord and Tenant at the addresses set forth at the beginning of this Lease Agreement.

16. NO WAIVERS. No delay in exercising or omission of the right to exercise any right or power of either party shall impair any right or power or should be construed as a waiver of any breach or default, or an acquiescence thereto.

2

17. SECTION TITLES. The section titles appearing in this Lease are for reference purposes only and shall not be considered a part of this Lease or any way to modify, alter or amend or affect any of the provisions hereof.

18. CONSTRUCTION. This Lease shall be governed and construed according to the laws of the state where the property is located.

19. PARTIES-BOUND. The terms, conditions and provisions of this Lease shall inure to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and permitted assigns.

Signature Page Follows

3

IN WITNESS WHEREOF, the parties have caused their duly authorized Manager to execute and deliver this Agreement all as of the date first above written.

LANDLORD:

MITCHUM ENTERPRISES, INC.

By: [signature]
Its: President

TENANT:

BECKLEY BUICK-GMC AUTO MALL, INC

By: Lori Davis
Its: Dealer/Principal

4

EXHIBIT K

SUMMERSVILLE PREMISES LEASE

(see attached)

To: Ernie Davis, King Coal Chevrolet Co.

Date: 4/5/2020

Subject: Lease Agreement for Summersville Lot

The following are the changes made to the existing Lease Agreement between King Coal Chevrolet Co and Harper Manor Estates, LLC.

1. The date of the Lease
2. Change of Lease amount
3. Combination of the two lots into one agreement and Lease amount (See additional description in Lease Agreement.)
4. Renewal for next year
5. The area(s) the Lease covers
6. Damage deposit

Kindly review this Lease renewal and let me know if you have any questions.

David Harper

304-651-6637

COMMERCIAL LEASE AGREEMENT

THE PARTIES. This Lease Agreement agreed on May 1st 2020 is between:

The Lessor is a business entity known as Harper Manor Estates with a mailing address of 605 Vaughn Ave., Summersville, West Virginia, 26651 hereinafter referred to as the "Lessor".

The Lessee is a business entity known as King Coal Chevrolet Company with a mailing address of 874 Broad Street, Summersville, West Virginia, 26651 1805 E Main St., Oak Hill, West Virginia, 25901 hereinafter referred to as the "Lessee".

The Lessor and Lessee hereby agree as follows:

DESCRIPTION OF LEASED PREMISES. The Lessor agrees to lease to the Lessee the following described office space located at 874 Broad Street, Summersville, West Virginia, 26651.

Additional Description: Lessee is hereby leasing the downstairs of the office building, the parking lot and back lot which was covered under a previous lease to King Coal dated October 4, 2019. This will be added to this lease agreement to reflect one rental amount. It is further stated that the office space upstairs will be occupied by the lessor. The back lot lease dated October 4, 2019 will become null and void upon signing this agreement.

Hereinafter referred to as the "Premises".

USE OF LEASED PREMISES. The Lessor is leasing the Premises to the Lessee and the Lessee is hereby agreeing to lease the Premises for any legal use allowed in accordance with local, State, and Federal laws.

Any change in use or purpose of the Premises other than as described above shall be upon prior written consent of Lessor only otherwise the Lessee will be considered in default of this Lease Agreement.

? EXCLUSIVE USE. The Lessee shall ~~not~~ hold exclusive ~~rights~~ on the Premises. The Lessor ~~shall hold the~~ rights to lease other areas of the Property to any same or like use as the Lessee. Lined through

TERM OF LEASE. This Lease shall commence on May 1st 2020 and expire at Midnight on May 1st 2021 ("Initial Term").

RENT AMOUNT. Payment shall be made by the Lessee to the Lessor in the amount of $2,500.00 per month to be paid to Harper Manor Estates, LLC at 605 Vaughn Ave. Summersville, WV 26651 for the Initial Term of this Lease Agreement hereinafter referred to as the "Rent".

RENT PAYMENT. The Rent shall be paid under the following instructions:

Rent shall be paid by the Lessee to the Lessor on a per month basis with payment due no later than the 1st of every month.

Rent shall be paid by the Lessee to the Lessor's aforementioned mailing address.

RETURNED CHECKS (NSF). If the Lessee attempts to pay Rent with a check that is not deemed valid by a financial institution due to non-sufficient funds, or any other reason for it to be returned, the Lessee will be subject to a fee of $0.00 in addition to any late fee.

LATE FEE. The Lessor shall not charge a late payment fee if the rent is not paid on time by the Lessee.

OPTION TO RENEW. This lease between King Coal Chevrolet Co. and Harper Manor Estates, LLC is a yearly lease and renewal will be negotiated 60 days prior to the May 1, 2021 expiration.

EXPENSES. In accordance with a Gross Lease the responsibility of the expenses shall be attributed to the following:

It is the intention of the Parties, and they hereby agree, that the above mentioned Rent is the entirety of the payment due per month and expenses payable by Lessee to Lessor and Lessee is not obligated to pay any additional expenses including real estate taxes, insurance (other than on the Lessee's personal property) liens, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Premises. The Lessor shall be obligated to maintain the general exterior structure of the Premises and, in addition, shall maintain all major systems such as the heating, plumbing and electrical, and shall maintain the parking area and shall also provide snow removal and ground maintenance of the grounds and lands surrounding the Premises, except as hereinafter set forth. The Lessee will maintain, at their expense, casualty insurance insuring the leased Premises against loss by fire and negligence. The Lessee shall provide and maintain personal liability and property damage insurance as a lessee and will designate the Lessor as an "also named insured". The Lessee shall provide the Lessor with a copy of such insurance certification or policy prior to the effective date of this Lease, at least to the limits of $1,000,000.00.

UTILITIES. The Lessee shall be responsible for any and all utilities to the Premises in relation to the total property area.

SECURITY DEPOSIT. A security deposit shall be required in advance upon the signing of this lease in the amount of $1,500.00

FURNISHINGS. The Lessor will not be provided with any furnishings to the Lessee under this Lease.

Change to have all [illegible]

?

~~PARKING. Parking shall be provided to the Lessee in a shared manner provided on the Premises.~~

~~There is no set number of parking spaces provided to the Lessee.~~

~~There shall be no fee charged to the Lessee for the use of the Parking Space(s).~~

lined through

RIGHT OF FIRST REFUSAL. Lessor grants to Lessee throughout the Initial Term, along with any renewal periods, a right of first refusal to purchase the Premises pursuant to any offer received and accepted by the Lessor. Lessor must notify Lessee in writing and offer to purchase all or part of the Premises with Lessee having 7 calendar days after receipt of the notice to exercise its right of first refusal and notify

Lessor of its decision whether or not to purchase the Premises under the same or similar terms under the offer accepted by the Lessor.

If financing is needed by the Lessee, the Lessee will be allowed the time-frame as stated in the offer accepted that was accepted by the Lessor. If the offer accepted by the Lessor is not contingent on financing then the Lessee shall be granted a maximum of 30 days to secure financing for the purchase of the Premises.

went up 50,000 but includes both lots

OPTION TO PURCHASE. The Lessee shall have the right to purchase the Premises described herein for $220,000.00 at any time during the course of the Initial Term, along with any renewal periods, by providing written notice to the Lessor along with a deposit of $0.00 that is only refundable to the Lessee if the Lessor and Lessee cannot agree, in "good faith", to a signed Purchase and Sale Agreement. This Option to Purchase may not be assigned or transferred. If the right to purchase the Premises is exercised by the Lessee this Lease along with the Rent paid to the Lessor shall remain separate from any and all deposits, consideration, or payments made to the Lessor in regards to the purchase of the Premises.

RECORDING. The Lessee shall be withheld from recording this Option to Purchase Agreement unless the Lessee has the written consent of the Lessor.

LEASEHOLD IMPROVEMENTS. The Lessee agrees that no leasehold improvements, alterations or changes of any nature, (except for those listed on any attached addenda) shall be made to the leasehold Premises or the exterior of the building without first obtaining the consent of the Lessor in writing, which consent shall not be unreasonably withheld, and thereafter, any and all leasehold improvements made to the Premises which become affixed or attached to the leasehold Premises shall remain the property of the Lessor at the expiration or termination of this Lease Agreement. Furthermore, any leasehold improvements shall be made only in accordance with applicable federal, state or local codes, ordinances or regulations, having due regard for the type of construction of the building housing the subject leasehold Premises. If the Lessee makes any improvements to the Premises the Lessee shall be responsible payment. Nothing in the Lease shall be construed to authorize the Lessee or any other person acting for the Lessee to encumber the rents of the Premises or the interest of the Lessee in the Premises or any person under and through whom the Lessee has acquired its interest in the Premises with a mechanic's lien or any other type of encumbrance. Under no circumstance shall the Lessee be construed to be the agent, employee or representative of Lessor. In the event a lien is placed against the Premises, through actions of the Lessee, Lessee will promptly pay the same or bond against the same and take steps immediately to have such lien removed. If the Lessee fails to have the Lien removed, the Lessor shall take steps to remove the lien and the Lessee shall pay Lessor for all expenses related to the Lien and removal thereof and shall be in default of this Lease.

LICENSES AND PERMITS. A copy of any and all local, state or federal permits acquired by the Lessee which are required for the use of the Premises shall be kept on site at all times and shall be readily accessible and produced to the Lessor and/or their agents or any local, state, or federal officials upon demand.

MAINTENANCE. The Lessee shall be responsible for all repairs and maintenance on the Premises due to normal wear and tear on the Premises. Particularly items which need immediate attention including but not limited to, the replacement of light bulbs, normal repair and cleaning of windows, cleaning of bathrooms, clearing of toilets, etc. The Lessee shall properly maintain the premises in a good, safe and clean condition and shall properly and promptly remove all rubbish and hazardous wastes and see that the same are properly disposed of according to all local, state or federal laws, rules regulations or ordinances.

In the event the Premises is damaged as a result of any neglect or negligence of Lessee, his employees, agents, business invitees, or any independent contractors serving the Lessee or in any way as a result of Lessee's use and occupancy of the premises, then the Lessee shall be primarily responsible for seeing that the proper claims are placed with the Lessee's insurance company, or the damaging party's insurance company, and shall furthermore be responsible for seeing that the building is safeguarded with respect to said damage and that all proper notices with respect to said damage, are made in a timely fashion, including notice to the Lessor, and the party or parties causing said damage.

SALE OF PROPERTY. In the event of a sale of the Premises the Lessor shall have the right to terminate this Lease Agreement by submitting written notice to the Lessee. Notice shall be submitted at least 90.

HVAC MAINTENANCE. Lessor will provide or engage a reputable and experienced firm for the purpose of periodically inspecting and maintaining the heating ventilating, and air conditioning equipment located on the Premises, hereinafter referred to as the "HVAC System". In addition, the Lessor shall be responsible for all costs associated to the everyday upkeep and maintenance of said HVAC System. Lessee will be responsible for changing the HVAC filters.

COMMON AREAS. The Lessor shall be responsible for any costs related to the maintenance and upkeep of the common areas which is defined as space used by more than one (1) of the Lessees on the Property. Common areas, include but are not limited to, entry-ways, bathrooms, meeting rooms, and any other space on the Property that is shared by the Lessees or Co-Tenants.

INSURANCE. In the event Lessee shall fail to obtain insurance required hereunder and fails to maintain the same in force continuously during the term, Lessor may, but shall not be required to, obtain the same and charge the Lessee for same as additional rent. Furthermore, Lessee agrees not to keep upon the premises any articles or goods which may be prohibited by the standard form of fire insurance policy, and in the event the insurance rates applicable to fire and extended coverage covering the premises shall be increased by reason of any use of the premises made by Lessee, then Lessee shall pay to Lessor, upon demand, such increase in insurance premium as shall be caused by said use or Lessee's proportionate share of any such increase.

SUBLET/ASSIGNMENT. The Lessee may not transfer or assign this Lease, or any right or interest hereunder or sublet said leased premises or any part thereof.

DAMAGE TO LEASED PREMISES. In the event the building housing the leased premises shall be destroyed or damaged as a result of any fire or other casualty which is not the result of the intentional acts or neglect of Lessee and which precludes or adversely affects the Lessee's occupancy of the leased premises, then in every such cause, the rent herein set forth shall be abated or adjusted according to the extent to which the Premises have been rendered unfit for use and occupation by the Lessee and until the demised premises have been put in a condition at the expense of the Lessor, at least to the extent of the value and as nearly as possible to the condition of the premises existing immediately prior to such damage. It is understood, however, in the event of total or substantial destruction to the Premises that in no event shall the Lessor's obligation to restore, replace or rebuild exceed an amount equal to the sum of the insurance proceeds available for reconstruction with respect to said damage.

The Lessee shall, during the term of this Lease, and in the renewal thereof, at its sole expense, keep the interior of the leased premises in as good a condition and repair as it is at the date of this Lease, reasonable wear and use excepted. This obligation would include the obligation to replace any plate glass damaged as a result of the neglect or acts of Lessee or her guests or invitees. Furthermore, the Lessee shall not knowingly commit nor permit to be committed any act or thing contrary to the rules and regulations prescribed from time to time by any federal, state or local authorities and shall expressly not be allowed to keep or maintain any hazardous waste materials or contaminates on the premises. Lessee shall also be responsible for the cost, if any, which would be incurred to bring her contemplated operation and business activity into compliance with any law or regulation of a federal, state or local authority.

HAZARDOUS MATERIALS LAWS. Shall mean any and all federal, state, or local laws, ordinances, rules, decrees, orders, regulations, or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under, or about the Premises, the Building, or the Property, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Hazardous Materials Transportation Act, any other law or legal requirement concerning hazardous or toxic substances, and any amendments to the foregoing.

LESSEE'S DEFAULT AND POSSESSION. In the event that the Lessee shall fail to pay said rent and expenses as set forth herein, or any part thereof, when the same are due and payable, or shall otherwise be in default of any other terms of said Lease for a period of more than 10 days, after receiving notice of said default, then the parties hereto expressly agree and covenant that the Lessor may declare the Lease terminated and may immediately re-enter said premises and take possession of the same together with any of Lessee's personal property, equipment or fixtures left on the premises which items may be held by the Lessor as security for the Lessee's eventual payment and/or satisfaction of rental defaults or other defaults of Lessee under the Lease. It is further agreed, that if the Lessee is in default, that the Lessor shall be entitled to take any and all action to protect its interest in the personal property and equipment, to prevent the unauthorized removal of said property or equipment which threatened action would be deemed to constitute irreparable harm and injury to the Lessor in violation of its security interest in said items of personal property. Furthermore, in the event of default, the Lessor may expressly undertake all reasonable preparations and efforts to release the Premises including, but not limited to, the removal of all inventory, equipment or leasehold improvements of the Lessee's, at the Lessee's expense, without the need to first procure an order of any court to do so, although obligated in the interim to undertake reasonable steps and procedures to safeguard the value of Lessee's property, including the storage of the same, under reasonable terms and conditions at Lessee's expense, and, in addition, it is understood that the Lessor may sue the Lessee for any damages or past rents due and owing and may undertake all and additional legal remedies then available.

LESSOR'S DEFAULT. The Lessee may send written notice to the Lessor stating duties or obligations that have not been fulfilled under the full performance of this Lease Agreement. If said duties or obligations have not been cured within 30 days from receiving such notice, unless the Lessor needs to more time to cure or remedy such issue in accordance with standard industry protocol, then the Lessor shall be in default of this Lease Agreement. If the Lessor should be in default the Lessee shall have the option to terminate this Lease Agreement and be held harmless against any of its terms or obligations.

DISPUTES. If any dispute should arise in relation to this Lease Agreement the Lessor and Lessee shall first negotiate amongst themselves in "good faith". Afterwards, if the dispute is not resolved then the Lessor and Lessee shall seek mediation in accordance with the laws in the State of West Virginia. If the Lessor and Lessee fail to resolve the dispute through mediation then the American Arbitration Association shall be used in accordance with their rules. Lessor and Lessee agree to the binding effect of any ruling or judgment made by the American Arbitration Association.

INDEMNIFICATION. The Lessee hereby covenants and agrees to indemnify, defend and hold the Lessor harmless from any and all claims or liabilities which may arise from any cause whatsoever as a result of Lessee's use and occupancy of the premises, and further shall indemnify the Lessor for any losses which the Lessor may suffer in connection with the Lessee's use and occupancy or care, custody and control of the premises. The Lessee also hereby covenants and agrees to indemnify and hold harmless the Lessor from any and all claims or liabilities which may arise from any latent defects in the subject premises that the Lessor is not aware of at the signing of the lease or at any time during the lease term.

BANKRUPTCY - INSOLVENCY. The Lessee agrees that in the event all or a substantial portion of the Lessee's assets are placed in the hands of a receiver or a Trustee, and such status continues for a period of 30 days, or should the Lessee make an assignment for the benefit of creditors or be adjudicated bankrupt, or should the Lessee institute any proceedings under the bankruptcy act or any amendment thereto, then such Lease or interest in and to the leased premises shall not become an asset in any such proceedings and, in such event, and in addition to any and all other remedies of the Lessor hereunder or by law provided, it shall be lawful for the Lessor to declare the term hereof ended and to re-enter the leased land and take possession thereof and all improvements thereon and to remove all persons therefrom and the Lessee shall have no further claim thereon.

SUBORDINATION AND ATTORNMENT. Upon request of the Lessor, Lessee will subordinate its rights hereunder to the lien of any mortgage now or hereafter in force against the property or any portion thereof, and to all advances made or hereafter to be made upon the security thereof, and to any ground or underlying lease of the property provided, however, that in such case the holder of such mortgage, or the Lessor under such Lease shall agree that this Lease shall not be divested or in any way affected by foreclosure, or other default proceedings under said mortgage, obligation secured thereby, or Lease, so long as the Lessee shall not be in default under the terms of this Lease. Lessee agrees that this Lease shall remain in full force and effect notwithstanding any such default proceedings under said mortgage or obligation secured thereby. Lessee shall, in the event of the sale or assignment of Lessor's interest in the building of which the Premises form a part, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Lessor covering the Premises, attorn to the purchaser and recognize such purchaser as Lessor under this Lease.

USAGE BY LESSEE. Lessee shall comply with all rules, regulations and laws of any governmental authority with respect to use and occupancy. Lessee shall not conduct or permit to be conducted upon the premises any business or permit any act which is contrary to or in violation of any law, rules or regulations and requirements that may be imposed by any authority or any insurance company with which the premises is insured, nor will the Lessee allow the premises to be used in any way which will invalidate or be in conflict with any insurance policies applicable to the building. In no event shall explosives or extra hazardous materials be taken onto or retained on the premises. Furthermore, Lessee shall not install or use any equipment that will cause undue interference with the peaceable and quiet enjoyment of the premises by other Lessees of the building.

SIGNAGE. Lessee shall not place on any exterior door, wall or window of the premises any sign or advertising matter without Lessor's prior written consent and the approval of the local municipality. Thereafter, Lessee agrees to maintain such sign or advertising matter as first approved by Lessor in good condition and repair. Furthermore, Lessee shall conform to any uniform reasonable sign plan or policy that the Lessor may introduce with respect to the building. Upon vacating the premises, Lessee agrees to remove all signs and to repair all damages caused or resulting from such removal.

PETS. No pets shall be allowed on the premises without the prior written permission of Lessor unless said pet is required for reasons of disability under the Americans with Disability Act.

CONDITION OF PREMISES/INSPECTION BY LESSEE. The Lessee acknowledges they have had the opportunity to inspect the Premises and acknowledges with its signature on this Lease that the Premises are in good condition and comply in all respects with the requirements of this Lease. The Lessor makes no representation or warranty with respect to the condition of the premises or its fitness or availability for any particular use, and the Lessor shall not be liable for any latent or patent defect therein. The Lessee represents that Lessee has inspected the premises and is leasing and will take possession of the premises with all current fixtures present in their "as is" condition as of the date hereof.

AMERICANS WITH DISABILITY ACT. Per 42 U.S. Code § 12183 if the Lessee is using the

Premises as a public accommodation (e.g. restaurants, shopping centers, office buildings) or there are more than 15 employees the Premises must provide accommodations and access to persons with disabilities that is equal or similar to that available to the general public. Owners, operators, lessors, and lessees of commercial properties are all responsible for ADA compliance. If the Premises is not in compliance with the Americans with Disability Act any modifications or construction will be the responsibility of the Lessor.

RIGHT OF ENTRY. It is agreed and understood that the Lessor and its agents shall have the complete and unencumbered right of entry to the Premises at any time or times for purposes of inspecting or showing the Premises and for the purpose of making any necessary repairs to the building or equipment as may be required of the Lessor under the terms of this Lease or as may be deemed necessary with respect to the inspection, maintenance or repair of the building. In accordance with State and local laws, the Lessor shall have the right to enter the Premises without the consent of the Lessee in the event of an emergency.

ESTOPPEL CERTIFICATE. Lessee at any time and from time to time, upon at least ten (10) days prior notice by Lessor, shall execute, acknowledge and deliver to Lessor, and/or to any other person, firm or corporation specified by Lessor, a statement certifying that the Lease is unmodified and in full force and effect, or if the Lease has been modified, then that the same is in full force and effect except as modified and stating the modifications, stating the dates to which the fixed rent and additional rent have been paid, and stating whether or not there exists any default by Lessor under this Lease and, if so, specifying each such default.

HOLDOVER PERIOD. Should the Lessee remain in possession of the Premises after the cancellation, expiration or sooner termination of the Lease, or any renewal thereof, without the execution of a new Lease or addendum, such holding over in the absence of a written agreement to the contrary shall be deemed to have created and be construed to be a tenancy from month to month with the Rent to be due and payable in the same amount as the previous month, terminable upon 30 days' notice by either party.

WAIVER. Waiver by Lessor of a default under this Lease shall not constitute a waiver of a subsequent default of any nature.

GOVERNING LAW. This Lease shall be governed by the laws of the State of West Virginia.

NOTICES. Notices shall be addressed to the following:

Lessor

Harper Manor Estates

605 Vaughn Ave., Summersville, West Virginia, 26651

Lessee

King Coal Chevrolet Company

874 Broad Street, Summersville, West Virginia, 26651 1805 E Main St., Oak Hill, West Virginia,

25901

AMENDMENT(S). No amendment of this Lease shall be effective unless reduced to writing and subscribed by the parties with all the formality of the original.

SEVERABILITY. If any term or provision of this Lease Agreement is illegal, invalid or unenforceable, such term shall be limited to the extent necessary to make it legal and enforceable, and, if necessary, severed from this Lease. All other terms and provisions of this Lease Agreement shall remain in full force and effect.

BINDING EFFECT. This Lease and any amendments thereto shall be binding upon the Lessor and the Lessees and/or their respective successors, heirs, assigns, executors and administrators.

LESSOR SIGNATURE

Signature Tammy Harper Date 4/5/2020

Tammy Harper, Owner

LESSEE SIGNATURE

Signature [signature] President Date 4-24-20

King Coal Chevrolet Co.

ACKNOWLEDGMENT OF NOTARY PUBLIC

State of West Virginia

County of Nicholas, ss.

On this 5 day of April, 2020 before me appeared

Tammy Harper, as the LESSOR(S) of this Commercial Lease Agreement who proved to me through government issued photo identification to be the above-named person, in my presence executed foregoing instrument and acknowledged that they executed the same as their free act and deed.

Notary Public Signature: Jessica Walton

Print Name: Jessica Walton

My commission expires: November 9, 2023

JESSICA WALTON
Notary Public Official Seal
State of West Virginia
My Comm. Expires Nov 9, 2023
2419 Scenic Hwy Summersville WV 26651

(Seal)

ACKNOWLEDGMENT OF NOTARY PUBLIC

State of WV

County of Raleigh, ss.

On this 24th day of April, 2020, before me appeared

Ernest Davis, as the LESSEE(S) of this Commercial Lease Agreement who proved to me through government issued photo identification to be the above-named person, in my presence executed foregoing instrument and acknowledged that they executed the same as their free act and deed.

Notary Public Signature: Howard C. Hammontree

Print Name: Howard Hammontree

My commission expires: 2/24/21

(Seal)

OFFICIAL SEAL
NOTARY PUBLIC
STATE OF WEST VIRGINIA
HOWARD C. HAMMONTREE, II
809 CENTRAL AVE.
OAK HILL, WV 25901

Broad St
200
126
126.2
41.6
Vaught St
136
136.1
450
Dotson Ct
135
137
141
41
159
161
160
42
Broad St
900
41
44
4
Domminick Cir
Harper Manor Estates LLC
3.2
3.17
3.1
3.3
3.4
3.5
3.6
2
400
Domminick Cir
28
Robinson St

DIGITALCOURTHOUSE.COM
Digitalcourthouse.com makes no warranty, representation, or guarantee of any kind regarding either any ma

EXHIBIT L

BEAVER PREMISES LEASE

(see attached)

LEASE AGREEMENT

THIS LEASE AGREEMENT, made effective this the 1st day of May, 2019, by and between **LITTLE GENERAL STORE, INC.**, a corporation organized and existing under the laws of the State of West Virginia, hereinafter referred to as the "Lessor" and **HOMETOWN PRE-OWNED VEHICLES, INC.**, a corporation organized and existing under the laws of the State of West Virginia, hereinafter referred to as "Lessee".

WITNESSETH

That for and in consideration of the mutual covenants and promises as hereinafter set forth and the rent reserved to the Lessor to be paid by the Lessee, also hereinafter set forth, the parties do covenant and agree as follows:

1. Premises. Lessor, subject to the terms and conditions hereof, leases to Lessee that certain premises located in Beaver, Raleigh County, WV as set forth on the attached Exhibit A.

2. Use. Lessee's exclusive use of the premises shall be for the operation of a pre-owned auto sales lot within the said building or on the leased premises. Lessee shall conduct its business in compliance with all statutes, rules and regulations of all governmental authorities. Lessee further warrants that it will keep the premise in a state of cleanliness satisfactory to Lessor.

3. Term. The term of this lease shall be for a period of One (1) year from May 1, 2019 until April 31, 2020, subject to renewals as set forth at paragraph 24.

4. Rent. The Lessee shall pay to the Lessor rent in the amount of Two Thousand Five Hundred Dollars ($2,500) per month, payable on the 1st day of each month. All payments shall be made to Lessor at P.O. Box 908 Beckley, West Virginia 25801 or at such other place as may from time to time be designated by the Lessor.

5. Alterations. Lessee shall have the right and authority to make any alterations, improvements and additions to the demised premises or any part thereof with the consent of the Lessor, which said consent shall not be unreasonably refused. All costs to remodel or convert the premises for use by Lessee shall be paid by Lessee. At the conclusion of the leasehold, the Lessee may, at its option, remove any such alterations, improvements and/or additions and restore the premises to their original condition, reasonable wear and tear excepted. Any alterations which Lessee may leave on the premises at the conclusion

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of the lease term shall become the sole property of the Lessor. In the event of making such alterations, improvements and additions as herein provided, Lessee further agrees to indemnify and save harmless the Lessor from all expenses, liens, claims or damages to either persons or property arising out of or resulting from the undertaking or making of said alterations and improvements by Lessee. Lessee covenants that it shall not permit any mechanics liens to attach to the demised premises

6. **Assignment of Lease.** Lessee shall be permitted to assign this lease with consent from Lessor, which said consent shall not be unreasonably withheld.

7. **Subleasing.** No part of the leased premises shall be sublet by Lessee without the written approval of the Lessor which said approval shall not be unreasonably withheld.

8. **Signs.** Lessee shall have the right to install and erect signs on the outside of the building and otherwise locate same upon the leased premises. Lessee shall have the right to remove the signs at the conclusion of this lease, without injury to the premises. If any injury to the premises occurs, Lessee must restore the premises to the original condition.

9. **Maintenance and Repairs.** All normal maintenance (inclusive of structural maintenance) to the interior and exterior of the buildings located on the demised premises will be performed and undertaken by the Lessee. Both the building and parking area shall be kept in a neat and clean fashion by the Lessee. Lessee shall maintain the parking area in good condition including, but not limited to, proper maintenance of any black top.

10. **Destruction by Fire or Casualty.**

A. In the event that the leased premises shall be damaged or destroyed by fire, act of God, unavoidable accident or other casualty, and such damage is covered by Lessee's policy of fire and extended coverage insurance, the Lessee shall cause such damage to be repaired and the rent shall be abated on a pro rata basis as to the portion of the premises rendered untenantable during the period commencing with the time of the occurrence until the repairs have been completed.

B. In the event of total destruction of the leased premises, the Lessee may notify, at its election, of the termination of the lease by giving the Lessor such notice within ninety (90) days following the date of such occurrence, the rent shall be completely abated as of the date of the occurrence.

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C. Notwithstanding anything herein to the contrary, in the event that fifty percent (50%) or more of the premises shall be damaged or destroyed by fire or other casualty, the Lessee, in its sole discretion, shall have a period of ninety (90) calendar days commencing with the day following the occurrence to notify the Lessor of the Lessee's decision not to reoccupy which shall be a lawful termination of the lease by Lessee.

D. If Lessee elects to terminate pursuant to 10(B) or (C), the Lessor shall have no duty to repair the demised premises. However Lessee in such event shall pay over to Lessor all applicable insurance proceeds

11. Utilities. Lessee covenants and agrees to pay for all public utility services rendered or furnished to the demised premises during the term hereof, including heat, water, gas, electricity, sewer rental and the like, together with all taxes levied or other charges on such utilities. In no event shall Lessor be liable for the quality, quantity, failure or interruption of such service to the demised premises.

12. Taxes. The Lessor shall be fully responsible for all taxes and assessments against the leased real property. The Lessee shall be responsible for personal property taxes levied or assessed against the contents of the building or signs located thereon.

13. Lessee's Property in Demised Premises. All Lessee's trade fixtures and personal property of every kind or description which may at any time be in the demised premises shall be at Lessee's sole risk, or at the risk of those claiming under Lessee, and Lessor shall not be liable for any damage to said property or loss suffered by the business or occupation of Lessee caused by casualty or water from any source whatsoever or from the bursting, overflowing or leaking of sewer or steam pipes or from the heating or plumbing fixtures or from electric wires or from gas or odors or caused in any manner whatsoever except as may result from and be caused by the negligence of Lessor, its agents or employees.

14. Access to Demised Premises.

Lessor shall have the right to enter upon the demised premises for a period commencing thirty (30) days prior to the termination of this lease for the purpose of exhibiting same to prospective tenants or purchasers. During said period, Lessor may place signs in, or upon said premises to indicate that same are for rent or sale, which signs shall not be removed, obliterated or hidden by Lessee.

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15. **Surrender of Demised Premises.**

A. Lessee covenants and agrees to deliver up and surrender to the Lessor possession of the demised premises upon expiration of this lease, any renewal thereof, or its earlier termination as herein provided, broom clean and in as good condition and repair as the same shall be at the commencement of the term of this Lease, or may have been put by the Lessor or Lessee during the continuance thereof, ordinary wear and tear excepted.

B. Lessee shall, at Lessee's expense, remove all property of Lessee. Any property not so removed shall be deemed to have been abandoned by Lessee and may be retained or disposed of by Lessor, as Lessor shall desire.

16. **Indemnity and Insurance.** Lessee covenants and agrees that it will protect and save and keep the Lessor forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any law or ordinance occasioned by the use of the premises by Lessee and the Lessee will at all times protect indemnify and save and keep harmless the Lessor against and from all claims, loss, costs, damage or expense arising out of, or from any accident or other occurrence on or about the demised premises occasioned by the use of the premises by the Lessee, including but not limited to attorney's fees, causing injury to any person or property whomsoever or whatsoever Lessee agrees that, at its own cost and expense, it will procure and continue in force general liability insurance covering any and all claims for injuries and property damage to persons and property occurring in, upon or about the demised premises, including but not limited to, all damage from signs, glass, awnings, fixtures or other appurtenances now or hereafter erected on the demised premises during the term of this lease, such insurance at all times to be in an amount of not less than One Million Dollars ($1,000,000.00) for injury to any one person, and not less than Two Million Dollars ($2,000,000.00) for injuries per occurrence, and not less than One Million Dollars ($1,000,000.00) for property damage per occurrence. The Lessee shall maintain fire and extended coverage in the aggregate amount of at least Five Hundred Thousand Dollars ($500,000.00). All such insurance shall be written with a company or companies authorized to engage in the insurance business in the State of West Virginia. Lessor shall be named as an additional insured on Lessee's insurance policies. Lessee shall provide

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proof of such insurance to Lessor.

17. **Default.** Each of the following shall be deemed a default by the Lessee and breach of this Lease:

(a) The filing of a petition by or against the Lessee for adjudication as a bankrupt under the Bankruptcy Code of 1978, as now or hereafter amended or supplemented, or for reorganization within the meaning of Chapter 11 of said Bankruptcy Code, or the filing of any petition by or against the Lessee under any future bankruptcy act for the same or similar relief;

(b) A default in the payment of the rent herein reserved or any part thereof for a period of ten (10) days or the failure to pay any utility charge which could become a lien against the property.

(c) A default in the performance of any other covenant or condition of this Lease on the part of the Lessee for a period of twenty (20) days after the service or notice hereof by the Lessor on the Lessee.

In the event of any such default of the Lessee and at any time hereafter, the Lessor may serve a written notice upon the Lessee that the Lessor elects to terminate this Lease upon a specified date not less than twenty (20) days after date of the serving of such notice and this Lease shall then expire on the date so specified as if that date had been originally fixed as the expiration date of the term herein granted. No default shall be deemed waived unless in writing signed by the Lessor except that a default under the subdivision hereof referring to the payment of rent shall be deemed waived if such default is made good before notice of termination of this Lease is served upon the Lessee.

In the event that this Lease shall be terminated as hereinabove provided, or in the event that the demised premises or any part thereof shall be abandoned by the Lessee or shall become vacant during the said term, the Lessor may immediately at any time thereafter re-enter and resume possession of said premises or such part thereof and remove all persons and property therefrom either by summary proceedings or by a suitable action or proceeding at law or by force or otherwise, without being liable for any damages therefore. Re-entry by the Lessor will be deemed as acceptance of a surrender of this Lease.

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18. Nonwaiver of Default. The subsequent acceptance of rent hereunder by the Lessor shall not be deemed a waiver of any preceding breach of any obligation hereunder by the Lessee other than the failure to pay the particular rental so accepted, and the waiver of any breach of any covenant or condition by the Lessor shall not constitute a waiver of any other breach regardless of knowledge thereof.

19. Holding Over. Any holding over after the expiration of said term or any exercised renewal thereof, with or without the consent of the Lessor, shall be construed to be a tenancy from month to month and shall be on the terms and conditions herein specified, so far as applicable.

20. Insolvency. If any proceedings in bankruptcy or insolvency be filed against the Lessor or if any writ or attachment or writ of execution be levied upon the interest herein of the Lessor and such proceedings or levy shall not be released or dismissed within sixty (60) days thereafter, or if any sale of the leasehold interest hereby created or any part thereof should be made under any execution or other judicial process, or if the Lessor shall make any assignment for benefit of creditors or shall voluntarily institute bankruptcy or insolvency proceedings, the Lessee, at Lessee's option, may cancel and terminate this lease.

21. Relationship of the Parties. It is understood and agreed that the relationship of the parties hereto is strictly that of landlord and tenant and that the Lessor has no ownership in the Lessee's enterprise and that this lease shall not be construed as a joint venture or partnership. The Lessor is not and shall not be deemed to be agents or representatives of the Lessee.

22. Eminent Domain.

A. In the event the demised premises or any part thereof shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain, the compensation award therefore for all property interests shall be allocated between the Lessor and the Lessee as their interests appear.

B. If the entire demised premises shall be taken as aforesaid, then this Lease shall terminate and shall become null and void from the time possession thereof is required for public use and from that date, the parties hereto shall be released from further obligation

6

hereunder; but in the event a portion only of the demised premises itself shall be so taken or condemned, not affecting the business of the Lessee, then the rental to be paid by Lessee shall be equitably and proportionately adjusted.

23. **Quiet Enjoyment.** Lessor covenants and agrees that if Lessee pays the rental and other charges herein provided and shall perform all of the covenants and agreements herein stipulated to be performed on the Lessee's part, Lessee shall, at all times during said term, have the peaceable and quiet enjoyment and possession of said premises without any manner of hindrance from Lessor or any persons lawfully claiming through Lessor, except as to such portion of the demised premises as shall be taken under the power of eminent domain.

24. **Options to Renew.** The Lessee shall have the option to renew this lease upon the terms and conditions set forth herein for five (5) one (1) year renewal terms providing written notification to Lessor at least ninety (90) days prior to the end of the then current lease period. Rent for the option terms shall be as follows subject to good faith negotiations between the parties.

25. **Necessary Documents.** The parties shall execute all other documents which either party shall deem advisable to carry out the purposes of this Lease, including but not limited to a recordable memorandum of lease.

26. **Invalidity.** If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be valid or unenforceable, the remainder of the Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this lease shall be valid and be enforced to the fullest extent permitted by law.

27. **Miscellaneous.**

A. The paragraph captions in this lease are for convenience only and shall not in any way limit or be deemed to construe or interpret the terms and provisions hereof.

B. Time is of the essence of this lease and of all provisions hereof, except in respect to the delivery of possession of the demised premises at the commencement of the term hereof.

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C. This lease shall be construed and enforced in accordance with the laws of the State of West Virginia.

D. Any addenda or amendments to this lease shall be in writing.

E. The singular or plural use of words or the gender thereof where the same meaning is intended shall not affect the validity of this lease.

28. Successors. All the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

29. Notices. In the event that any notices are to be sent, such notices shall be in writing, sent by registered or certified mail, return receipt requested, or delivered in person, addressed as follows or to such other address as either Party may notify the other in accordance with the provisions hereof:

To the Lessor:

Little General Store, Inc.
P.O. Box 908
Beckley, WV 25801

To the Lessee:

Hometown Pre-owned Vehicles, Inc.
117 Midtown Avenue
Mount Hope, WV 25880

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands to this Lease Agreement:

LESSOR:

Little General Store, Inc.

By: [signature]

Its: President

STATE OF WEST VIRGINIA,
COUNTY OF RALEIGH, TO-WIT:

I, Vickie Jo Utt, a Notary Public in and for said county and state, do hereby certify that **GREG DARBY**, who signed the foregoing writing for **LITTLE GENERAL STORE, INC.**, a corporation, has this day, before me, acknowledged the same to be the act and deed of said corporation.

Given under my hand this the 28th day of May, 2019.

My commission expires: February 15, 2024

Vickie Jo Utt
Notary Public

OFFICIAL SEAL
NOTARY PUBLIC
STATE OF WEST VIRGINIA
VICKIE JO UTT

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LESSEE:

Hometown Pre-owned Vehicles, Inc.

By: ______________________

Its: President

STATE OF WEST VIRGINIA,
COUNTY OF RALEIGH, TO-WIT:

I, Patrice C. Bowling, a Notary Public in and for said county and state, do hereby certify that **ERNEST B. DAVIS, JR.**, who signed the foregoing writing for **HOMETOWN PRE-OWNED VEHICLES, INC.**, a corporation, has this day, before me, acknowledged the same to be the act and deed of said corporation.

Given under my hand this the 23 day of May, 2019.

My commission expires:
06/16/2020

____
Notary Public

Official Seal
Notary Public, State of West Virginia
Patrice C. Bowling
102 Springwood Lane
Beckley, WV 25801
My commission expires June 16, 2020

This document prepared by:

James R. Sheatsley
Gorman, Sheatsley & Company, L.C.
PO Box 5518 • 343 Prince Street
Beckley, WV 25801
Phone: (304) 252-5321

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EXHIBIT M

INDEMNIFICATION ESCROW AGREEMENT

(see attached)

Exhibit M

INDEMNIFICATION ESCROW AGREEMENT

THIS INDEMNIFICATION ESCROW AGREEMENT (this “Agreement”) is made and entered into as of ___________ _____, 2020 (the “Effective Date”), by and among LMP AUTOMOTIVE HOLDINGS, INC., a Delaware co rporation (“Purchaser”); LEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation, KING COAL CHEVROLET CO., a West Virginia corporation, and HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation (collectively, “Seller”); and BASS SOX MERCER (the “Indemnification Escrow Agent”)

RECITALS

A. Seller, Purchaser, and others entered into that certain Asset Purchase and Contribution Agreement dated August ___, 2020 (the “Purchase Agreement”), with respect to Seller’s Buick, GMC, Chevrolet, Hyundai, Kia, Subaru and used motor vehicle dealerships located in Beckley, Oak Hill, Mt. Hope, Princeton, Lewisburg, Summersville and Beaver, West Virginia.

B. As set forth in Section 6.2(d) of the Purchase Agreement, the parties agreed to withhold from the Asset Interest Price $[**] (the “Original Escrow Amount”) (as reduced by any disbursements or amounts withdrawn under Section 3 hereof, the “Escrow Fund”) for the purpose of securing the performance of Seller’s obligation to indemnify Purchaser against claims arising under the Purchase Agreement. [Note: Amount to be inserted when APA is finalized.]

C. Capitalized terms used in this agreement without definition shall have the respective meanings given to them in the Asset Purchase Agreement.

AGREEMENT

The parties, intending to be legally bound, hereby agree as follows:

1. ESTABLISHMENT OF ESCROW

(a) Purchaser, as a delivery of the Purchase Price under the Purchase Agreement, is depositing with the Indemnification Escrow Agent in immediately available funds the Original Escrow Amount. Wiring instructions for the Indemnification Escrow Agent are attached hereto as Exhibit A. The Indemnification Escrow Agent acknowledges receipt thereof.

(b) The Indemnification Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2. ACCOUNT

The Indemnification Escrow Agent shall deposit the Escrow Fund into non-interest bearing attorney IOLTA accounts in any number of different accounts with any number of different FDIC-insured institutions as the Indemnification Escrow Agent chooses.

3. CLAIMS

(a) From time to time on or before the 24th month after the Effective Date, an Authorized Representative (as defined below) of Purchaser may give notice (a “Notice”) to Seller and the Indemnification Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Section 6.2 of the Purchase Agreement; such Authorized Representative may make more than one claim with respect to any underlying state of facts. If an Authorized Representative of Seller gives notice to Purchaser and the Indemnification Escrow Agent disputing any Claim (a “Counter Notice”) within 30 days following receipt by the Indemnification Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b). If no Counter Notice is received by the Indemnification Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Purchaser as set forth in its Notice shall be deemed established for purposes of this Agreement and the Purchase Agreement and, at the end of such 30-day period, the Indemnification Escrow Agent shall pay to Purchaser the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund. The Indemnification Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

1

Exhibit M

(b) If a Counter Notice is given by an Authorized Representative with respect to a Claim, the Indemnification Escrow Agent shall reserve from the Escrow Fund a portion thereof equal to the Claim amount (a “Reserved Amount”) and thereafter shall disburse such Reserved Amount only in accordance with (i) joint written instructions of each Authorized Representative of Purchaser and Seller or (ii) a final, non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Indemnification Escrow Agent to the effect that the order is final and non-appealable. The Indemnification Escrow Agent shall act on such court order and legal opinion without further question.

4. PARTIAL RELEASE AND TERMINATION OF ESCROW

At the end of the 12th month after the Effective Date, $[**] (50% of the Original Escrow Amount) of the Escrow Fund, less (i) the amount of all offsets and reductions previously made in accordance with this Agreement less (ii) any Reserved Amount for any Claims that are then pending in an amount equal to the aggregate dollar amount shown in the Notice(s) of such Claim(s), shall be released to Seller. At the end of the 24th month after the Closing Date and provided that all claims by Purchaser under Section 6.2 of the Purchase Agreement, if any, have been finally resolved and further provided that no Claims are then pending, the remaining amount of the Escrow Fund shall be released to Seller. All disbursements provided for in this Section 4 hereof require joint written instructions of Purchaser and Seller or a final, non-appealable order of a court of competent jurisdiction as contemplated by Section 3(b) hereof. [Note: Amount to be inserted when APA is finalized.]

5. DUTIES OF INDEMNIFICATION ESCROW AGENT

(a) The Indemnification Escrow Agent agrees to hold and distribute the Escrow Funds under the terms and conditions of this Agreement and to perform the acts and duties expressly set forth in this Agreement, which shall be deemed purely ministerial in nature, in good faith and in a commercially-reasonable manner. This Agreement expressly sets forth all the duties of the Indemnification Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Indemnification Escrow Agent. Unless the Indemnification Escrow Agent is a party thereto, the Indemnification Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

(b) The Indemnification Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Indemnification Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and to have been signed by an Authorized Representative, as applicable. The Indemnification Escrow Agent may conclusively presume that the undersigned Authorized Representative of any party hereto has full power and authority to instruct the Indemnification Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Indemnification Escrow Agent.

2

Exhibit M

(c) Except in the case of fraud, willful misconduct or gross negligence, the Indemnification Escrow Agent shall not be liable for any action taken or omitted to be taken by it (or any action suffered by it to be taken or omitted to be taken) in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement.

(d) The Indemnification Escrow Agent may resign and thus be discharged from its duties or obligations hereunder by giving 5 days’ notice in writing of such resignation to each of the other parties to this Agreement, specifying a date when such resignation shall take effect, which shall not be less than 10 days or more than 30 days after the date of such resignation notice. A successor escrow agent shall be appointed in writing by the mutual written agreement of the other parties or, failing such, by a court of competent jurisdiction. A successor escrow agent shall execute a copy of this Agreement agreeing to be bound by the terms of this Agreement.

(e) Purchaser and Seller shall each be severally responsible for 1/2 of the commercially-reasonable expenses, disbursements and advances, including, without limitation, reasonable attorneys’ fees and costs, incurred or paid by the Indemnification Escrow Agent in connection with carrying out its duties under this Agreement; provided, however, that no attorneys’ fees and costs shall be paid by the Indemnification Escrow Agent to the Indemnification Escrow Agent’s law firm. No other compensation will be due or payable to the Indemnification Escrow Agent for its services under this Agreement.

(f) Each of Purchaser, on the one hand, and Seller, on the other hand, agree to indemnify the Indemnification Escrow Agent for, and to hold it harmless against, 1/2 of any loss, damage, cost, liability or expense (including, without limitation, reasonable attorneys’ fees and costs, and costs of defending itself against any claim or liability) incurred or sustained (including, without limitation, any third-party claims) without gross negligence, bad faith or willful misconduct on the part of the Indemnification Escrow Agent, by reason of its compliance in good faith with the terms of this Agreement. To avoid any doubt, this Section 5 shall survive for the maximum time period permitted under applicable law.

6. LIMITED RESPONSIBILITY

This Agreement expressly sets forth all the duties of the Indemnification Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Indemnification Escrow Agent. The Indemnification Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7. OWNERSHIP FOR TAX PURPOSES

Seller agrees that, for purposes of federal and other taxes based on income, Seller will be treated as the owner of the Escrow Fund and that Seller will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

8. AUTHORIZED REPRESENTATIVES

The parties acknowledge and agree that the following individuals shall serve as the authorized representatives of such party (the “Authorized Representatives”): (a)(i) Lori A. Davis has been appointed as Seller’s Authorized Representative, (ii) any instructions to be given or actions to be taken hereunder may be given or taken by Sellers’ Authorized Representative on behalf of Seller, and (iii) as between Sellers, Purchaser and the Indemnification Escrow Agent, all actions taken or consented to by Seller’s Authorized Representative hereunder shall be final, irrevocable and binding upon each of the Seller; and (b) (i) [**] has been appointed as Purchaser’s Authorized Representative, (ii) any instructions to be given or actions to be taken hereunder may be given or taken by Purchaser’s Authorized Representative on behalf of Purchaser, and (iii) as between Seller, Purchaser and the Indemnification Escrow Agent, all actions taken or consented to by Purchaser’s Authorized Representative hereunder shall be final, irrevocable and binding upon Purchaser.

3

Exhibit M

9. NOTICES

All notices, Consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by email (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to Seller:

Beckley Buick-GMC Auto Mall, Inc.,

King Coal Chevrolet Co., and

Hometown Preowned Vehicles, Inc.

Attn: Lori A. Davis

334 Old Grandview Road

Beaver, West Virginia 25813

Email: ldavis@beckleyautomall.com

with a copy to:

Jones & Associates

Attention: E. Forrest Jones

13 Kanawha Blvd West, Suite 200

Charleston, WV 25387

Email: efjones@efjones.com

If to Purchaser:

LMP Automotive Holdings, Inc.

Attn: Sam Tawfik

601 North State Road 7

Plantation, Florida 33317

Email: sam@lmpmotors.com

with a copy to:

Bass Sox Mercer

2822 Remington Green Circle

Tallahassee, Florida 32308

Attention: Robert A. Bass

Email: bassra@dealerlawyer.com

4

Exhibit M

If to Indemnification Escrow Agent:

Bass Sox Mercer

2822 Remington Green Circle

Tallahassee, Florida 32308

Attention: Robert A. Bass

Email: bassra@dealerlawyer.com

10. INDEMNIFICATION ESCROW AGENT AS COUNSEL

The parties acknowledge that the Indemnification Escrow Agent acts as counsel on behalf of Purchaser. The parties acknowledge that the Indemnification Escrow Agent has accepted appointment as escrow agent under this Agreement only at the specific request of Purchaser and Seller. Further, Seller acknowledges that it is represented by independent counsel. Seller hereby waives any and all real or perceived conflicts of interest between Purchaser and the Indemnification Escrow Agent resulting from the existing representation of Purchaser so long as the Indemnification Escrow Agent acts in accordance with the terms of this Agreement. The Indemnification Escrow Agent’s service hereunder shall not affect the Indemnification Escrow Agent’s ability to represent Purchaser in connection with any matters arising from or in connection with the Purchase Agreement, with the exception of any matters which may involve this Agreement, so long as the Indemnification Escrow Agent has resigned from its position as escrow agent.

11. JURISDICTION; SERVICE OF PROCESS

Any Proceeding arising out of or relating to this Agreement may be brought in the courts of the State of West Virginia, County of Raleigh, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of West Virginia, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12. EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever.

13. SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

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Exhibit M

14. WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15. ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser, Seller and the Indemnification Escrow Agent.

16. GOVERNING LAW

This Agreement shall be governed by the laws of the State of West Virginia without regard to conflicts of law principles that would require the application of any other Law.

[Signatures to begin on following page]

6

Exhibit M

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

BECKLEY BUICK-GMC AUTO MALL, INC., a West Virginia corporation

By:
Ernest B. Davis, Jr., President

KING COAL CHEVROLET CO., a West Virginia corporation

By:
Ernest B. Davis, Jr., President

HOMETOWN PREOWNED VEHICLES, INC., a West Virginia corporation

By:
Ernest B. Davis, Jr., President

PURCHASER:

LMP AUTOMOTIVE HOLDINGS, INC., a Delaware corporation

By:
Sam Tawfik, CEO

INDEMNIFICATION ESCROW AGENT: BASS SOX MERCER

By:
Robert A. Bass, Esq. Shareholder

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